================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                   GENTEK INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                           3714                     02-0505547
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification Number)

                                   ----------

                                  Liberty Lane
                          Hampton, New Hampshire 03842
                                 (603) 929-2606
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               Richard R. Russell
                                   GenTek Inc.
                                  Liberty Lane
                          Hampton, New Hampshire 03842
                                 (603) 926-2606
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)

                                   ----------

                                    Copy to:
                                Ronald C. Barusch
                    Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, N.W.
                           Washington D.C. 20005-2111
                                 (202) 371-7000

                                   ----------

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                   Proposed           Proposed
                                                   Maximum            Maximum          Amount of
   Title of Each Class to        Amount to be   Offering Price       Aggregate       Registration
Securities to be Registered       Registered     Per Share (1)   Offering Price(1)        Fee
-------------------------------------------------------------------------------------------------
Common Stock, no par value....     4,256,982        $39.50          $168,150,789      $21,304.70
=================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low price of the Registrant's shares of common stock on the over the counter bulletin board on February 3, 2004.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

********************************************************************************

The information in this prospectus is not complete and may be changed. Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

********************************************************************************

                  Subject to completion, dated February 6, 2004

PROSPECTUS

                                   GenTek Inc.

                                   ----------

                        4,256,982 Shares of Common Stock

                                   ----------

          On November 10, 2003, the "Effective Date" of the Joint Plan of Reorganization of GenTek Inc., and its subsidiaries then in Chapter 11, we emerged from Chapter 11 reorganization. As part of our reorganization plan, on November 10, 2003, we issued to certain of our creditors 10,000,000 shares of our new common stock, no par value per share. Pursuant to a registration rights agreement signed as of the Effective Date, certain former creditors who received common stock, and some of whom are identified as the selling stockholders in this prospectus, are entitled to have the common stock which they received registered.

          This prospectus relates to the offer and sale by the selling stockholders of 4,256,982 shares of our common stock.

          The selling stockholders will receive all of the net proceeds from sales of the shares registered hereby and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will bear all costs, fees and expenses incurred in connection with the registration of the offered common stock. We will not receive any proceeds from sales of any of these shares.

          This prospectus contains a general description of the shares of common stock which may be offered and sold. The selling stockholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time a selling stockholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

          Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "GETI." On February 3, 2004, the last reported sale price for our common stock on the Over the Counter Bulletin Board was $39.55.

          We urge you to carefully read the "Risk Factors" section beginning on page 5 where we describe risks associated with our common stock, before you make your investment decision.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................ii
PROSPECTUS SUMMARY.............................................................1
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION..........................4
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................15
DIVIDEND POLICY...............................................................15
PRICE RANGE OF COMMON STOCK...................................................15
CAPITALIZATION................................................................16
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION........................17
REGISTRATION RIGHTS...........................................................18
SELLING STOCKHOLDERS..........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS......................................................20
OUR BUSINESS..................................................................39
MANAGEMENT AND EXECUTIVE COMPENSATION.........................................49
SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT...............55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................57
DESCRIPTION OF CAPITAL STOCK..................................................59
PLAN OF DISTRIBUTION..........................................................63
LEGAL MATTERS.................................................................66
EXPERTS.......................................................................66
WHERE YOU CAN FIND MORE INFORMATION...........................................66
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS...............................F-1

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included in this prospectus may constitute forward-looking statements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations are disclosed in this prospectus and include various risks, uncertainties and assumptions. Such factors include, among others, those set forth in the section of this prospectus captioned "Risk Factors" beginning on page 5, as well as: the impact of our reorganization under Chapter 11; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; the high degree of competition in certain of the our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, particularly if investment returns on pension assets are lower than assumed; the extent to which we undertake dispositions and new acquisitions or enter into strategic joint ventures or partnerships and their implementation; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; our ability to attract, retain and compensate key executives and employees; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers' delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers' plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; the impact of "fresh start" accounting on our financial statements; and future technological advances which may affect our existing product lines.

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

          This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial statements and related notes, carefully before making an investment decision. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled "Special Note Regarding Forward-Looking Statements."

          The terms "GenTek," the "Company," "we," "our" and "us" refer to GenTek Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective purchaser of our common stock.

                                  About GenTek

Overview

          We are a manufacturer of communications products, industrial components and performance chemicals. We operate through three primary business segments: communications, manufacturing and performance products. The communications segment is a global provider of products, systems and services to the global markets for telecommunications and data networking equipment and services, and in particular, the public telecom and private enterprise network markets. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic and industrial. The performance products segment provides a broad range of value-added products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end products or operations. We operate over 80 manufacturing and production facilities located primarily in the U.S. and Canada, with additional facilities in Australia, China, Germany, Great Britain, India, and Mexico.

          Our principal executive offices are located at Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 929-2264. The address of our website is www.gentek-global.com. This website is an interactive textual reference only, meaning that the information contained in the website is not part of this prospectus by reference or otherwise.

GekTek's Completed Reorganization

          On October 11, 2002, we and 31 of our direct and indirect subsidiaries, including our Noma Company subsidiary (collectively referred to herein as the Debtors), filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (referred to herein as the Bankruptcy Court). We and the other Debtors filed for relief under Chapter 11 as a result of our inability to obtain an amendment to our senior credit facility. The protection afforded by Chapter 11 allowed us and the other Debtors to continue to serve our customers and preserve the value of our businesses, while we reorganized and worked to develop and implement a strategic plan to deleverage our balance sheet and create an improved long-term capital structure.

          The joint plan of reorganization of the Debtors, dated August 28, 2003, as modified on October 3, 2003 (referred to in this prospectus as the Plan) was confirmed by the Bankruptcy Court on October 7, 2003. The Plan became effective in accordance with its terms on November 10, 2003 (referred to herein as the Effective Date).

          Pursuant to the Plan, among other things, all then-outstanding shares of our two classes of common stock were cancelled and our indebtedness was recapitalized. We paid cash, issued and reserved for issuance new shares of common stock, issued and reserved for issuance new Tranche A, B and C warrants to purchase shares of our common stock and issued $250 million in new senior term debt to various former creditors. The precise mix of new securities distributed or reserved for issuance to the different types of claimants is set forth in the Plan. In addition, pursuant to the Plan, we may issue additional shares of new common stock and new Tranche A, B and C warrants in the future depending upon the resolution of certain claims.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          The Plan provides for, among other things, the amendment of our charter and by-laws, the replacement of our board of directors, the implementation of a new equity incentive plan for our directors, officers and employees, the establishment of a preference litigation trust to pursue preference claims on behalf of certain creditors, the disposition of certain executory contracts and unexpired leases, and certain release, exculpation and indemnification protections for certain parties in interest.

          Additionally, on the Effective Date and pursuant to the Plan, we and substantially all of our domestic subsidiaries, and our Canadian subsidiary Noma Company (collectively, the "Borrowers") entered into a $125 million revolving credit facility which matures on November 10, 2008 (referred to in this prospectus as the Revolving Credit Facility). The Revolving Credit Facility includes a letter of credit sub-limit of $60 million.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                OFFERING SUMMARY
                                ----------------
Issuer.......................   GenTek Inc.

Securities Offered by the
Selling Stockholders.........   Up to 4,256,982 shares of common stock, no par
                                value per share.

Common stock outstanding.....   10,000,000 shares as of February 5, 2004.

Voting Rights ...............   Holders of our common stock have one vote per
                                share.

Use of Proceeds..............   We will not receive any proceeds from the sale
                                of common stock sold pursuant to this
                                prospectus. The selling stockholders will
                                receive all the proceeds from the sale of common
                                stock sold pursuant to this prospectus.

OTCBB Symbol.................   Our common stock currently trades under the
                                symbol "GETI" on the Over the Counter Bulletin
                                Board.

Risk Factors.................   Please refer to the section of this prospectus
                                entitled "Risk Factors" beginning on page 5 for
                                a discussion of risks that you should consider
                                carefully before deciding to invest in shares of
                                our common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The following selected consolidated financial data of the Company have been derived from and should be read in conjunction with the Company's Consolidated Financial Statements. In connection with its emergence from bankruptcy, the Company has adopted fresh-start reporting, effective November 10, 2003, in accordance with SOP 90-7. Accordingly, the Company's post-emergence financial statements will not be comparable with its pre-emergence financial statements.

                                                                                                       Nine Months Ended
                                                             Years Ended December 31,                     September 30,
                                                     ------------------------------------------     -----------------------
                                                        2002            2001            2000          2003          2002
                                                        ----            ----            ----          ----          ----
                                                       (In thousands, except per share data)
Statement of Operations Data:
   Net revenues...................................   $1,128,533      $1,244,420      $1,414,187     $822,013      $ 859,124
   Restructuring and impairment charges...........       78,238         187,417             --        27,770         73,340

   Operating profit (loss)........................      (25,071)       (172,746)(1)     159,291(2)    14,215        (33,868)
   Interest expense...............................       60,135          74,980          74,948        1,419         57,337
   Income (loss) from continuing operations.......     (199,524)(3)    (170,844)(1)      50,241(2)   (43,484)(4)   (207,193)
   Income from discontinued operations............           --              --             --            --          --
   Net income (loss) (5)..........................   $ (360,649)(3)  $ (170,844)(1)  $   50,241(2)  $(43,484)(4)  $(368,318)

Per Share:
   Income (loss) from continuing operations--
      basic.......................................   $    (7.82)(3)  $    (6.72)(1)  $     2.04(2)  $  (1.70)(4)  $   (8.12)
   Income (loss) from continuing operations--
      diluted.....................................        (7.82)(3)       (6.72)(1)        1.99(2)     (1.70)(4)      (8.12)
   Net income (loss)--basic (5)...................       (14.13)(3)       (6.72)(1)        2.04(2)     (1.70)(4)     (14.44)
   Net income (loss)--diluted (5).................       (14.13)(3)       (6.72)(1)        1.99(2)     (1.70)(4)     (14.44)
   Dividends (6)..................................           --             .15             .20           --          --

(1) Includes charges of $60.0 million ($36.3 million after tax or $1.43 per share), principally related to provisions for obsolete and excess inventory and loss provisions for accounts receivable.

(2) Includes a charge of $5.8 million ($3.5 million after tax or $.14 per share) for purchased in-process research and development.

(3) Includes an increase to the deferred tax asset valuation allowance of $142.8 million ($5.59 per share) in 2002 to record a valuation allowance for the Company's net domestic deferred tax assets and reorganization items of $11.6 million ($.46 per share).

(4)  Includes reorganization items of $54.4 million ($2.13 per share).

(5) Includes the cumulative effect of a change in accounting principle of $161.1 million ($6.31 per share) in 2002 related to the change in method of accounting for goodwill.

(6) During the fourth quarter of 2001, the Company suspended the payment of quarterly dividends.

--------------------------------------------------------------------------------

                                  RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes. Various statements in this prospectus, including some of the following risk factors, constitute forward-looking statements.

Risks Related to Our Company

We recently emerged from a Chapter 11 Bankruptcy Reorganization and have a history of losses.

          We sought protection under Chapter 11 of the Bankruptcy Code in October 2002. We incurred net losses of approximately $360 million and $170 million during the fiscal years ended December 31, 2002 and December 31, 2001, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." On November 10, 2003, we emerged from Chapter 11 protection pursuant to the Plan , under which our equity ownership and capital structure changed and our board of directors was replaced. Our return to profitability is not assured and we cannot assure you that we will grow or achieve profitability in the near future, or at all.

Our business is capital intensive and we cannot assure you that we will have sufficient liquidity to fund our working capital and capital expenditures and to meet our obligations under our existing debt instruments.

          Our business is very capital intensive and has always required significant amounts of cash. We cannot be certain that we will achieve sufficient cash flow in the future. Failure to maintain profitability and generate sufficient cash flow could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur. If we do not comply with the covenants in our credit agreements or otherwise default under them, we may not have access to borrowings under our Revolving Credit Facility or the funds necessary to pay all amounts that could become due.

          Although we believe that our current levels of cash and cash equivalents, along with available borrowings on our Revolving Credit Facility, will be sufficient for our cash requirements during the next twelve months, it is possible that these sources of cash will be insufficient resulting in our having to raise additional funds for liquidity. There can be no assurance we will have the requisite access to new funding if the need arises.

The industries in which we operate are highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase, making it difficult for us to maintain existing business and win new business.

          We face significant competition from established and new competitors in each of our businesses. Certain of these competitors have very large market shares and may have substantially greater financial and technical resources than we do. Moreover, we may also be required to reduce prices if our competitors reduce prices, or as a result of any other downward pressure on prices for our products and services, which could have an adverse effect on us.

          In each of our business segments, we operate in competitive markets. Our manufacturing segment competes with numerous international and North American companies, including various captive operations of original equipment manufacturers (OEMs) and Tier 1 suppliers to automotive manufacturers. Competition in the manufacturing segment's markets is based on a number of factors, including design and engineering capabilities, price, quality and the ability to meet customer delivery requirements. Most of the markets in which our performance products segment does business are highly competitive. The major competitors of our performance products segment are typically segregated by end market and include international, regional and, in some cases, small independent producers. Competition in the performance products segment's markets is based on a number of factors, including price, freight economics, product quality and technical support. Due to the level of competition faced by our performance products segment, our customers have regularly requested price decreases and maintaining or raising prices has been difficult over the past several years and will likely continue to be so in the near future. Our communications segment also operates in highly competitive markets, with many of our competitors being large, international and technologically sophisticated companies. Competition in our communications segment is based on a number of factors, including technological advancements, price, product line breadth, technical support and service and product quality. The ability to achieve and maintain successful performance in this segment is also dependent on our ability to develop products cost effectively which meet the changing requirements of our customers that are driven by rapid advances in technology.

          If we are unable to compete successfully, our financial condition and results of operations could be adversely affected.

We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations; our ability to access that cash flow may be limited in some circumstances.

          We are a holding company with no independent operations or significant operating assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. In addition, the terms of our existing and future indebtedness and that of our subsidiaries and the laws of the jurisdictions under which our subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Our current amount of leverage could adversely affect our financial health and diminish shareholder value.

          We may find that we are over-leveraged, which could have significant negative consequences, including:

               o it may become more difficult for us to satisfy our obligations with respect to all of our indebtedness;

               o we may be vulnerable to a downturn in the industries in which we operate or a downturn in the economy in general;

               o we may be required to dedicate a substantial portion of our cash flow from operations to fund working capital, capital expenditures and other general corporate requirements;

               o we may be limited in our flexibility to plan for, or react to, changes in our businesses and the industries in which we operate;

               o we may be placed at a competitive disadvantage compared to our competitors that have less debt;

               o we may determine it to be necessary to dispose of certain assets or one or more of our businesses to reduce our debt; and

               o    our ability to borrow additional funds may be limited.

          Additionally, there may be factors beyond our control that could impact our ability to meet debt service requirements. Our ability to meet debt service requirements will depend on our future performance, which, in turn, will depend on a number of factors, including conditions in the global markets for our products, the global economy generally, the behavior of our competitors, the financial condition and sourcing decisions made by our customers, our future cash funding requirements for environmental and pension liabilities, the impact of current and future tax regulations on our cash flows and financial condition and other factors that are beyond our control. We can provide no assurance that our businesses will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Moreover, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot make assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we are unable to make scheduled debt payments or comply with the other provisions of our debt instruments, our various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

We are subject to restrictive debt covenants pursuant to our indebtedness. These covenants may restrict our ability to finance our business and, if we do not comply with the covenants or otherwise default under them, we may not have the funds necessary to pay all amounts that could become due and the lenders could foreclose on substantially all of our assets.

          As part of our implementation of the Plan, we issued $250 million principal amount of senior term debt under the terms of a new credit agreement (referred to herein as the Senior Term Loan Credit Agreement). In addition, we entered into our $125 million Revolving Credit Facility which matures on November 10, 2008. Both facilities are secured by substantially all of our assets.

          The Revolving Credit Facility, among other things, significantly restricts and, in some cases, effectively eliminates our ability and the ability of most of our subsidiaries to:

          o    incur additional debt;

          o    create or incur liens;

          o    pay dividends or make other equity distributions;

          o    purchase or redeem share capital;

          o    make investments;

          o    sell assets;

          o    issue or sell share capital of certain subsidiaries;

          o    engage in transactions with affiliates;

          o    issue or become liable on a guarantee;

          o    voluntarily prepay, repurchase or redeem debt;

          o    create or acquire new subsidiaries; and

          o effect a merger or consolidation of, or sell all or substantially all of our assets.

          Similar restrictive covenants are contained in the Senior Term Loan Credit Agreement which are applicable to us and most of our subsidiaries.

          In addition, under our Revolving Credit Facility, we and our subsidiaries must comply with certain financial covenants. In the event we were to fail to meet any of such covenants and were unable to cure such breach or otherwise renegotiate such covenants, the lenders under those facilities would have significant rights to seize control of substantially all of our assets. Such a default, or a breach of any of the other obligations in the Senior Term Loan Credit Agreement, could also trigger a default under our Revolving Credit Facility and vice versa.

          The covenants in our Revolving Credit Facility and the Senior Term Loan Credit Agreement and any credit agreement governing future debt may significantly restrict our future operations. Furthermore, upon the occurrence of any event of default under the Senior Term Loan Credit Agreement, our Revolving Credit Facility or the agreements governing any other debt of our subsidiaries, the lenders could elect to declare all amounts outstanding under such indentures, credit facilities or agreements, together with accrued interest, to be immediately due and payable. If those lenders were to accelerate the payment of those amounts, we cannot assure you that our assets and the assets of our subsidiaries would be sufficient to repay in full those amounts.

          We are also subject to interest rate risk due to our indebtedness at variable interest rates. Our Revolving Credit Facility and our senior term debt bear interest at variable rates based on a base rate or LIBOR plus an applicable margin. We cannot assure you that shifts in interest rates will not have a material adverse effect on us.

We may be required to prepay our indebtedness prior to its stated maturity, which may limit our ability to pursue business opportunities.

          Pursuant to the terms of our Revolving Credit Facility and Senior Term Loan Credit Agreement, in certain instances we are required to prepay this indebtedness prior to their stated maturity dates, even if we are otherwise in compliance with the covenants contained in the agreements. Specifically, (i) certain asset sale proceeds must be used to pay down indebtedness and can therefore not be reborrowed; and (ii) the Senior Term Loan Credit Agreement provides that, beginning in 2005, we must apply the majority of any "excess cash flow" generated in the prior year to the prepayment of the senior term debt. These prepayment provisions may limit our ability to utilize this excess cash flow to pursue business opportunities.

Our Chapter 11 reorganization and uncertainty over our financial condition may harm our businesses and our brand names.

          Any adverse publicity or news coverage regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Due to the potential effect of that publicity, we may find it difficult to maintain relationships with existing customers or obtain new customers. Although we have successfully consummated the Plan, there is no assurance that any such negative publicity will not adversely impact our results of operations or have a long-term negative effect on our businesses and brand names in the future.

          In addition, uncertainty during our recapitalization process and losses experienced by certain of our unsecured creditors may have adversely affected our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash flow and our results of operations. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

          In accordance with our Plan, potential preference rights of actions under Section 547 of the Bankruptcy Code against non-insider creditors who received payments within the ninety (90) days prior to our petition date have been assigned to a Preference Claim Litigation Trust (referred to herein as the "Trust"). This Trust, subject to certain limitations, is authorized to prosecute, settle or waive, in its sole discretion, these preference rights. Although this Trust is separate and distinct from the Company and the Company will not receive any significant recoveries from the Trust, its activities may aggravate certain of our suppliers, customers and employees, and could potentially disrupt the flow of necessary raw materials and services, negatively impact our sales and increase our costs, and thereby adversely affect our results of operations.

Material changes in pension and other post-retirement benefit costs may occur in the future. In addition, investment returns on pension assets may be lower than assumed, which could result in larger cash funding requirements for our pension plans, which could have an adverse impact on us.

          We maintain several defined benefit pension plans covering certain employees in Canada, Germany, Ireland and the United States. We record pension and post retirement benefit costs in amounts developed from actuarial valuations. Inherent in these valuations are key assumptions including the discount rate and expected long-term rate of return on plan assets. We believe that material changes in pension and other post retirement benefit costs may occur in the future due to changes in these assumptions, differences between actual experience and the assumptions used, and changes in the benefit plans. Amounts we pay are also dependant upon interest rates. Due to current interest rates and investment returns, some of our plans are substantially underfunded and will require substantial cash contributions over the next several years. Moreover, if investment returns on pension assets are lower than assumed, we may have substantially larger cash funding requirements for our pension plans, which may have a material adverse impact on our liquidity. For a further discussion of our defined benefit pension plans, see "Management's Discussion and Analysis - Financial Condition, Liquidity and Capital Resources" and "Management and Executive Compensation - Pension Plans."

We cannot predict the impact of any asset or business disposition or acquisition.

          From time to time we consider dispositions and acquisitions of assets or businesses. We cannot predict the types of dispositions or acquisitions we may undertake in the future or the financial impact of such actions. For example, any after-tax cash proceeds that we would receive in connection with any disposition would be dependent on levels of interest from potential purchasers, the structure of the transaction and the transaction's tax complexity.

As a result, there can be no assurance as to the terms of any such disposition or acquisition, the level of any disruption to the operations of the Company caused by such transaction, or the long-term effect of such transaction on the Company or its financial condition.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels.

          We have been engaged in a process of reducing expenditures in a variety of areas, including by way of a reduction in the number of our employees, the closure of certain facilities, negotiated price reductions on certain raw materials and purchased components, and the outsourcing of some functions. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels. There can be no assurance that the cost reduction efforts listed above will not negatively impact our service levels, quality and employee morale, which would, in turn, adversely affect our results of operations and financial condition.

We are highly dependent upon skilled employees and a number of key personnel.

          We operate businesses that are highly dependent on skilled employees. A loss of a significant number of key professionals or skilled employees could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. There can be no assurance that we will be able to retain and employ qualified management and technical personnel.

          While we maintained a severance and retention plan designed to retain certain of our key employees during the Chapter 11 process, the final retention bonus payment under the plan was made on December 31, 2003. Future compensation and other benefits provided to employees will be determined under the direction of our new board of directors. There can be no assurance that key employees will not seek other employment following the final retention bonus payment or in response to any future changes in employee compensation or benefit programs. Moreover, there is no guarantee that the post-bankruptcy environment will not introduce new risks to employee retention.

          In addition, certain administrative functions and corporate support services have historically been provided to us by the management company Latona Associates Inc. (Latona). After the Effective Date, we entered into a new one-year agreement with Latona which expires in the fourth quarter of 2004. By the expiration of this agreement, we intend to internally perform, or outsource to other third parties in certain circumstances, the services previously provided by Latona. As a result, unless otherwise agreed to, we will also no longer have access to the services of Latona. Successful operation of our businesses depends on our ability to assume or otherwise provide for these responsibilities and may result in increased costs to us.

We may continue to pursue new acquisitions and joint ventures, and any such transaction could adversely affect our operating results or result in increased costs or other operating or management problems. We remain subject to the ongoing risks of successfully integrating and managing the acquisitions and joint ventures through which we have historically grown our business.

          We have historically grown our business through acquisitions and joint ventures. These transactions expose us to the risk of successfully integrating those acquisitions. Such integration impacts various areas of our business, including our workforce, management, decision making, production facilities, information systems, accounting and financial reporting, and customer service. Disruption to any of these areas of our business could materially harm our financial condition or results of operations.

          We may continue to pursue new acquisitions and joint ventures in the future, a pursuit which will consume substantial time and resources. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. The successful implementation of our operating strategy at current and future acquisitions and joint ventures may require substantial attention from our management team, which could divert management attention from our existing businesses. The businesses we acquire, or the joint ventures we enter into, may not generate the cash flow and earnings, or yield the other benefits, we anticipated at the time of their acquisition or formation. Furthermore, we may also encounter substantial unanticipated costs or other problems associated with the acquired businesses. The risks inherent in our strategy could have an adverse impact on our results of operation or financial condition.

Our principal businesses are subject to government regulation, including environmental regulation, and changes in current regulations may adversely affect us.

          Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors could have a material adverse effect on us.

          For example, our various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Mexico and other countries. We believe that we are in substantial compliance with such laws and regulations. However, as a result of our operations, from time to time we are involved in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available to us at this time with respect to potential liability involving these facilities, we believe that any such liability will not have a material adverse effect on our financial condition, cash flows or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require us to make expenditures which may be material or otherwise adversely impact our operations.

          In addition, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA) and similar statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites, and transporters and generators of hazardous substances, regardless of fault. Our facilities have been operated for many years by us or prior owners and operators, and adverse environmental conditions of which we are not aware may exist. Modifications of existing laws and regulations, and the discovery of additional or unknown environmental contamination at any of our current or former facilities, could have a material adverse effect on our financial condition, cash flows and/or results of operations.

We may experience increased costs and production delays if suppliers fail to deliver materials to us or if prices increase for raw materials and other goods and services that we purchase from third parties.

          We purchase raw materials from a number of domestic and foreign suppliers. Although we believe that the raw materials needed for our businesses will be available in sufficient supply on a competitive basis for the foreseeable future, increases in the cost of raw materials, including energy and other inputs used to make our products, could affect future sale volumes, prices and margins for our products. If a supplier should cease to deliver goods or services to us, we would probably find other sources, however, this disruption could result in added cost and manufacturing delays. In addition, political instability, war, terrorism and other unexpected disruptions to international transit routes that are beyond our control could adversely impact our ability to obtain key raw materials in a timely fashion, or at all.

Our revenues are dependent on the continued operation of our manufacturing facilities, and breakdowns or other problems in their operation could adversely affect our results of operations.

          Our revenues are dependent on the continued operation of our various manufacturing facilities. In particular, the operation of chemical manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, natural disasters, power outages, the need to comply with directives of government agencies, and dependence on the ability of railroads and other shippers to transport raw materials and finished products in a timely manner. The occurrence of material operational problems, including but not limited to these events, at one or more of our facilities could have a material adverse effect on our results of operations or financial condition. Certain facilities within each of our business segments account for a significant share of our profits. Disruption to operations at one of these facilities could have a material adverse impact on segment financial performance and our overall financial condition. In addition, in certain circumstances we could also be affected by a disruption or closure of a customer's plant or facility to which we supply our products.

The production of chemicals is associated with a variety of hazards which could create significant liabilities or cause our facilities to suspend their operations.

          Our operations are also subject to various hazards incident to the production of chemicals, including the use, handling, processing, storage and transportation of certain hazardous materials. These hazards, which include the risk of explosions, fires and chemical spills or releases, can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage, suspension of operations and potentially subject us to lawsuits relating to personal injury and property damages. Any such event or circumstance could have a material adverse effect on our results of operations or financial condition.

Due to the nature of our business, we are, from time to time, involved in administrative and judicial proceedings relating to environmental matters which could have a material adverse effect on our results of operations, cash flow and financial condition.

          As a result of our operations, we may be involved from time to time in proceedings with various regulatory authorities which could require us to pay various fines and penalties due to violations of environmental laws and regulations at our sites, remediate contamination at some of these sites, comply with applicable standards or other requirements or incur capital expenditures to modify certain pollution control equipment or processes at our sites. Although the amount of any liability that could arise with respect to these matters cannot be accurately predicted, we believe that the ultimate resolution of these matters will have no material adverse effect on our results of operations, cash flows or financial condition.

          On September 7, 2000, the U.S. Environmental Protection Agency issued to us an IAO pursuant to Section 3008(h) of the Resource Conservation and Recovery Act, which requires that we conduct an environmental investigation of certain portions of our Delaware Valley Facility and, if necessary, propose and implement corrective measures to address any historical environmental contamination at the facility. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. We are currently unable to estimate the nature and extent of these potential additional costs. As such, it is possible that the final outcome could have a material adverse effect on our results of operations, cash flow and financial condition.

We may not be able to obtain insurance at our historical rates and our insurance coverage may not cover all claims and losses.

          We maintain insurance coverage on our properties, machines, supplies and other elements integral to our business and against certain third party litigation, environmental matters and similar events . Due to recent changes in market conditions in the insurance industry and other factors, we may not be able to secure insurance at a similar cost to what we have previously paid, if at all.

          In addition, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. In addition, as a result of the events of September 11, 2001, insurance companies are limiting and/or excluding coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance.

We are subject to risks relating to our foreign operations.

          We have significant manufacturing and sales activities outside of the U.S. and we also export products from the U.S. to various foreign countries. These international operations and exports to foreign markets make us subject to a number of risks such as: currency exchange rate fluctuations; foreign economic conditions; trade barriers; exchange controls; national and regional labor strikes; political instability; risks of increases in duties; taxes; governmental royalties; war; and changes in laws and policies governing operations of foreign-based companies. The occurrence of any one or a combination of these factors may increase our costs or have other negative effects on us.

The seasonal nature of the environmental services business could increase our costs or have other negative effects.

          The businesses of the communications and manufacturing segments are generally not seasonal. However, within the performance products segment, the environmental services business has higher volumes in the second and third quarters of the year, owing to higher spring and summer demand for sulfuric acid regeneration services from gasoline refinery customers to meet peak summer driving season demand and higher spring and summer demand from water treatment chemical customers to manage seasonally high and low water conditions. The seasonal degree of peaks and declines in the volumes of our environmental services business could increase our costs, negatively impact our manufacturing efficiency, require further capital investments or have other negative effects on our operations, customer service or financial performance.

We are dependent upon many critical systems and processes, many of which are dependent upon hardware that is concentrated in a limited number of locations. If a catastrophe were to occur at one or more of those locations, it could have a material adverse effect on our business.

          Our business is dependent on many sophisticated critical systems, which support various aspects of our operations, from our computer network to our billing and customer service systems. The hardware supporting a large number of critical systems is housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism, power loss, or other catastrophe, it could have a material adverse effect on our business. While we believe that we maintain reasonable disaster recovery programs, there can be no assurance that, despite these efforts, any disaster recovery, security and service continuity protection measures we have or may take in the future will be sufficient.

          In addition, computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our operations. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our computer systems.

Risks Related to Our Common Stock

The market price of our common stock is subject to volatility as well as trends in our industries in general.

          We recently emerged from Chapter 11 and the current market price of our common stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors' earnings releases, announcements of technological innovations that impact our products, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, in the short period since the issuance of our common stock on the Effective Date, the price of our common stock has been somewhat volatile and remains subject to volatility.

          Trends in the industries in which we compete are likely to have a corresponding impact on the price of our common stock. Specifically, in our manufacturing segment, the loss of any individual engine line or model contract would not be material to our overall financial condition. However, an economic downturn in the automotive industry as a whole or other events (e.g., labor disruptions) resulting in significantly reduced operations at any of DaimlerChrysler, Ford or General Motors, or at certain of our manufacturing plants, could have a material adverse impact on the results of our manufacturing segment. In addition, in the appliance and electronic and industrial markets, risks include softening of appliance demand, continued price pressure from major customers and continued competition from lower-cost Asian sources. For our performance products business, the continued weakness in the pulp and paper, electronics or chemical processing industries could have an adverse effect on our results of operations. In our communications segment, a loss of key contracts with current customers and vendors in addition to weakness in economic conditions in the communications market and competitive pricing driven by overcapacity could have a material adverse effect on the price of our stock.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

          On the Effective Date, we issued an aggregate of 10,000,000 shares of our common stock to former holders of our debt securities and other claimants. These shares represented all of our outstanding common stock as of the Effective Date and may be sold at any time, subject to compliance with applicable law, including the Securities Act, and certain provisions of our certificate of incorporation, bylaws and the Registration Rights Agreement (as defined herein).

          Sales in the public market of large blocks of shares of our common stock acquired pursuant to the Plan could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, or there may be other events which would have a dilutive effect on our common stock.

          In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire such securities or our common stock. In any such case, the result would ultimately be dilutive to our common stock by increasing the number of shares outstanding.

          In addition, if options or warrants to purchase our common stock are exercised or other equity interests are granted under our management and directors incentive plan or under other plans adopted in the future, such equity interests will also have a dilutive effect on our common stock. Additional shares of our common stock and additional warrants may be issued pursuant to the Plan to certain claimants, subject to the resolution of certain claims.

          In the event that the holders of California Tort Claims (as defined in the Plan) prevail on their asserted claims against us and our insurance does not cover such claims, stock and warrants would be issued to holders of such claims and dilution of any outstanding shares of our common stock would occur. Although we believe we have meritorious defenses to the California Tort Claims and, if our insurance covers this liability, that we have sufficient insurance coverage to satisfy any liquidated amounts relating to such claims, there can be no assurance this will be the case.

          Under the Plan, holders of California Tort Claims, to the extent they are determined to hold allowable claims not covered by insurance, will receive additional shares of our common stock and warrants beyond those reserved for general unsecured creditors, in an amount that will provide the same percentage recovery as received by general unsecured creditors.

          We cannot predict the effect any such dilution may have on the price of our common stock.

We may be unable to list our stock on a national securities exchange.

          We are currently traded on the Over the Counter Bulletin Board. Pursuant to the Plan, we are obligated to use our best efforts to list our common stock on a national securities exchange. Despite our efforts, we may not be able to meet the applicable listing requirements of any national securities exchange and, therefore, our common stock may not become listed on a national securities exchange. If our stock is not traded through a market system, it may not be liquid and we may be unable to obtain future equity financing, or use our common stock as consideration for mergers or other business combinations on favorable terms or at all.

We do not expect to pay dividends on our common stock in the foreseeable future.

          We do not expect to pay dividends on our common stock in the foreseeable future. The payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus or earnings it cannot declare or pay dividends on its capital stock.

          Furthermore, the terms of our Revolving Credit Facility and our Senior Term Loan Credit Agreement impose limitations on the payment of dividends to us by our subsidiaries and the distribution of earnings or making of other payments to us by our subsidiaries, which consequently limits amounts available for us to pay dividends on our common stock. Additionally, the Senior Term Loan Credit Agreement directly limits our ability to pay dividends on our common stock. The terms of any future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

Certain transfer restrictions on our common stock imposed by our charter may inhibit market activity in our common stock.

          Our common stock is subject to certain transfer restrictions imposed by our charter. These restrictions generally prohibit the following transfers of our equity securities without the prior written consent of our board of directors, which consent can be withheld only if our board of directors, in its sole discretion, determines that the transfer creates a material risk of limiting certain tax benefits: (i) transfers to a person (including any group of persons making a coordinated acquisition) who beneficially owns, or would beneficially own after the transfer, more than 4.75% of the total value of our outstanding equity securities, to the extent that the transfer would increase such person's beneficial ownership above 4.75% of the total value of our outstanding equity securities and (ii) transfers by a person (or group of persons having made a coordinated acquisition) who beneficially owns more than 4.75% of the total value of our outstanding equity securities. The restrictions are not applicable to transfers pursuant to a tender offer to purchase 100% of our common stock for cash or marketable securities so long as such tender offer results in the tender of at least 50% of our common stock then outstanding. The restrictions begin only at such time that 25% of the our common stock has been transferred, for tax purposes (which generally takes into consideration only transfers to or from shareholders who beneficially own 5% of the value of our common stock), and will remain in effect until the earlier of: (i) the second anniversary of the Effective Date or (ii) such date as the board of directors determines, in its sole discretion, that such restrictions are no longer necessary to protect tax benefits. These transfer restrictions may inhibit market activity in our common stock.

Some provisions of the agreements governing our indebtedness and certain provisions of our certificate of incorporation could delay or prevent transactions involving a change of control of GenTek.

          We may, under some circumstances involving a change of control, be obligated to offer to repay substantially all of our outstanding indebtedness, and repay other indebtedness (including our Revolving Credit Facility and senior term debt). We cannot assure you that we will have available financial resources necessary to repay this indebtedness in those circumstances.

          If we cannot repay this indebtedness in the event of a change of control, the failure to do so would constitute an event of default under the agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness. The threat of this default could have the effect of delaying or preventing transactions involving a change of control of GenTek, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

          Certain provisions of our certificate of incorporation, including the provision restricting transfer of shares in order to assist in the preservation of certain tax benefits, may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of GenTek.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the common stock sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from such sales.

                                 DIVIDEND POLICY

          Since the third quarter of 2001, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business and for debt service and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Please refer to the section of this prospectus entitled "Risk Factors -- We do not expect to pay dividends on our common stock in the foreseeable future." for a discussion of the legal and contractual restrictions on our ability to declare and pay cash dividends.

                           PRICE RANGE OF COMMON STOCK

          On the Effective Date, both classes of our previously existing common stock were cancelled and we issued new common stock pursuant to the Plan. Our common stock has only been quoted on the Over the Counter Bulletin Board (OTCBB) since the Effective Date. As a result, the market for our common stock is new and not well developed. On February 3 2004, the last reported sale of our common stock as reported on the OTCBB was $39.55. Over the counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of February 3, 2004, there were approximately 45 holders of record of our common stock. This number does not reflect the beneficial ownership of shares held in nominee name.

          The following table sets forth, for the period indicated, the high and low sale prices in dollars as quoted on the OTCBB for our common stock.

                                                   High     Low
                                                  ------   ------
2003:
November 11, 2003 through December 31, 2003....   $37.00   $34.75
2004:
January 1, 2004 through February 3, 2004.......   $41.15   $35.00

                                 CAPITALIZATION

          The following table shows our cash, cash equivalents and marketable securities and capitalization as of September 30, 2003 and does not reflect changes effected by the Plan. You should read this table together with our consolidated financial statements and related notes included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                  As of September 30, 2003
                                                        (unaudited)
                                                    (dollars in millions)
                                                  ------------------------
Cash and cash equivalents......................            $ 116.4
                                                           =======
Long-term debt, including current portion:
   Revolving credit facility...................            $ 252.2
   Bank term loans.............................              441.5
   Senior term, notes..........................                 --
   Senior subordinated notes...................              200.0
   Other debt..................................               15.3
                                                           -------
      Total debt...............................              909.0
Shareholders equity (deficit)..................             (547.9)
                                                           -------
      Total capitalization.....................            $ 361.1
                                                           =======

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The following selected consolidated financial data of the Company have been derived from and should be read in conjunction with the Company's Consolidated Financial Statements. In connection with its emergence from bankruptcy, the Company has adopted fresh-start reporting, effective November 10, 2003, in accordance with SOP 90-7. Accordingly, the Company's post-emergence financial statements will not be comparable with its pre-emergence financial statements.

                                                                               Years Ended December 31,
                                                     ----------------------------------------------------------------------
                                                        2002            2001            2000           1999          1998
                                                     ----------      ----------      ----------     ----------     --------
                                                                     (In thousands, except per share data)
Statement of Operations Data:
   Net revenues ..................................   $1,128,533      $1,244,420      $1,414,187     $1,032,925     $534,838
   Restructuring and impairment charges ..........       78,238         187,417              --             --       12,885

   Operating profit (loss) .......................      (25,071)       (172,746)(1)     159,291(2)     115,087(3)    50,950
   Interest expense ..............................       60,135          74,980          74,948         45,979       18,163
   Income (loss) from continuing operations (4)(5)     (199,524)(6)    (170,844)(1)      50,241(2)      30,094(3)    33,098(7)
   Income from discontinued operations ...........           --              --              --          1,006       10,299
   Net income (loss) (5)(9) ......................   $ (360,649)(6)  $ (170,844)(1)  $   50,241(2)  $   31,100(3)  $ 43,397(7)

Per Share:
   Income (loss) from continuing operations--
      basic (5) ..................................   $    (7.82)(6)  $    (6.72)(1)  $     2.04(2)  $     1.67(3)  $   1.74(7)
   Income (loss) from continuing operations--
      diluted (5) ................................        (7.82)(6)       (6.72)(1)        1.99(2)        1.64(3)      1.69(7)
   Net income (loss)--basic (5)(9) ...............       (14.13)(6)       (6.72)(1)        2.04(2)        1.48(3)      2.06(7)
   Net income (loss)--diluted (5)(9) .............       (14.13)(6)       (6.72)(1)        1.99(2)        1.45(3)      1.99(7)
   Dividends (10) ................................           --             .15             .20            .20          .20

Other Data:
   Capital expenditures ..........................   $   52,440      $   77,778      $   81,298     $   47,323     $ 41,961
   Depreciation and amortization .................       47,903          68,317          68,973         54,222       25,514

Balance Sheet Data (at end of period):
   Cash and cash equivalents .....................   $  133,030      $    9,205      $    4,459     $   20,687     $ 61,598
   Total assets ..................................      956,985       1,164,843       1,350,722      1,254,866      570,283
   Long-term debt (including current portion) ....      939,529         832,426         818,812        724,115      357,531
   Total equity (deficit) ........................     (510,321)       (142,337)         47,658         56,403      (28,465)

                                                        Nine Months Ended
                                                           September 30,
                                                     -----------------------
                                                       2003          2002
                                                     --------      ---------
Statement of Operations Data:
   Net revenues ..................................   $822,013      $ 859,124
   Restructuring and impairment charges ..........     27,770         73,340

   Operating profit (loss) .......................     14,215        (33,868)
   Interest expense ..............................      1,419         57,337
   Income (loss) from continuing operations (4)(5)    (43,484)(8)   (207,193)
   Income from discontinued operations ...........         --             --
   Net income (loss) (5)(9) ......................   $(43,484)(8)  $(368,318)

Per Share:
   Income (loss) from continuing operations--
      basic (5) ..................................   $  (1.70)(8)  $   (8.12)
   Income (loss) from continuing operations--
      diluted (5) ................................      (1.70)(8)      (8.12)
   Net income (loss)--basic (5)(9) ...............      (1.70)(8)     (14.44)
   Net income (loss)--diluted (5)(9) .............      (1.70)(8)     (14.44)
   Dividends (10) ................................         --             --

Other Data:
   Capital expenditures ..........................   $ 26,254      $  36,026
   Depreciation and amortization .................     34,112         36,188

Balance Sheet Data (at end of period):
   Cash and cash equivalents .....................   $116,441      $ 128,101
   Total assets ..................................    912,914        937,565
   Long-term debt (including current portion) ....    908,956        977,688
   Total equity (deficit) ........................   (547,945)      (505,753)

----------

(1) Includes charges of $60.0 million ($36.3 million after tax or $1.43 per share), principally related to provisions for obsolete and excess inventory and loss provisions for accounts receivable.

(2) Includes a charge of $5.8 million ($3.5 million after tax or $.14 per share) for purchased in-process research and development.

(3) Includes a charge of $6.2 million ($3.7 million after tax or $.17 per share) primarily related to the spinoff.

(4) Includes an increase to the deferred tax asset valuation allowance of $142.8 million ($5.59 per share) in 2002 to record a valuation allowance for the Company's net domestic deferred tax assets and, in 2000, a charge of $2.8 million ($.11 per share) to revalue certain deferred tax assets in Germany.

(5) Includes losses net of tax of $4.9 million ($.23 per share) and $3.7 million ($.17 per share), related to the early retirement of certain indebtedness, for the years 1999 and 1998, respectively.

(6)  Includes reorganization items of $11.6 million ($.46 per share).

(7) Includes a nonrecurring gain of $19.5 million ($.89 per share) related to an income tax settlement.

(8)  Includes reorganization items of $54.4 million ($2.13 per share).

(9) Includes the cumulative effect of a change in accounting principle of $161.1 million ($6.31 per share) in 2002 related to the change in method of accounting for goodwill.

(10) During the fourth quarter of 2001, the Company suspended the payment of quarterly dividends.

                               REGISTRATION RIGHTS

          The following summary of selected provisions of the Registration Rights Agreement pursuant to which the selling stockholders are entitled to registration of the shares of our common stock being sold pursuant to this prospectus is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is incorporated by reference to the registration statement of which this prospectus forms a part.

          We entered into the Registration Rights Agreement on the Effective Date pursuant to which we agreed, at our expense, to file with the Securities and Exchange Commission, referred to in this prospectus as the Commission, this registration statement covering resale of the offered securities, as promptly as practicable (but in no event later 90 days) after the Effective Date, for the benefit of certain holders who are parties to the Registration Rights Agreement (referred to herein as holders) of the following securities, collectively referred to in this prospectus as the Registrable Securities:

          o shares of our common stock issued pursuant to the Plan on the Effective Date; or

          o shares of our common stock acquired in privately negotiated transaction subsequent to the Effective Date, excluding shares of common stock acquired by holders subsequent to the Effective Date in transactions effected on a national securities exchange or in the over-the-counter market.

          We will use our reasonable best efforts to have the registration statement declared effective as promptly as practicable (but in no event later than (a) 180 days after the Effective Date if no review is undertaken by the Commission or (b) 210 days after the Effective Date if such a review of is undertaken. We will use our best efforts to keep the registration statement current and effective until:

          o the second anniversary of the date on which this registration statement is declared effective, subject to extension under certain circumstances; or

          o such shorter period which will terminate when all of the common stock covered by this registration statement has been sold pursuant to this registration statement or pursuant to Rule 144 of the Securities Act.

          We will be permitted to suspend the right of a holder to sell pursuant to this registration statement under some circumstances relating to pending corporate developments and similar events. After the expiration of the above-mentioned registration statement, holders may request registration of their common stock by us under certain circumstances and are also entitled to piggyback rights should we propose to register our securities for ourselves or others during periods when a shelf registration statement for holder use is not effective.

          We may require the holders of Registrable Securities who wish to register their securities pursuant to the Registration Rights Agreement to furnish to us such information regarding such holders and the distribution of the Registrable Securities we may from time to time reasonably request in writing. We are not be obligated to effect the registration of any Registrable Securities of a particular participating holder unless such information regarding such holder is provided to us.

                              SELLING STOCKHOLDERS

          The following chart sets forth certain information with respect to the amount of common stock held by each of the selling stockholders. The chart shows the number of shares of common stock beneficially owned by the selling stockholders as of February 5, 2004 (except where noted otherwise), the percentage of the class, the maximum number of shares of common stock being offered hereby, the number of shares of our common stock owned by each of the selling stockholders after the offering is completed and the percentage of the class. All selling stockholders are former creditors of the Company who received such shares of common stock in connection with our bankruptcy reorganization.

                                                     Number of Shares                          Number of Shares
                                                    Beneficially Owned                         Beneficially Owned
                                                 Prior to the Offering(1)      Maximum       After the Offering(2)
                                                 ------------------------     Number of      ----------------------
                                                   Number      Percentage    Shares to be      Number    Percentage
Selling Stockholder                               of Shares   of Class(3)   Offered Hereby   of Shares    of Class
-------------------                              ------------------------------------------------------------------
AG Capital Funding Partners, LP                   90,338(4)        .9%           90,050          --          --
Calder & Co.                                     483,915(5)       4.8%          482,382          --          --
Carl Marks Strategic Investments, L.P.           430,789(6)       4.3%          429,507          --          --
Silver Oak Capital, LLC                          910,981(7)       9.1%          908,182          --          --
Questor Partners Fund II, L.P.                   735,796(8)       7.3%          688,106          --          --
Questor Side-by-Side Partners II, L.P.           735,796(8)       7.3%           32,978          --          --
Questor Side-by-Side Partners II 3(c)(1), L.P.   735,796(8)       7.3%           12,452          --          --

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 5, 2004, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is our only outstanding class of equity securities other than the Tranche A, Tranche B and Tranche C Warrants.

(2) Because the selling stockholders may offer all or some portion of the above referenced security pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since February 5, 2004 in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell all, part or none of the securities listed above.

(3) Applicable percentage of ownership is based on 10,000,000 shares of common stock outstanding as of February 5, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of February 5, 2004, for such stockholder.

(4) Consists of 90,050 shares of common stock, Tranche A Warrants to purchase 161 shares of common stock, Tranche B Warrants to purchase 85 shares of common stock and Tranche C Warrants to purchase 42 shares of common stock.

(5) Consists of 482,382 shares of common stock, Tranche A Warrants to purchase 859 shares of common stock, Tranche B Warrants to purchase 453 shares of common stock and Tranche C Warrants to purchase 221 shares of common stock.

(6) Consists of 429,507 shares of common stock, Tranche A Warrants to purchase 718 shares of common stock, Tranche B Warrants to purchase 379 shares of common stock and Tranche C Warrants to purchase 185 shares of common stock.

(7) Consists of 908,182 shares of common stock, Tranche A Warrants to purchase 1,568 shares of common stock, Tranche B Warrants to purchase 827 shares of common stock and Tranche C Warrants to purchase 404 shares of common stock.

(8) Consists of 688,106 shares of common stock, Tranche A Warrants to purchase 1,188 shares of common stock, Tranche B Warrants to purchase 627 shares of common stock and Tranche C Warrants to purchase 306 shares of common stock held by Questor Partners Fund II. L.P.; 32,978 shares of common stock, Tranche A Warrants to purchase 57 shares of common stock, Tranche B Warrants to purchase 30 shares of common stock and Tranche C Warrants to purchase 15 shares of common stock held by Questor Side by Side Partners II, L.P.; and 12,452 shares of common stock, Tranche A Warrants to purchase 21 shares of common stock, Tranche B Warrants to purchase 11 shares of common stock and Tranche C Warrants to purchase 5 shares of common stock held by Questor Side by Side Partners II, L.P. over which beneficial ownership may be deemed.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          We are a manufacturer of communications products, industrial components and performance chemicals. We operate through three primary business segments: communications, manufacturing and performance products. The communications segment is a global provider of products, systems and services to the global markets for telecommunications and data networking equipment and services, and in particular, the public telecom and private enterprise network markets. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic and industrial. The performance products segment provides a broad range of value-added products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end products or operations. We operate over 80 manufacturing and production facilities located primarily in the U.S. and Canada, with additional facilities in Australia, China, Germany, Great Britain, India, and Mexico.

          Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. (GCG). On April 30, 1999, GCG separated GenTek's manufacturing and performance products businesses (the "GenTek Business") from GCG's soda ash and calcium chloride industrial chemicals business through a spin-off, by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries.

Reorganization under Chapter 11 of the U.S. Bankruptcy Code

          On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the "Debtors"), filed voluntary petitions for reorganization relief (the "Filing") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' cases were jointly administered as Case No. 02-12986
(MFW).

          As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. During the Chapter 11 case, the Debtors operated their respective businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they were permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, were subject to approval by the Bankruptcy Court.

          On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the "Ontario Court"), an initial order pursuant to section 18.6 of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (CCAA), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

          The Debtors filed for relief under Chapter 11 as a result of the Company's inability to obtain an amendment to its senior credit facility. The protection afforded by Chapter 11 allowed the Debtors to continue to serve their customers and preserve the value of their businesses, while they reorganized and worked to develop and implement a strategic plan to deleverage the Company's balance sheet and create an improved long-term capital structure.

          As a result of the Filing, pending pre-petition litigation and claims against the Debtors were stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party was able to take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors' estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company's senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

          During the Chapter 11 process, the Company's available cash and continued cash flow from operations were adequate to fund ongoing operations and meet anticipated obligations to customers, vendors and employees in the ordinary course of business. Further, in order to augment its financial flexibility during the Chapter 11 process, in March 2003, the Company entered into a debtor-in-possession credit facility with certain members of its pre-petition bank syndicate. This facility enabled the Company to issue up to $50 million of letters of credit, including approximately $30 million of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and provided the Company's Noma Company subsidiary with a $10 million revolving credit facility for working capital and other general corporate purposes of Noma Company. The facility expired and was replaced by a new credit agreement on the Effective Date.

          As a general rule, all of the Debtors' contracts and leases continued in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Code provided the Debtors with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to their business operations. In the event of a rejection of an executory contract or unexpired lease by the Debtors, the affected parties were provided a period of time within which to file rejection damage claims, which were considered to be pre-petition claims. As a condition to assumption of an executory contract or unexpired lease, the Debtors were required to cure breaches under such agreements, including, without limitation, payment of any amounts due and owing. Certain executory contracts and unexpired leases were rejected by the Debtors during the course of the bankruptcy proceedings.

          On June 30, 2003, the Debtors filed with the Court their first proposed joint plan of reorganization, together with the related disclosure statement. Subsequently, on August 21, 2003, the Debtors filed with the Court their second proposed joint plan of reorganization (the "Second Proposed Plan of Reorganization"), together with the related disclosure statement (the "Second Proposed Disclosure Statement"). A hearing to consider the adequacy of the Second Proposed Disclosure Statement was held on August 25, 2003. At the hearing, the Debtors announced additional revisions to the Second Proposed Plan of Reorganization (as modified, the "Plan of Reorganization") and the Second Proposed Disclosure Statement (as modified, the "Disclosure Statement") and agreed to work with certain parties in interest to resolve remaining issues as to the adequacy of the Disclosure Statement. Upon certification of counsel as to the resolution of such issues, the Court, on August 27, 2003, entered an order approving the Disclosure Statement, as revised, and authorizing the Company to begin soliciting votes with respect to the Plan of Reorganization, as revised, from those of its creditors who were entitled to vote. On August 28, 2003, the Debtors filed a revised version of the Plan of Reorganization (the "Final Plan of Reorganization") and a revised version of the Disclosure Statement, each reflecting the additional revisions announced at the hearing on August 25, 2003 and those subsequently made in resolution of the remaining issues.

          The solicitation process commenced on September 3, 2003, when the Debtors mailed the solicitation packages, and concluded on September 30, 2003. The Final Plan of Reorganization was accepted by all but one of the voting classes. On October 3, 2003, the Debtors filed a first modification to the Final Plan of Reorganization (the "Modification"). The confirmation hearing was subsequently held on October 7, 2003, and the Bankruptcy Court on that date entered an order confirming the Final Plan of Reorganization, as modified on October 3, 2003 (the Final Plan of Reorganization as so modified and confirmed, the "Confirmed Plan"). The Confirmed Plan became effective in accordance with its terms on November 10, 2003 (the "Effective Date").

          The Confirmed Plan provides that, in full satisfaction of their allowable claims: (i) the holders of existing secured claims under the Company's existing credit facility (excluding the tranche in which Noma Company is a borrower) initially receive approximately 81 percent of the common stock of the reorganized Company (the "Reorganized Company"), $60 million in cash (reduced by certain payments) and $216.5 million principal amount of senior term notes issued by the Reorganized Company; (ii) holders of existing secured claims under the term loan facility to Noma Company under the Company's pre-Effective Date credit facility received approximately 13 percent of the common stock of the Reorganized Company and $33.5 million principal amount of senior term notes issued by the Reorganized Company; (iii) holders of general unsecured claims and trade vendor claims who elect to receive equity in the Reorganized Company on account of their claims received a pro rata distribution of up to approximately 2 percent, in the aggregate, of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (iv) holders of general unsecured claims and trade vendor claims that elect not to receive equity of the Reorganized Company received an amount in cash equal to the lesser of (A) 6 percent of each such holder's allowed claim or (B) each such holder's pro rata share of $5 million; (v) holders of unsecured claims relating to the Company's existing bonds received approximately 4 percent of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (vi) upon the liquidation of their disputed claims, holders of California Tort Claims (as defined in the Confirmed
Plan), to the extent they are determined to hold allowable claims, will receive the same treatment of any uninsured portion of their claims (excluding any portion of such claims attributable to noncompensatory damages) as they would have received had such claims been classified as general unsecured claims (except that such holders will not be entitled to elect cash instead of equity);
(vii) upon the ratification and consummation of a proposed settlement, holders of Pennsylvania Tort Claims (as defined in the Confirmed Plan) will receive, through their class representative, an aggregate distribution of $120,000 in cash, a note in the principal amount of $675,000, and a payment from the Debtors' insurer (although the settlement is expected to be ratified and consummated, if the settlement fails, the holders of the Pennsylvania Tort Claims will be treated like California Tort Claims upon liquidation of the Claims); and (viii) holders of claims described in subsections (i), (iii), (iv),
(v) and (vi) above will be entitled to receive a portion of any amounts recovered by a preference claim litigation trust created pursuant to the Confirmed Plan. In addition to the foregoing, the Confirmed Plan provides that administrative expense claims, priority claims, convenience claims, a secured claim of the Company against Noma Company in the amount of approximately $5.7 million and certain other secured claims, will all be paid in full. Furthermore, the Confirmed Plan provides for the cancellation of all then outstanding shares of common stock of the Company without any distribution to be made to the holders of such shares.

          The Confirmed Plan also provides for, among other things, the amendment of our charter and by-laws, the replacement of our board of directors, the implementation of a new equity incentive plan for our directors, officers and employees, the establishment of a preference litigation trust to pursue preference claims on behalf of certain claimants, the disposition of certain executory contracts and unexpired leases, and certain releases, exculpation and indemnification protections for certain parties in interest.

          Pursuant to the Plan, on the Effective Date, GenTek, substantially all of GenTek's domestic subsidiaries, and Noma Company (collectively, "the Borrowers") entered into a $125 million revolving credit facility which matures on November 10, 2008. The facility includes a letter of credit sub-limit of $60 million. The facility is secured by a first priority lien on substantially all of the assets of the Borrowers and 65 percent of the stock of first-tier foreign subsidiaries. The facility bears interest at variable rates based on a base rate or LIBOR plus an applicable margin. The initial margins will be 1.5 percent for base rate borrowings and 2.5 percent for LIBOR borrowings. The margins are subject to periodic adjustment based upon the financial performance of the Company.

          GenTek and the other Debtors have incurred significant administrative and reorganization expenses resulting from the Filing and the Chapter 11 proceedings. The amount of these expenses, which have been expensed as incurred and reported as reorganization items, have had, and will continue to have, a material effect on the Company's results of operations.

          The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as of September 30, 2003 and continuing through the Effective Date, as a result of the Filing, such realization of assets and liquidation of liabilities was subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors might have sold or otherwise disposed of assets and liquidated or settled liabilities for amounts other than those reflected in the consolidated financial statements. Further, the consolidated financial statements do not give effect to any adjustments to the carrying value of assets or amount of liabilities that might be necessary as a consequence of the Confirmed Plan. Liabilities and obligations whose treatment and satisfaction were dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets. In connection with its emergence from bankruptcy on November 10, 2003, the Company has adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, the Company's post-emergence financial statements will not be comparable with its pre-emergence financial statements.

          Pursuant to the Bankruptcy Code, schedules were filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. A bar date of April 14, 2003 was set for the filing of proofs of claim against the Debtors. Differences between amounts recorded by the Debtors and claims filed by creditors are being investigated and will be resolved as part of the proceedings in the Chapter 11 cases. That process is continuing after the Effective Date. Accordingly, the ultimate number and allowed amount of such claims are not presently known but the recovery terms of each such allowed claim is set forth in the Confirmed Plan.

Other Corporate Developments

          On February 28, 2003, the Company announced a plan to wind down and close operations in Claymont, Delaware at the South Plant of the Delaware Valley Works complex, an industrial facility owned and operated by the Company. The plan was approved by the Bankruptcy Court on July 24, 2003. During the fourth quarter of 2003, commercial operations at the South Plant ceased. The Company intends to comply fully with all of its environmental obligations in connection with the decommissioning of the facility including, without limitation, those relating to any investigation and remediation of the facility required by law. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Company is currently unable to estimate the nature and extent of these additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Company's results of operations, cash flows and financial condition. Operations at the Delaware Valley Works' other manufacturing areas located in the North Plant of the facility, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations, will continue.

Critical Accounting Policies and Estimates

          The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant accounting policies are described in Note 2 to the audited consolidated financial statements. The significant accounting policies which we believe are the most critical to the understanding of reported financial results include the following:

          Revenue Recognition - GenTek recognizes revenue when pervasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. Revenue is recognized from product sales when title and risk of loss has passed to the customer consistent with the related shipping terms, generally at the time products are shipped. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition. Provisions for sales returns and other allowances are determined using managements judgments of required amounts, based upon the Company's historical experience. Actual returns could differ from these estimates. However, if the total actual level of sales returns differed from management's estimates by 10%, the effect would not be material.

          Accounts Receivable - GenTek maintains allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowances are based upon historical experience and information available to management about the creditworthiness, financial condition and payment history of our customers. If the financial condition of our customers were to deteriorate, additional allowances may be required. To the extent that management's estimate of the uncollectible amount of receivables differs from the amount the Company is ultimately not able to collect by 10%, our results would be impacted by approximately $ 2 million.

          Inventories - GenTek provides estimated inventory allowances for obsolete and excess inventory based on assumptions about future demand and market conditions. Allowances are based upon management's judgment of what future demand will be for its various products, utilizing historical experience of demand levels, projections of market demand in the future, and information regarding any projected future changes in the markets the Company competes in. These estimates of future demand are then compared to existing inventory levels to determine the amount of any required allowance. If future demand or market conditions are different than those projected by management, adjustments to inventory allowances may be required. If actual experience differs from management's estimates by 10%, the required adjustment would affect our results by approximately $3 million.

          Deferred Taxes - GenTek records a valuation allowance to reduce its deferred tax assets to the amount the Company believes is more likely than not to be realized based upon historical taxable income, projected future taxable income and available tax planning strategies. Our estimates of future taxable income are based upon our current operating forecast, which we believe to be reasonable. During the second quarter of 2002, the Company revised its projection of domestic taxable income. These estimates projected significantly lower domestic taxable income than previous projections, principally due to the downturn in the global communications market. As a result of lower projected domestic taxable income during 2002 and the Company's evaluation of potential tax-planning strategies, the Company has concluded that it is more likely than not that it will not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $143 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. The Company will continue to monitor the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary. However, different assumptions regarding our current operating forecast could materially effect our estimates.

          Impairment of Goodwill and Other Intangible Assets - GenTek records impairment losses on goodwill and other intangible assets based upon an annual review of the value of the assets or when events and circumstances indicate that the asset might be impaired and when the recorded value of the asset is more than its fair value or other assumptions that underlie our fair value estimates. Our estimates of fair value are based upon independent appraisals and our current operating forecast, which we believe to be reasonable. Significant assumptions that underlie the fair value estimates include future growth rates, weighted average cost of capital rates and estimates of market multiples of the reporting unit. However, different assumptions regarding our current operating forecast could materially affect our results.

          Impairment of Long-Lived Assets - GenTek records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amount. In this case, the Company records an impairment loss equal to the difference between the fair value of the long-lived assets and their carrying amount. Management's estimates of fair value are based on discounted cash flow analyses and/or independent appraisals. Significant assumptions underlying these estimates include future growth rates and weighted average cost of capital rates. Our estimates of future cash flows are based upon our current operating forecast, which we believe to be reasonable. However, different assumptions regarding such cash flows or other assumptions that underlie our fair value estimates could materially affect our results.

          Pension and Other Post Retirement Benefits - GenTek records pension and other post retirement benefit costs based on amounts developed from actuarial valuations. Inherent in these valuations are key assumptions provided by the Company to our actuaries, including the discount rate and expected long-term rate of return on plan assets. For example, holding all other components of the calculation constant, a change in the assumed discount rate by 1/4% would change 2002 pension cost by approximately $1 million and the projected pension benefit obligation by approximately $8 million. A change in the expected long-term rate of return on plan assets of 1% would change 2002 pension cost by approximately $2 million. Material changes in pension and other post retirement benefit costs may occur in the future due to changes in these assumptions, differences between actual experience and the assumptions used and changes in the benefit plans.

          Environmental Liabilities - GenTek has recorded accruals for environmental liabilities based on current interpretation of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. These estimates are established based upon information available to management to date, including the nature and extent of any environmental contamination, the available remedial alternatives, cost estimates obtained from outside consultants for the implementation of such remedial alternatives, the Company's experience with similar activities undertaken at similar sites, and the legal and regulatory framework in the jurisdiction in which the liability arose. Differences between actual amounts incurred and our estimates or the receipt of new information with respect to these liabilities could have a material effect on our estimates and results of operations. In addition, discovery of unknown environmental contamination, the adoption of new laws or regulations or modifications or changes in enforcement of existing laws and regulations could require adjustments to these accruals.

          The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Results of Operations

          The following table sets forth the Company's net revenues and operating profit (loss) by segment for each of the nine months ended September 30, 2003 and 2002, and the three years in the period ended December 31, 2002.

                                                                     Nine Months Ended
                                       Years Ended December 31,         September 30,
                                    ------------------------------   -----------------
                                      2002       2001       2000       2003     2002
                                    --------   --------   --------    ------   ------
                                                       (in millions)
Net Revenues:
   Performance Products .........   $  357.4   $  360.9   $  353.1    $259.1   $272.5
   Manufacturing ................      477.1      478.5      553.3     317.5    368.0
   Communications ...............      294.0      405.0      507.8     245.4    218.6
                                    --------   --------   --------    ------   ------
      Total .....................   $1,128.5   $1,244.4   $1,414.2    $822.0   $859.1
                                    ========   ========   ========    ======   ======
Operating Profit (Loss):
   Performance Products .........   $   28.6   $  (30.4)  $   40.0    $ (6.8)  $ 23.4
   Manufacturing ................       44.8      (10.8)      64.2      23.1     34.4
   Communications ...............      (89.5)    (119.1)      59.9       3.7    (82.2)
   Elimination/Other Corporate ..       (9.0)     (12.4)      (4.8)     (5.8)    (9.5)
                                    --------   --------   --------    ------   ------
      Total .....................   $  (25.1)  $ (172.7)  $  159.3    $ 14.2   $(33.9)
                                    ========   ========   ========    ======   ======

Nine Months ended September 30, 2003 Compared with Nine Months ended September 30, 2002

Consolidated

          Net revenues for the nine months ended September 30, 2003 decreased 4 percent from the comparable prior year period to $822 million. The decrease for the period reflects lower sales in the manufacturing and performance products segments of $51 million and $13 million, respectively, partially offset by $27 million of higher sales in the communications segment. The decrease in the manufacturing segment's revenues for the nine month period ended September 30, 2003 is due principally to certain customers resourcing $21 million of business away from the Company to competitors in the Far East or to their own in-house production facilities and $22 million of lower volumes with certain major customers as a result of lower North American automotive build rates. The decrease in revenues in the performance products segment for the nine months ended September 30, 2003 is principally the result of $8 million of lower sales in the pharmaceutical and personal care markets, due primarily to the sale of the Company's antacid product line in 2002 and competitive pressures in antiperspirant actives, $4 million of lower sales in the technology market driven by the depressed semiconductor industry, and $1 million of reduced volumes in the chemical processing market across several of the Company's fine chemical product lines. The increase in revenues in the Communications segment for the nine months ended September 30, 2003 is principally due to the impact of exchange rate fluctuations of $28 million.

          Gross profit for the nine month period ended September 30, 2003 decreased by $12 million as compared to the prior year period. This decrease is principally due to lower gross profit in the manufacturing and performance products segments of $15 million and $8 million, respectively, partially offset by higher gross profit in the communications segment of $11 million. The decrease in gross profit in the manufacturing segment is principally due to a $7 million negative gross margin impact related to the lower volumes discussed above, $7 million of unfavorable price and $2 million of manufacturing inefficiencies in the Company's industrial wire and cable business. The decrease in gross profit in the performance products segment is the result of a $2 million negative gross margin impact related to the above mentioned sales decreases, $7 million of increases in the prices of energy and key raw materials such as molten sulfur and sulfuric acid, $2 million of unfavorable pricing in antiperspirant actives and increased post-retirement benefits and insurance costs of $1 million and $1 million, respectively, partially offset by $8 million of higher spending during the first six months of 2002 related to the extensive repairs of two boilers and other production equipment and a loss of production at one of the Company's facilities. The increase in gross profit in the communications segment is primarily related to the $6 million favorable impact of exchange rate fluctuations on the reported gross profit of the Company's European subsidiaries and the favorable impact of the Company's restructuring programs.

          Selling, general and administrative expenses decreased $14 million for the nine month period ended September 30, 2003, as compared to the prior year level. The decrease in spending for the nine month period reflects lower spending in all segments, lower reorganization related consulting expenses of $7 million, the termination of a prepetition employee retention program and the favorable impact of a $2 million bad debt recovery in the communications segment, partially offset by the unfavorable impact of $6 million in exchange rate fluctuations.

          Restructuring and impairment charges for the nine month period ended September 30, 2003 were $28 million as compared with $73 million for the comparable prior year period. During the first quarter of 2003, the Company announced a plan to close a facility in Santiago, Chile, which is included in the communications segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $0.2 million to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based on a number of factors, including an independent appraisal. During the first quarter of 2003, the Company announced a plan to wind down and close operations at the South Plant of the Delaware Valley Works which is included in the performance products segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $25 million to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based upon a number of factors, including an independent appraisal. The Company will continue to evaluate the recoverability of its assets, which may result in additional charges. The Company's restructuring actions during 2003 consist principally of exiting a facility and a workforce reduction in its communications segment and two plant closures in its performance products segment.

During the three months ended September 30, 2003, the Company recorded restructuring charges of $3 million related to employee termination costs and $0.1 million for closure costs at one facility that will no longer be used. The Company expects to substantially complete implementation of its 2003 restructuring actions by the second quarter of 2004. The reduction in costs from the closure of the South Plant of the Delaware Valley Works will be offset approximately by the resulting reduction in revenues. Over the past three years, sales of the affected products averaged approximately $50 million annually. Management expects that the other restructuring actions will result in an estimated annual reduction in employee and facility related expense and cash flows of approximately $4 million. The Company will begin to realize these reductions in the fourth quarter of fiscal 2003. The Company will continue to review its operations, and may record additional restructuring charges to tailor its cost structure to current economic conditions.

          Operating profit for the nine month period ended September 30, 2003 was $14 million as compared to a $34 million loss for the prior year. This increase is principally due to the above mentioned decrease in restructuring and impairment charges and the decreases in selling, general and administrative expense, partially offset by the above mentioned decreases in gross profit.

          Interest expense for the nine month period ended September 30, 2003 was $56 million lower than the prior year level. This decrease is due to the fact that no interest expense has been recorded on the Company's senior credit facility and 11% Senior Subordinated Notes subsequent to the Company's Chapter 11 filing on October 11, 2002. Through September 30, 2003, the Company made adequate protection payments to its senior creditors, which are being treated for accounting purposes as reductions in principle.

          Reorganization items for the nine month period ended September 30, 2003 was $54 million. Reorganization items include the write off of unamortized debt issuance costs, professional fees, employee retention costs and other items associated with the Company's reorganization under Chapter 11.

          Income tax expense for the nine month period ended September 30, 2003 was $5 million, which represents a decrease of $113 million from the comparable prior year period. The decrease for the nine month period is principally due to a $141 million valuation allowance recorded in 2002, which reduced the carrying value of the Company's domestic net deferred tax assets to zero. Accordingly, income tax expense for the nine month period ended September 30, 2003 does not include a provision for federal income tax benefit on domestic losses. The Company will continue to monitor the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary.

Performance Products Segment

          Net revenues for the nine month period ended September 30, 2003 were $259 million as compared to $273 million for the comparable prior year period. This decrease is principally the result of $8 million of lower sales in the pharmaceutical and personal care markets, due to the sale of the Company's antacid product line in 2002 and competitive pressures in antiperspirant actives, $4 million of lower sales in the technology market driven by the depressed semiconductor industry, and $1 million of reduced volumes in the chemical processing market across several of the Company's fine chemical product lines. Gross profit for the nine month period ended September 30, 2003 was $44 million which compares with $52 million for the prior year period. This decrease is the result of the impact of the above mentioned sales decreases of $2 million, increases in the prices of energy and key raw materials such as molten sulfur and sulfuric acid of $7 million, unfavorable pricing in antiperspirant actives of $2 million and increased post-retirement benefits and insurance costs of $1 million and $1 million, respectively, partially offset by $8 million of higher spending during the first six months of 2002 related to the extensive repairs of two boilers and other production equipment and a loss of production at one of the Company's facilities. Selling, general and administrative expense for the nine month period ended September 30, 2003 was $25 million which represents a $3 million decrease from the prior year level. Restructuring and impairment charges for the nine month period ended September 30, 2003 were $25 million as compared with no restructuring and impairment charges being recorded in the comparable period of 2002. During the first quarter of 2003, the Company announced a plan to wind down and close operations at the South Plant of Delaware Valley Works. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $25 million to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based upon a number of factors, including an independent appraisal. The Company's restructuring actions during 2003 consist of two plant closures in its performance products segment. During the three months ended September 30, 2003, the Company recorded restructuring charges of $0.3 million related to employee termination costs and $0.1 million for closure costs at one facility that will no longer be used. The Company expects to substantially complete implementation of its restructuring actions by the second quarter of 2004. The reduction in costs from the closure of the South Plant of the Delaware Valley Works will be offset approximately by the resulting reduction in revenues. Over the past three years, sales of the affected products averaged approximately $50 million annually. This decrease is principally due to the above mentioned restructuring and impairment charges and lower gross profit partially offset by the lower selling, general and administrative expense.

Manufacturing Segment

          Net revenues for the nine months ended September 30, 2003 were $317 million as compared to $368 million for the comparable prior year period. This decrease is principally the result of certain customers resourcing $21 million of business away from the Company to competitors in the Far East or to their own in-house production facilities and $22 million of lower volumes with certain major customers as a result of lower North American automotive build rates. Gross profit for the nine-month period ended September 30, 2003 was $53 million as compared to $68 million for the comparable prior year period. This decrease is principally due to the $7 million negative gross margin impact of the lower sales volumes discussed above, $7 million of unfavorable price and $2 million of manufacturing inefficiencies in the Company's industrial wire and cable business. Selling, general and administrative expense for the nine-month period ended September 30, 2003 was $30 million as compared with $34 million for the comparable prior year period, principally due to lower spending and the termination of a prepetition employee retention program. Operating income for the nine month period ended September 30, 2003 was $23 million as compared with $34 million for the comparable prior year period. This decrease is principally due to the above-mentioned decrease in gross profit, partially offset by the lower selling general and administrative expense.

Communications Segment

          Net revenues for the nine months ended September 30, 2003 were $245 million as compared to $219 million for the comparable prior year period. This increase is principally due to the $28 million impact of exchange rate fluctuations on the segment's reported revenues. Gross profit for the nine-month period ended September 30, 2003 was $68 million as compared to $57 million for the comparable prior year period. This increase is principally related to the $6 million favorable impact of exchange rate fluctuations on the reported results of the Company's European subsidiaries, and the favorable impact of the Company's restructuring programs. Selling, general and administrative expense for the nine month period ended September 30, 2003 was $62 as compared to $66 million for the comparable prior year period, primarily due to a $2 million bad debt recovery. Restructuring and impairment charges for the nine month period ended September 30, 2003 were $3 million as compared to $73 million for the comparable prior year period. During the third quarter of 2003, the Company announced a plan to close a facility in Santiago, Chile. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $0.2 million to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based on a number of factors, including an independent appraisal. In addition, the Company's restructuring actions during 2003 consist of exiting a facility and workforce reduction. During the three month period ended September 30, 2003, the Company recorded a restructuring charge of $3 million related to employee termination costs. Operating income for the nine month period ended September 30, 2003 was $4 million as compared with an $82 million operating loss for the prior year period. This decrease in principally due to the above mentioned decrease in restructuring and impairment charges, the higher gross profit and lower selling, general and administrative expense.

2002 Compared with 2001

Consolidated

          Net revenues were $1,129 million for the year 2002 compared with $1,244 million for 2001. This decrease is principally due to a decrease in sales of $111 million in the communications segment as a result of lower volumes and pricing pressures, principally driven by a continuing weakness in demand for the Company's public and private network products and services in the North American market of $51 million and in the European market of $56 million. Sales in the performance products segment decreased $4 million due to lower sales in the environmental services and chemical processing markets of $8 million, partially offset by higher sales in the pharmaceutical and personal care market of $3 million and the technology market of $3 million. Sales in the manufacturing segment decreased $1 million as the result of lower sales in the appliance and electronic market of $11 million and the automotive services market of $12 million, partially offset by higher sales in the industrial market of $13 million and the automotive market of $9 million.

          Gross profit of $229 million in 2002 was $21 million below the prior year level. This decrease is principally due to lower gross profit in the communications segment reflecting the aforementioned sales decreases and pricing pressures and costs associated with the expedited repair of two boilers and other production equipment and a loss of production at one of the Company's performance products facilities of $8 million, partially offset by a $31 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory, discontinued products and fixed asset write-offs, and decreased goodwill amortization and depreciation expense of $20 million.

          Selling, general and administrative expense was $176 million for 2002 as compared with $236 million for 2001. This decrease is the result of a $29 million charge the Company recorded in 2001 principally due to a loss provision for accounts receivable and lower expenses of $35 million in the communications segment reflecting the impact of the Company's restructuring programs, which included the closure of two non-core research and development facilities in 2001. The loss provision for accounts receivable was principally related to customers who filed for bankruptcy or whose financial condition or payment history indicate payment is doubtful.

          During 2002, the Company initiated a restructuring program to reduce its workforce in its communications segment, and recorded charges of approximately $13 million primarily related to employee termination costs. In 2001, we recorded charges of $37 million for the 2001 restructuring program. Management expects that these actions will result in an estimated annual reduction in employee and facility related expenses and cash flows of approximately $40-$45 million. The Company began to realize these reductions in the third quarter of fiscal 2001.

          The Company continued to experience significant declines in its communications businesses resulting in operating losses for several business units in 2002. The Company's revised forecast for these businesses indicated that, based upon continuing diminished prospects in the market served by these operations, the cash flow to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the second quarter of 2002, the Company recorded non-cash impairment charges totaling $22 million primarily related to fixed assets at two manufacturing facilities in the communications segment. In the third quarter of 2002, the Company recorded non-cash impairment charges totaling $42 million primarily related to fixed assets in the Company's connectivity products business in the communications segment. The charges were due to unfavorable changes in the principal markets served by these operations. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

          Operating loss for 2002 was $25 million as compared to an operating loss of $173 million in 2001. The operating loss for 2001 includes restructuring, impairment and other charges totaling $247 million related to asset impairments, severance, plant closures, discontinuation of certain product lines and receivable and inventory write downs. The operating loss for 2002 includes restructuring and impairment charges totaling $78 million, lower depreciation expense as a result of asset impairment charges recorded in 2001 and lower amortization expense due to an accounting change related to SFAS No.
142. Excluding these factors, operating income for 2002 decreased $44 million versus the prior year principally due to the lower sales volume in the communications segment, unfavorable performance in the performance products segment due to costs associated with the expedited repair of two boilers and other production equipment and a loss of production at one of the Company's facilities, partially offset by favorable performance in the manufacturing segment reflecting a more stable automotive production environment and the impact of the Company's restructuring program implemented in 2001, partially offset by lower prices.

          Interest expense was $60 million for the year 2002 as compared to $75 million for the prior year. This decrease is principally due to no interest expense being recorded on the Company's senior credit facility and 11% Senior Subordinated Notes subsequent to the Company's Chapter 11 filing on October 11, 2002 and lower interest rates during the first nine months of 2002, partially offset by higher average debt balances during the first nine months of 2002 as compared to 2001. The Company made adequate protection payments to its senior creditors while in bankruptcy, which are being treated for accounting purposes as reductions in principle.

          The Company recorded income tax expense of $107 million for the year 2002. During the second quarter of 2002, the Company revised its projection of domestic taxable income. These estimates projected significantly lower domestic taxable income than previous projections, principally due to the downturn in the global communications market. As a result of lower projected domestic taxable income and the Company's evaluation of potential tax planning strategies, the Company concluded that it is more likely than not that it will not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $143 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. The Company will continue to monitor the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary.

          The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002, which resulted in a charge of $161 million (net of a tax benefit of $40 million) reported as a cumulative effect of a change in accounting principle. Please see "Recent Accounting Pronouncements".

Performance Products Segment

          Net revenues were $357 million for the year 2002 compared to $361 million for 2001. This decrease is due to lower sales in the environmental services and chemical processing markets of $8 million, partially offset by higher sales in the pharmaceutical and personal care market of $3 million and the technology market of $3 million. Gross profit of $66 million was $6 million below the prior year level of $72 million. This decrease is principally due to the expedited repair of two boilers and other production equipment and a loss of production at one of the performance products facilities of $8 million, the impact of the lower sales levels of $2 million and higher pension and insurance costs of $3 million, partially offset by a $5 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory and a decrease in depreciation and amortization expense of $6 million. Selling, general and administrative expense was $38 million for 2002 as compared with $39 million for 2001. Operating income for 2002 was $29 million as compared to an operating loss of $30 for 2001. This increase is principally due to restructuring and impairment charges recorded in 2001 of $64 million, partially offset by the above mentioned decrease in gross profit.

Manufacturing Segment

          Net revenues for the year 2002 were $477 million as compared to $478 million for the prior year. This decrease is the result of lower sales in the appliance and electronic market of $11 million and the automotive services market of $12 million, partially offset by higher sales in the industrial market of $13 million and the automotive market of $9 million. Gross profit for the year 2002 was $88 million as compared to $74 million for 2001. This increase is principally due to a $6 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory and fixed asset write-offs, a decrease in depreciation and amortization expense of $6 million, the impact of the Company's restructuring programs implemented in 2001 and a more stable automotive production environment, partially offset by lower prices. Selling, general and administrative expense was $43 million for 2002 as compared to $45 million for 2001. This decrease is principally due to a loss provision for accounts receivable of $3 million recorded during 2001. Operating income for 2002 was $45 million as compared to an operating loss for 2001 of $11 million. This increase is principally due to restructuring and impairment charges recorded in 2001 of $40 million and the above mentioned higher gross margin and lower selling, general and administrative expenses.

Communications Segment

          Net revenues for the year 2002 were $294 million compared with $405 million for the prior year. This decrease is a result of lower volumes and pricing pressures, principally driven by a continuing weakness in demand for the Company's public and private network products and services in the North American market of $51 million and the European market of $56 million. Gross profit for the year 2002 was $75 million as compared to $105 million for the prior year. This decrease reflects the impact of the lower sales levels and pricing pressures partially offset by a $20 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory, discontinued products and fixed asset write-offs and a decrease in depreciation and amortization expense of $8 million. Selling, general and administrative expense was $87 million for the year 2002 as compared to $145 million for 2001. This decrease is principally due to a loss provision for accounts receivable of $24 million recorded during 2001, and the impact of the Company's restructuring programs, which included the closure of two non-core research and development facilities in 2001. During 2002, the Company initiated a restructuring program to reduce its workforce in its communications segment, and recorded charges of approximately $13 million primarily related to employee termination costs. The Company has continued to experience significant declines in its communications businesses resulting in operating losses for several business units in 2002. The Company's revised forecast for these businesses indicated that, based upon continuing diminished prospects in the market served by these operations, the cash flow to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the second quarter of 2002, the Company recorded non-cash impairment charges totaling $22 million primarily related to fixed assets at two manufacturing facilities in the communications segment. In the third quarter of 2002, the Company recorded non-cash impairment charges totaling $42 million primarily related to fixed assets in the Company's connectivity products business in the communications segment. The charges were due to unfavorable changes in the principal markets served by these operations. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows. The total restructuring and impairment charges recorded in 2002 were $78 million, which was comparable with the prior year level. The operating loss for 2002 was $90 million as compared to an operating loss for 2001 of $119 million. This improvement is principally due to the above mentioned decreases in selling, general and administrative expense, partially offset by the lower gross profit.

2001 Compared with 2000

Consolidated

          Net revenues were $1,244 million for the year 2001 compared with $1,414 million for 2000. This decrease reflects lower sales in the manufacturing and communications segments of $75 million and $103 million, respectively, reflecting the general economic slowdown, partially offset by higher sales in the performance products segment of $8 million, principally due to higher volumes in the environmental services market. Manufacturing sales were negatively impacted principally by lower production levels in the North American automotive sector. Lower communications sales were principally driven by a slowdown in the Company's North American public and premises network markets.

          Gross profit of $250 million in 2001 was $127 million below the prior year level. This decrease reflects lower gross profit in the communications and manufacturing segments of $83 million and $36 million, respectively. The decrease in gross profit in the communications segment is principally due to the impact of the lower sales levels, and a $20 million charge to cost of sales recorded in 2001, primarily due to obsolete and excess inventory, discontinued products and fixed asset write offs. The decrease in gross profit in the manufacturing segment is principally due to the impact of the lower sales levels, unfavorable price and a $6 million charge to cost of sales recorded in 2001, primarily due to obsolete and excess inventory, and fixed asset write offs.

          Selling, general and administrative expense of $236 million was $23 million higher than the prior year level. This increase was attributable to a $29 million charge the Company recorded principally due to a loss provision for accounts receivable for certain customers who have filed for bankruptcy or whose current financial condition and payment history indicate payment is doubtful. This increase was partially offset by lower spending of $6 million reflecting the benefits of the Company's cost reduction programs implemented in the second, third and fourth quarters of 2001.

          During 2001, the Company initiated a restructuring program to reduce its workforce, close several plants and discontinue certain product lines. As a result of the above actions, the Company recorded restructuring charges of approximately $37 million, comprised of $20 million related to employee termination costs, $12 million for asset write-downs related to management's decision to exit a business and $5 million for lease obligations and other closure costs for facilities which will no longer be used.

          In the early part of 2001, operating losses were experienced in certain of the Company's operations. Additionally, forecasts updated at that time indicated significantly diminished prospects for these operations. As a result of these circumstances, management determined that the long-lived assets of these operations should be assessed for impairment. Based on the outcome of this assessment, the Company recorded a non-cash asset impairment charge of $84 million in the second quarter of 2001. This charge includes write-downs of fixed assets of $57 million, goodwill and intangible assets of $24 million and an investment and other long-term assets of $3 million. The second-quarter charge primarily related to nine facilities in the performance products segment totaling $59 million and certain intangible assets in the communications segment totaling $22 million. The charge for eight of the nine performance products facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets of these facilities were determined based upon a calculation of the present value of the expected future cash flows to be generated by these facilities. The charge for one performance products facility resulted from the facility's principal customer's decision to close its plant. The fair value of the assets at this facility was based upon a number of factors, including a third-party appraisal. The impairment charge for the Company's communications segment is related to certain purchased technologies acquired in 2000 for the purpose of developing new products and services and expanding existing product offerings, and was due to the significant downturn in the telecommunications market to be served by these acquisitions. The Company determined the fair values of the related goodwill and intangible assets using a calculation of the present value of the expected future cash flows. During 2001, development of new products and service offerings based upon these purchased technologies was ultimately discontinued.

          As the year progressed, the Company experienced a significant decline in certain other businesses resulting in operating losses for these business units. The Company's revised forecast prepared in the fourth quarter indicated that, based upon diminished prospects in the markets served by certain operations, the cash flows to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the fourth quarter of 2001, the Company recorded additional non-cash impairment charges for long-lived assets totaling $67 million, of which $55 million related to fixed assets, $9 million to goodwill and intangibles and $3 million to an equity investment. The charge primarily related to two facilities in the communications segment totaling $46 million and two facilities and an equity investment in the manufacturing segment totaling $21 million. The charge for one facility in the manufacturing segment relates to notification by the facility's largest customer in the fourth quarter that the customer was terminating its contract. As a result, management re-evaluated the forecast for this business and deemed it appropriate to test the carrying value of long-lived assets for impairment. The charge was recorded to reduce the carrying value to fair value, as determined using the present value of expected future cash flows. The charge for the other facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

          Interest expense was $75 million for the year 2001, which was comparable to the prior year level. Higher average outstanding debt balances were offset by the effect of lower interest rates on the Company's floating rate debt. The Company's average effective interest rate was 8.7 percent in 2001 compared with 10.2 percent in 2000.

          The Company recorded an income tax benefit of $75 million for the year 2001 compared to a provision of $39 million for the year 2000. On July 14, 2000, legislation was enacted in Germany reducing income tax rates beginning January 1, 2001. Accordingly, the Company recorded a $2.8 million charge to income tax expense during 2000 reflecting the revaluation of certain deferred tax assets at the new lower effective tax rates. Prior to its acquisition by GenTek, Digital was a division of Prestolite Wire Corporation ("Prestolite"), which is an S-Corporation and, consequently, is not subject to federal income taxes. The pro forma income tax provision that would have been reported by the Company had Prestolite not been an S-Corporation prior to the acquisition was $41 million for 2000.

Performance Products Segment

          Net revenues were $361 million for the year 2001 compared with $353 million for 2000. This increase is principally due to higher volumes in the environmental services market. Gross profit for the year 2001 was $72 million as compared to $80 million for the prior year. This decrease is substantially attributable to a $5 million charge to cost of sales principally due to obsolete and excess inventory. Selling, general and administrative expense for 2001 was $39 million as compared to $40 million for 2000. Restructuring and impairment charges for 2001 were $64 million as compared to no charges in 2000. During 2001, the Company initiated a restructuring program to reduce its workforce and close several plants. As a result of the above actions the Company recorded restructuring charges in the performance products segment of approximately $5 million, comprised of $3 million related to plant closure costs and $2 million to employee termination costs. In the early part of 2001, operating losses were experienced in certain of the performance products segment's operations. Additionally, forecasts updated at that time indicated significantly diminished prospects for these operations. As a result of these circumstances, management determined that the long-lived assets of these operations should be assessed for impairment. Based upon the outcome of this assessment, the Company recorded a non-cash asset impairment charge of $59 million related to nine facilities. The charge for eight of the nine facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets of these facilities were determined based upon a calculation of the present value of the expected future cash flows to be generated by these facilities. The charge for the other facility resulted from the facility's principal customer's decision to close its plant. The fair value of the assets at this facility was based upon a number of factors, including a third-party appraisal. The operating loss for 2001 was $30 million as compared to operating income of $40 million for 2000. This decrease is principally due to the above mentioned restructuring and impairment charges of $64 million recorded during 2001 and the above mentioned decrease in gross profit, partially offset by lower selling, general and administrative expenses.

Manufacturing Segment

          Net revenues were $478 million for the year 2001 as compared with $553 million for the year 2000. This decrease is principally due to lower production levels in the North American automotive sector. Gross profit was $74 million for the year 2001 as compared with $111 million for the year 2000. This decrease reflects the impact of the above mentioned lower sales levels of $25 million, unfavorable price of $5 million and a $6 million charge to cost of sales, primarily due to obsolete and excess inventory and fixed asset write-offs. Selling, general and administrative expense for the year 2001 was $45 million, which was comparable to the prior year levels. A loss provision for accounts receivable of $3 million recorded in 2001 was offset by the impact of the Company's cost reduction programs implemented during 2001. Restructuring and impairment charges for 2001 were $40 million as compared to no charges in 2000. During 2001, the Company initiated a restructuring program to reduce its workforce and close several plants. As a result of the above actions the Company recorded restructuring charges in the manufacturing segment totaling $18 million, comprised of plant closure costs of $11 million and employee termination costs of $7 million. During 2001, the Company experienced a significant decline in certain businesses in the manufacturing segment resulting in operating losses for these business units. The Company's revised forecast prepared in the fourth quarter indicated that, based upon diminished prospects in the markets served by these operations, the cash flows to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the fourth quarter of 2001, the Company recorded non-cash impairment charges for long-lived assets totaling $21 million related to two facilities and an equity investment. The charge for one facility relates to notification by the facility's largest customer in the fourth quarter that the customer was terminating its contract. As a result, management re-evaluated the forecast for this business and deemed it appropriate to test the carrying value of long-lived assets for impairment. The charge was recorded to reduce the carrying value to fair value, as determined using the present value of expected future cash flows. The charge for the other facility was due to unfavorable changes in the principal markets served by this unit. The fair value of the assets was determined based upon a calculation of the present value of the expected future cash flows. The operating loss for 2001 was $11 million as compared with operating income of $64 million for the year 2000. This decrease is principally due to the above mentioned restructuring and impairment charges of $40 million recorded during 2001 and the decrease in gross profit.

Communications Segment

          Net revenues were $405 million for the year 2001 as compared with $508 million for the year 2000. This decrease was principally driven by a slowdown in the Company's North American public and premises network markets. Gross profit was $105 million for the year 2001 as compared with $187 million for the year 2000. This decrease is principally due to the impact of the lower sales levels and a $20 million charge to cost of sales recorded in 2001 primarily due to obsolete and excess inventory, discontinued products and fixed asset write-offs. Selling, general and administrative expense for the year 2001 was $145 million as compared with $122 million for the year 2000. This increase was principally due to a loss provision for accounts receivable of $24 million recorded during 2001, partially offset by lower spending of $1 million. Restructuring and impairment charges for the year 2001 were $79 million as compared to no charges in 2000. During 2001, the Company initiated a restructuring program to reduce its workforce, close several plants and discontinue certain product lines. As a result of the above actions, the Company recorded restructuring charges in the communications segment of approximately $11 million, comprised of employee termination costs of $8 million and plant closure costs of $3 million. In the early part of 2001, operating losses were experienced in certain of the Company's operations in the communications segment. Additionally, forecasts updated at that time indicated significantly diminished prospects for these operations. As a result of these circumstances, management determined that the long-lived assets of these operations should be assessed for impairment. Based on the outcome of this assessment, the Company recorded a non-cash asset impairment charge of $22 million in the communications segment in the second quarter of 2001. This impairment charge was related to certain purchased technologies acquired in 2000 for the purpose of developing new products and services and expanding existing product offerings, and was due to the significant downturn in the telecommunications market to be served by these acquisitions. The Company determined the fair values of these intangible assets using a calculation of the present value of the expected future cash flows. During 2001, the development of new products and service offerings based upon these purchased technologies was ultimately discontinued. As the year progressed, the Company experienced a significant decline in certain other businesses in the communications segment. The Company's revised forecast prepared in the fourth quarter indicated that, based upon diminished prospects in the markets served by these operations, the cash flows to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the fourth quarter of 2001, the Company recorded additional non-cash impairment charges in the communications segment for fixed assets at two facilities totaling $46 million. The charge for these facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows. The operating loss for 2001 was $119 million as compared with operating income of $60 million in 2000. This decrease is principally due to the above mentioned restructuring and asset impairment charges of $79 million, lower gross profit and higher selling, general and administrative expense.

Financial Condition, Liquidity and Capital Resources

          Cash and cash equivalents were $116 million at September 30, 2003 compared with $133 million at December 31, 2002. The decrease in cash is the result of the repayment of $45 million of long-term debt, capital expenditures of $26 million, reorganization expenditures of $17 million, offset by cash provided by operations of $67 million.

          The Company had working capital of $216 million at September 30, 2003 as compared with working capital of $256 million at December 31, 2002. This decrease in working capital principally reflects lower cash, lower accounts receivable balances and higher accrued liabilities partially offset by lower accounts payable.

          Cash payments for employee termination costs and facility exit costs totaled $10 million in the nine months ended September 30, 2003, $12 million in 2002, and $10 million in 2001. While management expects that cash outlays related to these actions will be substantially completed by the end of the 2004, certain severance and facility exit costs, primarily lease obligations, have payment terms extending beyond 2004 totaling less than $1 million. Management intends to fund these cash outlays from existing cash balances and cash flow generated by operations.

          The Filing resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the Company's senior credit facility and 11% Senior Subordinated Notes. Outstanding balances for the senior credit facility and the 11% Senior Subordinated Notes have been reclassified to liabilities subject to compromise. In connection with its use of cash collateral under the credit facility, the Company made adequate protection payments to its senior creditors, which were recorded as reductions in principal for accounting purposes.

          At December 31, 2002, as a result of the recent investment performance of the assets in the Company's various pension trusts, the Company's domestic pension plans were underfunded (based on certain assumptions used by the Company which are subject to change) by approximately $72 million. As a result, the Company anticipates that, beginning in 2004, it will be required to make contributions to its domestic pension plans which will average approximately $16 million per year for the next four years. In addition, for 2003 the Company reduced its expected rate of return used in calculating pension expense from 9% to 8% for its domestic pension plans. The effect of this assumption change, the change in the discount rate used from 7.25% to 6.5% and the pension assets recent investment performance will be to increase pension expense by approximately $4 million over 2002 levels.

          During the Chapter 11 process, the Company's available cash and continued cash flow from operations were adequate to fund operations and meet obligations to customers, vendors and employees in the ordinary course of business. At hearings held on October 17, 2002 and November 7, 2002, the Bankruptcy Court entered orders authorizing the Debtors' to use cash collateral of their senior lenders, and Noma Company to use GenTek's cash collateral, on terms specified in such orders. In order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. This facility enabled the Company to issue up to $50 million of letters of credit, including approximately $30 million of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and provides the Company's Noma Company subsidiary with a $10 million revolving credit facility for working capital and other general corporate purposes of Noma Company. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets. The facility's original maturity date of September 30, 2003 was extended to December 31, 2003 by the holders of a majority of the commitments, subject to expiration on effectiveness of a plan of reorganization.

          On November 10, 2003, GenTek, substantially all of GenTek's domestic subsidiaries, and Noma Company (collectively, "the Borrowers") entered into a $125 million revolving credit facility which matures on November 10, 2008. The facility includes a letter of credit sub-limit of $60 million. The facility is secured by a first priority lien on substantially all of the assets of the Borrowers and 65 percent of the stock of first-tier foreign subsidiaries. The facility bears interest at variable rates based on a base rate or LIBOR plus an applicable margin. The initial margins will be 1.5 percent for base rate borrowings and 2.5 percent for LIBOR borrowings. The margins are subject to periodic adjustment based upon the financial performance of the Company.

          In addition, on November 10, 2003, the Company issued $250 million of senior term debt which matures on November 10, 2008. The debt is guaranteed by substantially all of the Company's direct and indirect domestic subsidiaries, and is secured by second-priority liens on substantially all of the assets of the Company and its direct and indirect domestic subsidiaries and 65 percent of the stock of first-tier foreign subsidiaries. The debt bears interest at variable rates based on LIBOR plus 4.5 percent, subject to a LIBOR floor of 1.5 percent.

Environmental Matters

          The Company's various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Mexico and other countries. The Company believes that it is in substantial compliance with such laws and regulations. However, as a result of its operations, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these facilities, the Company believes that any such liability will not have a material adverse effect on its financial condition, cash flows or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require the Company to make expenditures which may be material or otherwise adversely impact the Company's operations.

          The Company's accruals for environmental liabilities are recorded based on current interpretation of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. At December 31, 2002, accruals for environmental matters were $27 million. The Company maintains a comprehensive insurance program, including customary comprehensive general liability insurance for bodily injury and property damage caused by various activities and occurrences and significant excess coverage to insure against catastrophic occurrences. However, the Company does not maintain any insurance other than as described above for potential liabilities related specifically to remediation of existing environmental contamination or future environmental contamination, if any.

          The Company maintains a program to manage its facilities' compliance with environmental laws and regulations. Expenditures for 2002 approximated $17 million (of which approximately $3 million represented capital expenditures and approximately $14 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 2001 approximated $16 million (of which approximately $4 million represented capital expenditures and approximately $12 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Management expects expenditures similar to 2002 levels in 2003. In addition, if environmental laws and regulations affecting the Company's operations become more stringent, costs for environmental compliance may increase above historical levels.

          Claims against the Debtors for environmental liabilities arising prior to the Filing were addressed in the Chapter 11 cases. In general, monetary claims by private (non-governmental) parties relating to remedial actions at off-site locations used for disposal prior to the Filing and penalties resulting from violations of applicable environmental law before that time will be treated as general unsecured claims. The Debtors are obligated to comply with applicable environmental law in the conduct of their business, including any potential obligation to conduct investigations and implement remedial actions at facilities the Company owns or operates, and thus will be required to pay such expenses in full.

Recent Accounting Pronouncements

          In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002. Accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a charge of $161 million (net of a tax benefit of $40 million) as a cumulative effect of a change in accounting principle.

          In July 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company's consolidated financial statements.

          In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires all long-lived assets classified as held for sale to be valued at the lower of their carrying amount or fair value less cost to sell and which broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this standard on January 1, 2002. There was no effect upon adoption on the Company's consolidated financial statements.

          In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company's consolidated financial statements.

          In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123", which requires expanded disclosure regarding stock-based compensation in the Summary of Significant Accounting Policies. The Company has adopted this standard for its 2002 financial statements, and has included the expanded disclosure in Note 2.

Agreements with Certain Parties Formerly Affiliated with the Company

          Prior to the Effective Date, the Company was party to a management agreement, dated April 30, 1999, by and between Latona Associates Inc. (Latona) and the Company (referred to herein as the Original Management Agreement). Latona is a management company that has provided the Company with certain administrative functions and corporate support services. Paul M. Montrone, our former controlling stockholder and former Chairman of the Board of the Company, controls Latona. In addition, Paul M. Meister, our former Vice Chairman of the Board, is a Managing Director of Latona. Messrs. Montrone and Meister are no longer affiliated with the Company.

          The Original Management Agreement provided for payments to Latona of an amount of approximately $5 million annually, payable quarterly in advance, adjusted annually for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition to the annual payment, if the Company requested Latona to provide advisory services in connection with any acquisition, business combination or other strategic transaction, in certain circumstances the Company would pay Latona additional fees comparable to those received by investment banking firms for such services (subject to the approval of a majority of the Company's independent directors). In fiscal years 2001, 2002 and 2003, GenTek did not pay Latona any fees in connection with any such transactions.

          While there can be no assurance that the amount of fees paid by the Company to Latona for services did not exceed the amount that the Company would have had to pay to obtain similar services from unaffiliated third parties, the Company believed that the employees of Latona had extensive knowledge concerning its businesses which would have been impractical for a third party to obtain without undue cost and disruption to the Company. As a result, the Company did not compare the fees payable to Latona with fees that might have been charged by third parties for similar services.

          After discussions with certain creditors during the Company's Chapter 11 proceedings, it was determined that the Company would, during the course of the proceedings, pay 75% of the amount due to Latona. GenTek paid Latona 75% of the amount due under the agreement with respect to the first and second quarters of 2003. The U.S. Trustee and Latona entered into a stipulation under which Latona waived its right to be paid during the Chapter 11 case and Latona refunded to the Company all amounts paid to it during the course of the proceedings. The waiver was without prejudice to Latona's right to negotiate a new agreement with the reorganized Company on terms approved by the Company's new board of directors. The Original Management Agreement was terminated pursuant to the Plan, effective as of the Effective Date. Subsequently, GenTek and Latona entered into a new Management Agreement (referred to herein as the New Management Agreement) which provides for payments to Latona of an aggregate amount of $4,950,000 for management support services, expiring in the fourth quarter of 2004. The terms of the New Management Agreement also explicitly release GenTek from its obligation to pay all amounts due to Latona pursuant to the Original Management Agreement. The New Management Agreement contemplates an accelerated transition, whereby the Company intends to assume internally or, in certain circumstances outsource to third parties, the services previously provided by Latona upon the expiration of the New Management Agreement.

          Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. (GCG). On April 30, 1999, GCG separated GenTek's manufacturing and performance products businesses (the "GenTek Business") from GCG's soda ash and calcium chloride industrial chemicals business through a spin-off, (Spin-Off) by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries. At the time of the Spinoff, the Company entered into various agreements with GCG (a company controlled by Mr. Montrone), including, without limitation, a separation agreement, employee benefits agreement, an intellectual property agreement, sublease agreement and a sale agreement for the Canadian performance products business. GCG also has supplied soda ash and calcium chloride to GenTek. The purchases have been made at market price. For the years ended December 31, 2002, 2001, and 2000, product purchases from GCG amounted to $3 million, $4 million and $4 million, respectively. In connection with the Company's Chapter 11 proceedings, the company rejected the majority of these agreements with GCG in the fourth quarter of 2003. As of the Effective Date, GCG is no longer an affiliate of the Company.

          GenTek continues to provide GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the spinoff of GenTek from GCG in 1999. For the years ended December 31, 2002, 2001 and 2000, GenTek charged GCG $1 million, $1 million and $2 million, respectively, related to this agreement.

          On August 25, 2000, the Company acquired the digital communications business of Prestolite Wire Corporation (referred to herein as Prestolite) which was approved by a special committee of disinterested directors of the Board of Directors of GenTek. Mr. Montrone beneficially owns a controlling interest in Prestolite, and he and Mr. Meister are on the Board of Prestolite. As of the Effective Date, Messrs. Montrone and Meister were no longer members of the Board of Directors of the Company and Prestolite is no longer an affiliate of the Company. As part of the acquisition, the Company paid Prestolite $0.3 million in 2000 for various corporate and administrative transition services provided by Prestolite in respect of the digital communications business. Also as part of this transaction, Prestolite agreed to pay the Company to provide various management services to Prestolite's remaining businesses pursuant to a management agreement dated July 5, 2000 (referred to herein as the Prestolite Agreement). Prestolite paid the Company $2 million and $3 million in 2002 and 2001, respectively, in respect of such services. The Prestolite Agreement was rejected under the Plan, effective as of the Effective Date. As of the Effective Date, Prestolite is unaffiliated with the Company. The Company has subsequently entered into a new agreement with Prestolite. In addition, the Company and Prestolite maintained certain cost sharing arrangements relating to shared premises and insurance coverage. Payments pursuant to these arrangements by Prestolite to the Company for the years ended December 31, 2002, 2001 and 2000 were $0.5 million, $0.3 million and $0.1 million, respectively, and payments by the Company to Prestolite pursuant to these arrangements for the years ended December 31, 2002 and 2001 were $0.1 million and $0.1 million, respectively.

          GenTek and Prestolite continue to buy and sell certain wire and cable products from each other. Purchases from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $11 million, $10 million and $22 million, respectively. Sales to Prestolite for the years ended December 31, 2002, 2001 and 2000 were $4 million, $3 million and $3 million, respectively.

Quantitative and Qualitative Disclosures About Market Risk

          The Company's cash flows and earnings are subject to fluctuations resulting from changes in interest rates, foreign currency exchange rates and commodity prices and the Company selectively uses financial instruments to manage these risks. The Company's objective in managing its exposure to changes in interest rates, foreign currency exchange rates and commodity prices is to reduce volatility on earnings and cash flow associated with such changes. The Company has not entered, and does not intend to enter, into financial instruments for speculation or trading purposes.

          The Company measures the market risk related to its holding of financial instruments based on changes in interest rates, foreign currency rates and commodity prices using a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows and earnings based on a hypothetical 10 percent change in interest rates, foreign currency exchange rates and commodity prices. The Company used current market rates on its debt and derivative portfolio to perform the sensitivity analysis. Such analysis indicates that a hypothetical 10 percent change in interest rates, foreign currency exchange rates or commodity prices would not have a material impact on the fair values, cash flows or earnings of the Company.

                                  OUR BUSINESS

Overview

          We are a manufacturer of communications products, industrial components and performance chemicals. We operate through three primary business segments: communications, manufacturing and performance products. The communications segment is a global provider of products, systems and services to the global markets for telecommunications and data networking equipment and services, and in particular, the public telecom and private enterprise network markets. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic and industrial. The performance products segment provides a broad range of value-added products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end products or operations. We operate over 80 manufacturing and production facilities located primarily in the U.S. and Canada, with additional facilities in Australia, China, Germany, Great Britain, India, and Mexico.

          Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. (GCG). On April 30, 1999, GCG separated the GenTek business from GCG's soda ash and calcium chloride industrial chemicals business through a spin-off, by transferring the GenTek business to GenTek, and distributing the common stock of GenTek to GCG's shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries.

Emergence From Chapter 11 Reorganization

          On October 11, 2002, we and the other Debtors filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. We and the other Debtors filed for relief under Chapter 11 as a result of our inability to obtain an amendment to our senior credit facility. The protection afforded by Chapter 11 allowed us and the other Debtors to continue to serve our customers and preserve the value of our businesses, while we reorganized and worked to develop and implement a strategic plan to deleverage our balance sheet and create an improved long-term capital structure.

          The Plan was confirmed by the Bankruptcy Court on October 7, 2003 and became effective in accordance with its terms on the Effective Date. The Plan provided for the treatment of all prepetition claims and liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Emergence Reorganization under Chapter 11 of the US Bankruptcy Code" for a further discussion of the Plan.

          The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as of September 30, 2003 and continuing through the Effective Date, as a result of the Filing, such realization of assets and liquidation of liabilities was subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors might have sold or otherwise disposed of assets and liquidated or settled liabilities for amounts other than those reflected in the consolidated financial statements. Further, the consolidated financial statements do not give effect to any adjustments to the carrying value of assets or amount of liabilities that might be necessary as a consequence of the Confirmed Plan. Liabilities and obligations whose treatment and satisfaction were dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets. In connection with its emergence from bankruptcy on November 10, 2003, the Company has adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, the Company's post-emergence financial statements will not be comparable with its pre-emergence financial statements.

Products and Services by Segment

          The following table sets forth the Company's sales by segment;

                                                                Nine Months Ended
                                  Years Ended December 31,        September 30,
                             --------------------------------   -----------------
                               2002       2001         2000       2003     2002
                             --------   --------     --------    ------   ------
                                                (In millions)
Communications............   $  294.0   $  405.0     $  507.8    $245.4   $218.6
Manufacturing.............      477.1      478.5        553.3     317.5    368.0
Performance Products......      357.4      360.9        353.1     259.1    272.5
                             --------   --------     --------    ------   ------
                             $1,128.5   $1,244.4     $1,414.2    $822.0   $859.1
                             ========   ========     ========    ======   ======

Communications Segment

          The communications segment is a global provider of products, systems and services for local and wide area data and communications networks. These products and services use and build on the throughput-enhancing technology that the Company has developed. The Company's offerings include throughput-optimized copper and fiber-optic cabling and connectivity products for both public and private enterprise networks, as well as design, installation and maintenance services for wide-area wireline and wireless networks.

          The Company competes in the global markets for telecommunications and data networking equipment and services, particularly the public telecom (or access) and private enterprise (or premise) segments of these markets. The public telecommunications network is comprised of the long-haul network (long distance copper and fiber cables), the metro area (city wide) network, and the access portion of the network. The Company competes primarily in this access portion which consists of the telecommunications central office, remote terminals and the local loop also known as the "last mile." The local loop links the enterprise customer's home or office to the metro area and the long-haul portions of the public network. The enterprise segment of the market consists of the voice, data and video networks located within the customer's (or end-user's) premises.

          The communications segment's customers include Fortune 1000 companies, incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), internet service providers (ISPs), managed service providers (MSPs), data networking equipment distributors, government institutions, public utilities and academic institutions.

Manufacturing Segment

          The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. The Company's products for these markets are described below:

          Automotive. For the automotive market, the Company provides:

          o precision-engineered components for valve-train systems, including stamped and machined rocker and roller-rocker arms, cam follower rollers, cam follower roller axles, antifriction bearings and other hardened/machined components;

          o electronic wire and cable assemblies, such as wire harnesses, ignition cables, molded parts, electro-mechanical assemblies, engine block heaters, battery blankets and various electrical switches, used in the manufacture of automobiles, light and heavy duty trucks and personal recreation vehicles such as snowmobiles and personal water craft;

          o computer-aided and mechanical vehicle and component testing services for the transportation industry; and

          o fluid transport and handling equipment for automotive service applications.

          The Company's precision-engineered stamped and machined engine components for valve-train systems improve engine efficiency by reducing engine friction and component mass. These components are used both in traditional overhead valve and in the increasingly popular single and double overhead cam
(OHC) engines which power cars, light trucks and sport utility vehicles. The increased use of these OHC engines has resulted in significant volume growth through market share gains, as vehicle manufacturers are able to obtain better fuel economy and higher horsepower using OHC engines.

          The Company's wire and cable assembly products include a variety of automotive electronic components for use in OEM production and the aftermarket. The Company is a leading Tier-2 supplier of products such as wire harnesses, ignition cables, engine block heaters, battery blankets and various electrical and electro-mechanical switches and assemblies.

          Through its automotive testing offerings, the Company provides mechanical testing services and computer-aided design, engineering and simulation services for automotive structural and mechanical systems to OEMs and Tier 1 suppliers. The Company provides a wide range of testing services for automotive components and systems from single sub-systems, such as chassis, suspension, seats and seating assemblies, to entire vehicles. The Company's engineering and simulation services provide customers with finite element modeling, kinematics, crash and variation simulation analyses, experimental dynamics and vehicle development programs, and allow its customers to test their automotive products for durability, stress, noise, vibration and environmental considerations.

          Automotive manufacturers generally award business to their suppliers by individual engine line or model, often for multiple-model years. The loss of any individual engine line or model contract would not be material to the Company. However, an economic downturn in the automotive industry as a whole or other events (e.g., labor disruptions) resulting in significantly reduced operations of any of DaimlerChrysler, Ford or General Motors could have a material adverse impact on the results of the Company's manufacturing segment. None of these customers accounted for 10 percent or more of the Company's revenues in 2002.

          Appliance and Electronic. The Company produces custom-designed power cord systems and wire and cable assemblies for a broad range of appliances and electronic products including:

          o household appliances, such as refrigerators, freezers, dishwashers, washing machines, ovens, ranges and vacuum cleaners;

          o    electronic office equipment, including copiers and printers; and

          o various electronic products, such as medical equipment, ATM machines and gaming machines.

          The Company's specialized wiring expertise and high quality wire and cable assemblies are generally provided to larger OEM customers. A highly competitive environment has required the Company's customers to improve their productivity by outsourcing to lower cost suppliers. The Company's manufacturing facilities are strategically located in both Canada and Mexico, permitting the Company to share with customers efficiencies gained through its operating scale and lower costs.

          The Company also owns a 50% interest in PrettlNoma Systems GmbH, a joint venture that produces modular control panel systems for consumer appliance manufacturers. PrettlNoma Systems is based in Neuruppin, Germany and, in addition, operates facilities in Mexico, Poland and Turkey.

          Industrial. For the industrial market, the Company manufactures:

          o custom-designed wire harness and power cord systems for power tools, motors, pumps and other industrial products; and

          o wire and cable for industrial markets, the commercial and residential construction industries and for a wide variety of end market uses by OEMs.

          The Company produces a broad product line of single and multi conductor wire and cable, wire harnesses and power cord systems. The Company's wire jacketing expertise includes the use of polyvinyl chloride (PVC), rubber, thermoplastic elastomer (TPE) and cross-link compounds.

Performance Products Segment

          The Company's performance products segment provides a broad range of value-added products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. The Company's products and services for these markets are described below.

          Environmental Services. With a network of 35 plants strategically located throughout the United States and Canada, the Company is the largest North American producer of aluminum sulfate, or "alum," which is used as a coagulant in potable water and waste water treatment applications, and a leading supplier of ferric sulfate and other specialty flocculents (polymer-based materials used for settling and/or separating solids from liquids). The Company's water treatment products and services are designed to address the important environmental issues confronting its customers. These value-added products and services provide cleaner drinking water, restore algae-infested lakes, reduce damaging phosphorus runoff from agricultural operations, and significantly reduce pollution from industrial waste water.

          In the environmental market, the Company also provides sulfuric acid regeneration services to the refining and chemical industries, and pollution abatement and sulfur recovery services to selected refinery customers. Refineries use sulfuric acid as a catalyst in the production of alkylate, a gasoline blending component with favorable performance and environmental properties. The alkylation process contaminates and dilutes the sulfuric acid, thereby creating the need to dispose of or regenerate the contaminated acid. The Company transports the contaminated acid back to the Company's facilities for recycling and redelivers the fresh, recycled acid back to customers. This "closed loop" process offers customers significant savings versus alternative disposal methods and also benefits the environment by significantly reducing refineries' waste streams. Similar regeneration services are provided to manufacturers of ion exchange resins and silicone polymers.

          Pharmaceutical and Personal Care. The Company is a leading supplier of the active chemical ingredients used in the manufacture of antiperspirants, and also supplies active ingredients used in prescription pharmaceuticals, nutritional supplements, nutraceuticals, veterinary health products and other personal care products.

          Technology. The Company provides ultrahigh-purity electronic chemicals for the semiconductor and disk drive industries. The Company's electronic chemicals include ultrahigh-purity acids, caustics, solvents, etchants and formulated photo ancillaries for use in the manufacture of semiconductor processing chips and computer disk drives.

          Chemical Processing. The Company manufactures a broad range of products that serve as chemical intermediates in the production of such everyday products as newspapers, tires, paints, dyes and carpets. The Company's products include:

          o alum and polymer-based enhanced coagulants used in paper manufacturing to impart water resistance;

          o sodium nitrite, of which the Company is one of only two North American producers, primarily used as a reactant in the manufacture of dyes, pigments and rubber processing chemicals;

          o potassium fluoride and fluoborate derivatives sold into the metal treatment, agrochemical, surfactant and analytical reagent markets; and

          o sulfuric acid, which is used in the manufacture of titanium pigments, fertilizers, synthetic fibers, steel, petroleum and paper, as well as many other products.

          For further information on geographic and segment data, see "Note 16 - Geographic and Industry Segment Information" in the Notes to the Consolidated Financial Statements.

Competition

          Competition in the markets served by the communications segment is based on a number of factors, including but not limited to: product features, quality, performance and reliability; product-line breadth and end-to-end systems capabilities; global distribution and customer support capabilities; customer service and technical support; relationships with customers, distributors and system integrators; product interoperability and the ability to support emerging protocols; brand recognition and price. Further, the ability to achieve and maintain successful performance is dependent on our ability to develop products that meet the ever-changing requirements of data and voice communications technology. Due to the breadth of the Company's products and services, it competes against different competitors in different product and service areas, with the majority of its competitors focusing on only particular segments of the total market in which the Company competes.

          In the cabling and connectivity systems market, the primary competitors capable of supplying entire solutions are Cable Design Technologies, CommScope, Nexans and Tyco/AMP. Additionally, competitors that supply only the cabling portion of a complete structured cabling solution include Belden, General Cable and Optical Cable Corporation. Connectivity competitors include ADC Telecommunications, Hubbell, Huber & Suhner, Molex, Ortronics, Reichle & De-Massari and 3M/Quante.

          Competition in the manufacturing segment's markets is based upon a number of factors including design and engineering capabilities, quality, price and the ability to meet customer delivery requirements. In the automotive market, the Company competes with, among others, Eaton, Hitchiner, INA, Ingersoll-Rand, Sumitomo, Yazaki and captive OEMs. In the appliance and electronic and industrial markets, the Company competes with Belden, General Cable, International Wire, Nexans and Viasystems, among others.

          Although the Company's performance products segment generally has significant market share positions in the product areas in which it competes, most of its end markets are highly competitive. In the pharmaceuticals and personal care market, the Company's major competitors include Giulini, Summit and Westwood. The Company's competitors in the environmental market include the refineries that perform their own sulfuric acid regeneration, as well as Arch Chemical, DuPont, Marsulex, PVS and Rhodia, which also have sulfuric acid regeneration facilities that are generally located near their major customers. In addition, the Company competes with Geo Specialty Chemicals, U.S. Aluminates and other regional players in the water treatment market. Competitors in the technology market include Ashland and Tyco/Mallinckrodt-Baker. Competitors in the chemical processing market include BASF, Calabrian, Rhodia, Solvay S.A. and U.S. Salt.

Suppliers; Availability of Resources

          The Company purchases a variety of raw materials for its businesses. The primary raw materials used by the communications segment are copper, steel and plastic. The Company's primary raw materials in its manufacturing segment are copper and steel. The Company's performance products segment's competitive cost position is, in part, attributable to its control of certain raw materials that serve as the feedstocks for many of its products. Consequently, major raw material purchases are limited primarily to sulfuric acid where it is uneconomical for the Company to supply itself due to distribution costs, soda ash (for the manufacture of sodium nitrites), bauxite and hydrate (for the manufacture of alum), zirconium oxychloride (for the manufacture of antiperspirant active ingredients) and sulfur (for the manufacture of sulfuric acid).

          The Company purchases raw materials from a number of suppliers and, in most cases, believes that alternative sources are available to fulfill its needs. In the Company's opinion, the raw materials needed for its businesses will be available in sufficient supply on a competitive basis for the foreseeable future.

Sales and Distribution

          The Company's communications segment has approximately 500 sales, marketing and customer service personnel in 25 countries around the world. The Company's products are sold directly to key account customers, often pursuant to multi-year agreements, and via its international third-party sales and distribution network for smaller accounts.

          The Company's manufacturing segment has approximately 50 sales, marketing and customer service personnel. Generally, the Company markets its products directly to its customers, but in certain industrial markets a distribution network is used. The manufacturing segment's technical and engineering staff is an integral part of the segment's sales and distribution effort. Since many of the Company's products are precision-engineered and custom-designed to customer specifications, the Company's sales force and engineers work closely with its customers in designing, producing, testing and improving its products.

          In the Company's performance products segment, the Company employs approximately 120 sales, marketing, distribution and customer service personnel. The sales force is divided into several specialized groups which focus on specific products, end-users and geographic regions. This targeted approach provides the Company with insight into emerging industry trends and creates opportunities for product development.

Seasonality; Backlogs

          The businesses of the communications and manufacturing segments are generally not seasonal. Within the performance products segment, the environmental services business has higher volumes in the second and third quarters of the year, owing to (i) higher spring and summer demand for sulfuric acid regeneration services from gasoline refinery customers to meet peak summer driving season demand and (ii) higher spring and summer demand from water treatment chemical customers to manage seasonally high and low water conditions. The other markets that the performance products segment serves are generally not seasonal. Due to the nature of the Company's businesses, there are no significant backlogs.

Environmental Matters

          The Company's various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Mexico. The Company believes that it is in substantial compliance with such laws and regulations. However, as a result of its operations, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these facilities, the Company believes that any such liability will not have a material adverse effect on its financial condition, cash flows or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require the Company to make expenditures which may be material or otherwise adversely impact the Company's operations.

          The Company maintains a program to manage its facilities' compliance with environmental laws and regulations. Expenditures for 2002 approximated $17 million (of which approximately $3 million represented capital expenditures and approximately $14 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 2001 approximated $16 million (of which approximately $4 million represented capital expenditures and approximately $12 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Management expects expenditures similar to 2002 levels in 2003. In addition, if environmental laws and regulations affecting the Company's operations become more stringent, costs for environmental compliance may increase above historical levels.

          The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") and similar statutes, have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites, and transporters and generators of hazardous substances, regardless of fault. The Company's facilities have been operated for many years by the Company or its prior owners and operators, and adverse environmental conditions of which the Company is not aware may exist. Modifications of existing laws and regulations and discovery of additional or unknown environmental contamination at any of the Company's current or former facilities could have a material adverse effect on the Company's financial condition, cash flows and/or results of operations. In addition, the Company has received written notice from the Environmental Protection Administration that it has been identified as a "potentially responsible party" under

CERCLA at one third-party site. The Company does not believe that its liability, if any, for this site will be material to its results of operations, cash flows or financial condition.

          At any time, the Company may be involved in proceedings with various regulatory authorities which could require the Company to pay various fines and penalties due to violations of environmental laws and regulations at its sites, remediate contamination at some of these sites, comply with applicable standards or other requirements, or incur capital expenditures to modify certain pollution control equipment or processes at its sites. Again, although the amount of any liability that could arise with respect to these matters cannot be accurately predicted, the Company believes that the ultimate resolution of these matters will have no material adverse effect on its results of operations, cash flows or financial condition.

          Avtex Site at Front Royal, Virginia. On March 22, 1990, the Environmental Protection Agency (the "EPA") issued to the Company a Notice of Potential Liability pursuant to Section 107(a) of CERCLA with respect to a site located in Front Royal, Virginia, owned at the time by Avtex Fibers Front Royal, Inc., which has filed for bankruptcy. A sulfuric acid plant adjacent to the main Avtex site was previously owned and operated by the Company. On September 30, 1998, the EPA issued an administrative order under Section 106 of CERCLA, which requires The General Chemical Group Inc. (whose obligations the Company assumed in connection with the Spinoff), AlliedSignal Inc. (now Honeywell) and Avtex to undertake certain removal actions at the acid plant. On October 19, 1998, the Company delivered to the EPA written notice of its intention to comply with that order, subject to numerous defenses. The requirements of the order include preparation of a study to determine the extent of any contamination at the acid plant site. The Company has provided for the estimated costs of $1.8 million for these activities in its accrual for environmental liabilities relating to the order. The Company is working cooperatively with the EPA with respect to compliance with the order and believes that such compliance will not have a material effect on its results of operations or financial condition.

          Delaware Valley Facility. On September 7, 2000, the U.S. Environmental Protection Agency issued to the Company an Initial Administrative Order (an "IAO") pursuant to Section 3008(h) of the Resource Conservation and Recovery Act ("RCRA"), which requires that the Company conduct an environmental investigation of certain portions of the Company's Delaware Valley facility (the "Facility") and, if necessary, propose and implement corrective measures to address any historical environmental contamination at the Facility. The Company is working cooperatively with the EPA and Honeywell Inc. (formerly AlliedSignal Inc.), prior owner of the Facility and current owner of a plant adjacent to the Facility, to implement the actions required under the IAO. The requirements of the IAO will be performed over the course of the next several years. The Company has provided for the estimated costs of $2.2 million for these activities in its accrual for environmental liabilities. As previously mentioned, on February 28, 2003 the Company announced a plan to wind down and close most South Plant operations of its Delaware Valley facility, which was completed in the fourth quarter of 2003. This closure could result in an expansion of the investigation to be performed under the IAO. Depending on the scope of any potential expansion of the investigation under the IAO and any additional remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Company is currently unable to estimate the nature and extent of these potential additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Company's results of operations, cash flows or financial condition.

          Claims against the Debtors for certain environmental liabilities arising prior to the Filing were addressed in the Chapter 11 cases. In general, monetary claims by private (non-governmental) parties relating to remedial actions at off-site locations used for disposal prior to the Filing and penalties resulting from violations of applicable environmental law before that time were treated as general unsecured claims. The Debtors are obligated to comply with applicable environmental law in the conduct of their business, including any potential obligation to conduct investigations and implement remedial actions at facilities the Company owns or operates, and we are required to pay such expenses in full.

Employees/Labor Relations

          At December 31, 2003, the Company had approximately 6,000 employees, of whom approximately 2,100 were full-time salaried employees, approximately 1,400 were full-time hourly employees (represented by 11 different unions) and approximately 2,500 were hourly employees working in nonunion facilities. Approximately

350 of the Company's 2,100 salaried employees are based in Germany. German-based employees are members of unions and are subject to industry-wide and other collective bargaining agreements.

          The Company's union contracts have durations which vary from two to four years. The Company's relationships with its different unions are generally good.

Properties

          The Company operates over 80 manufacturing and production facilities located in the United States, Canada, Australia, China, Germany, Great Britain, India and Mexico. The Company's headquarters are located in Hampton, New Hampshire.

          Set forth below are the locations and uses of the Company's major properties:

               Location                                   Use
               --------                                   ---
Communications Segment
Centennial, Colorado(1) ................   Offices
Sidney, Nebraska(2) ....................   Production Facility
North Bennington, Vermont(1) ...........   Production Facility
Racine, Wisconsin(2) ...................   Production Facility and Offices
Sydney, Australia ......................   Production Facility and Offices
Cheltenham, England ....................   Production Facility and Offices
Berlin, Germany(1) .....................   Production Facility and Offices
Toluca, Mexico(1) ......................   Production Facility
Shanghai, People's Republic of China ...   Production Facility
Bangalore, India .......................   Production Facility

Manufacturing Segment
Southfield, Michigan(1) ................   Offices
Troy, Michigan(1) ......................   Production Facility and Offices
Westland, Michigan(1) ..................   Production Facility
Weaverville, North Carolina ............   Production Facility
Upper Sandusky, Ohio(1) ................   Production Facility
Toledo, Ohio ...........................   Production Facility
Defiance, Ohio(2) ......................   Production Facility
Perrysburg, Ohio(1) ....................   Production Facility and Offices
Mineral Wells, Texas ...................   Production Facility
Imuris, Mexico .........................   Production Facility
Juarez, Mexico(1) ......................   Production Facility
Concord, Ontario(2) ....................   Production Facility
Guelph, Ontario(1) .....................   Production Facility
Scarborough, Ontario ...................   Production Facility
Stouffville, Ontario(2) ................   Production Facility
Tillsonburg, Ontario(1) ................   Production Facility
Waterdown, Ontario .....................   Production Facility

Performance Products Segment
Hollister, California(2) ...............   Production Facility and Offices
Pittsburg, California ..................   Production Facility
Richmond, California ...................   Production Facility
Augusta, Georgia .......................   Production Facility
East St. Louis, Illinois ...............   Production Facility
Berkeley Heights, New Jersey ...........   Production Facility, Offices and Warehouse
Newark, New Jersey(2) ..................   Production Facility

Solvay, New York(2) ....................   Production Facility
Marcus Hook, Pennsylvania ..............   Production Facility, Offices and Warehouse
Celina, Texas(2) .......................   Production Facility
Midlothian, Texas(2) ...................   Production Facility
Anacortes, Washington ..................   Production Facility
Thorold, Ontario .......................   Production Facility
Valleyfield, Quebec ....................   Production Facility

Offices
Hampton, New Hampshire(1) ..............   Headquarters
Parsippany, New Jersey(1) ..............   Offices

----------
(1)  Leased.

(2)  Mortgaged as security under the Company's revolving credit facility.

Legal Proceedings

          The Company is involved in claims, litigation, administrative proceedings and investigations of various types, including the Sunoco Employee litigation discussed below, and certain environmental proceedings previously discussed. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, the opinion of management based upon currently-available information is that any such liability not covered by insurance will have no material adverse effect on the Company's results of operations, cash flows or financial condition. See " - Environmental Matters" above.

          As previously discussed, on October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the "Debtors") filed voluntary petitions for reorganization relief (the "Filing") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' cases continue to be jointly administered as Case No. 02-12986 (MFW). As a result of the Debtors' commencement of the Chapter 11 cases, an automatic stay was imposed against the commencement or continuation of legal proceedings against the Debtors outside of the Bankruptcy Court. As of the Effective Date, the automatic stay was replaced or supplemented by the discharge injunction imposed by the Plan. Claimants against the Debtors were entitled to assert their claims in the Chapter 11 cases by filing a proof of claim, to which the Debtors were entitled to object and seek a determination from the Bankruptcy Court as to the allowability of the claim. The objection process is continuing. Claimants who desired to liquidate their claims in legal proceedings outside of the Bankruptcy Court were be required to obtain relief from the automatic stay by order of the Bankruptcy Court. With the occurrence of the Effective Date, any liquidation of claims outside the Bankruptcy Court will be permitted only if the Bankruptcy Court agrees on motion to modify the discharge injunction. In such event, the discharge injunction will remain in effect with respect to the collection of liquidated claim amounts. As a general rule, all claims against the Debtors that seek a recovery from assets of the Debtors' estates were addressed in the Chapter 11 cases and were paid or provided for pursuant to the terms of the Plan or, where applicable, orders of the Bankruptcy Court. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Emergence Reorganization under Chapter 11 of the US Bankruptcy Code" for a further discussion of the treatment of claims.

          Sunoco Employee Litigation. In April 1998, approximately 40 employees (and their respective spouses) of the Sunoco refinery in Marcus Hook, Pennsylvania, filed lawsuits in the Court of Common Pleas, Delaware County, Pennsylvania, against General Chemical Corporation alleging that sulfur dioxide and sulfur trioxide releases from the Company's Delaware Valley facility caused various respiratory, pulmonary and other injuries. Unspecified damages in excess of $50,000 for each plaintiff are sought. Active discovery has taken place and the cases were initially set for trial in March 2003.

          In addition, on September 24, 1999 the same attorneys that filed the April 1998 individual actions also filed a purported class action complaint against the Company, titled Whisnant vs. General Chemical Corporation, (in the Court of Common Pleas, Delaware County, Pennsylvania), on behalf of more than 1,000 current and former employees of the Sunoco Plant. The complaint alleges that releases of sulfur dioxide and sulfur trioxide caused injuries to the plaintiffs, and sought, among other things, to establish a medical monitoring for plaintiffs. In May 2002, the trial court denied plaintiffs' motion to certify the case to proceed as a class action. Plaintiffs filed an appeal of that decision.

          Both the individual actions and the class action proceedings were stayed as a result of the Company's Filing. The bankruptcy court lifted the automatic stay for the limited purpose of allowing the parties to consummate a settlement agreement that has been reached to resolve the individual and class action lawsuits. Pursuant to the settlement, the Company and its insurer will pay a total of $2,095,000.00 ($1.3 million of which will be paid by the Company's insurer) following final approval of the settlement by the trial court. The settlement has received preliminary approval by the trial court and notice has been sent to the class members. Class members had until January 23, 2004 to opt out of the settlement (however, such deadline has been extended); approximately 26 people have submitted opt out requests, but may reconsider and opt-in before the extended deadline. Objections to the settlement must be filed by February 6, 2004 and the final approval hearing date is February 24, 2004. The settlement will become final if approved by the court and after the exhaustion of all appellate rights.

          Richmond Litigation. Lawyers claiming to represent more than 47,000 persons have filed approximately 24 lawsuits in several counties in California state court, making claims against General Chemical Corporation and a third party arising out of a May 1, 2001 release of sulfur dioxide and sulfur trioxide from the Company's Richmond, California sulfuric acid facility. A class action lawsuit arising out of the same facts has also been filed. Some of the complaints also allege damages arising out of a separate alleged release of sulfur trioxide from the Richmond facility on November 29, 2001. The lawsuits claim various damages for alleged injuries, including, without limitation, claims for personal injury, emotional distress, medical monitoring, nuisance, loss of consortium and punitive damages. The Company filed a petition for coordination to consolidate all of the state court cases before a single judge, which was tentatively granted, but the Company filed its bankruptcy petition before the final order was entered. The state court cases have been stayed since that time.

          Approximately 73,000 proofs of claim were submitted in the bankruptcy proceedings on behalf of the Richmond claimants, seeking damages for the May 1, 2001 and/or November 29, 2001 releases. A preliminary review of the claimant list indicates that the claimants include most of the plaintiffs in the state court cases, plus several thousand duplicates and some additional claimants. In addition, one class proof of claim was submitted. A motion for class certification was filed but hearing on the matter has been continued. The Company filed a motion to lift the automatic stay and discharge injunction to allow liquidation of the claims to proceed in California state court. That motion is scheduled for hearing on February 18, 2004.

          Any recovery by the plaintiffs in these lawsuits will be limited as provided in the Plan. Pursuant to the terms of the Plan, GenTek could be required to issue new shares of common stock and Tranche A, B and C Warrants in accordance with the terms of the Plan to the extent insurance is not available for the claim.

          Other Claims. The Company is subject to various other claims and legal actions that arise in the ordinary course of business. Claims and legal actions against the Debtors that existed as of the date of the Filing are subject to the automatic stay and/or discharge injunction, and recoveries sought thereon from assets of the Debtors were dealt with in the Chapter 11 cases pursuant to the terms of the Plan or, where applicable, orders of the Bankruptcy Court.

                      MANAGEMENT AND EXECUTIVE COMPENSATION

          Set forth below is information with respect to each of the Company's executive officers and/or key employees.

          Richard R. Russell, 61, President and Chief Executive Officer and a Director since April 1999. From 1994 until April 1999, he served as the President and Chief Executive Officer and a Director of The General Chemical Group Inc. Mr. Russell has also been the President and Chief Executive Officer of General Chemical Corporation since 1986.

          Matthew R. Friel, 37, Vice President and Chief Financial Officer since September 2001. Mr. Friel also served as Treasurer from September 2001 to October 2003. From September 1997 to September 2002, Mr. Friel served as Managing Director of Latona Associates Inc. ("Latona Associates"). Latona Associates has provided GenTek with certain administrative functions and corporate support services since 1995.

          Mark J. Connor, 37, Vice President - Corporate Development and Investor Relations since November 2003. From October 2000 to November 2003, Mr. Connor served as Assistant Treasurer. From 1998 through October 2000, Mr. Connor served as Assistant Treasurer of The Warnaco Group, Inc.

          Ronald A. Lowy, 48, Chief Operating Officer of the Krone Group since January 2001. Mr. Lowy served as Vice President and General Manager - Automotive and Industrial Products of Prestolite Wire Corporation from January 2000 to December 2000, and Vice President and General Manager - Automotive Products of Prestolite Wire Corporation from 1995 to 2000.

          Kevin J. O'Connor, 53, Vice President and Controller since April 1999. From March 1996 until April 1999, he served as the Controller of The General Chemical Group Inc. Mr. O'Connor has also served as Controller of General Chemical Corporation since 1986.

          Ramanlal L. Patel, 58, President of the Manufacturing segment since December 2001. Mr. Patel has also served as President and Chief Executive Officer of Noma Company since January 2001. From 1997 to December 2000, he was Chief Executive Officer of Pram Filtration Corporation.

          Charles W. Shaver, 45, Vice President and General Manager for Performance Products since November 2001. Mr. Shaver served as Vice President and General Manager for Performance Products for Arch Chemicals, Inc. from 1999 to November 2001. From September 1996 to 1999 he served as Vice President of Operations and Chief Operating Officer for MMT, Inc.

          Scott Sillars, 48, Vice President and Treasurer since October 2003. Mr. Sillars served as Acting Treasurer from 2002 to October 2003 . From 1998 through 2002, Mr. Sillars served as an Independent Consultant in general management and corporate finance.

          Matthew M. Walsh, 37, Vice President and Operations Controller since December 2000. Mr. Walsh served as Vice President and Treasurer from January 2000 through December 2000. Mr. Walsh served as Group Controller-Performance Products of General Chemical Corporation from October 1997 to December 1999.

Directors

          Each of our directors was appointed pursuant to the Plan.

          John G. Johnson, Jr., 63, Chairman of the Board - Mr. Johnson was previously President and Chief Executive Officer of Foamex International Inc. from 1999 through 2001 and serves as a Director of Thermadyne Industries, Inc. Mr. Johnson spent 5 years with Safety-Kleen Corporation where he served as President and Chief Executive Officer (1995 to 1997) and President and Chief Operating Officer (1993-1994). Prior to 1992, Mr.

Johnson spent 34 years with ARCO where he was a director and president of ARCO Chemicals America from 1987 to 1992.

          Dugald K. Campbell, 57- Mr. Campbell currently serves as a Director of MTS Systems Corporation and JL French Automotive Castings Inc. Mr. Campbell was President and Chief Executive Officer of Tower Automotive Inc. from 1993 to 2003. Prior to that, Mr. Campbell served in senior leadership roles within the automotive groups of Allied Signal Corporation and Siemens AG.

          Henry L. Druker, 50 - Mr. Druker is a Partner of Questor Management Company, a private investment firm, where he has been specializing in investing in turnaround and special situation companies since 1995. Previously, has was a Partner of a Toronto based merchant bank, Gordon Capital, Managing Director and head of the leveraged buyout group at L.F. Rothschild, Inc. and an associate in corporate finance at Goldman Sachs & Co. Mr. Druker is a former Director of Aegis Communications, Thermadyne Holdings and Pathsource, Inc.

          Kathleen R. Flaherty, 52 - Ms. Flaherty currently serves as a Director of CMS Energy Corporation and Marconi Corporation, plc. Ms. Flaherty was previously President and Chief Operating Officer of Winstar International from 1999 through 2001. From 1997 through 1998, Ms. Flaherty was the Senior Vice President, Global Product Architecture for MCI.

          Bruce D. Martin, 35 - Mr. Martin is a Director of Angelo, Gordon & Co., a private investment firm.

          John F. McGovern, 57 - Mr. McGovern is Founder and a Partner of Aurora Capital LLC since 1999. Prior to joining Aurora Capital, Mr. McGovern worked for Georgia-Pacific Corporation from 1981 to 1999 serving in many different positions, most recently as Executive Vice President, Finance and Chief Financial Officer from 1994 to 1999. Mr. McGovern currently serves on the Board of Directors for Payless ShoeSource, Inc. and Forest2Market. Mr. McGovern was formerly a director of Golden Bear, Inc., ChanneLinx, Inc. and Seabulk International, Inc.

          William E. Redmond, Jr., - Mr. Redmond has been a Director of World Kitchen Incorporated since January 2003 and a Director of Arch Wireless since June 2002. Previously he served as Chairman, President, and Chief Executive Officer for Garden Way Incorporated from December 1996 through February 2003.

          Richard R. Russell, 61 - Mr. Russell is the President and Chief Executive Officer and a Director of GenTek, Inc. since April 1999. From 1994 until April 1999, he served as the President and Chief Executive Officer and a Director of The General Chemical Group Inc. Mr. Russell has also been the President and Chief Executive Officer of General Chemical Corporation since 1986.

Compensation of Directors

          The non-employee directors of GenTek are entitled to receive cash compensation and compensation pursuant to the plans described below.

          Cash Compensation. Non-employee directors of the Company receive compensation of $35,000 per year, with additional fees of $1,000 for attendance at Board or committee meetings. The board chairman receives an additional $35,000 per year. Committee chairpersons also receive additional compensation in the amount of $10,000, with the exception of the audit committee chair who receives $15,000.

          Equity-based Compensation.

          At the time the members of the board of directors were appointed, an understanding was reached that each non-employee director of the Company would receive an annual grant of equity securities with a grant date value of $35,000. This agreement has not been implemented to date.

Compensation Committee Interlocks and Insider Participation

          In 2002, there were no interlocking relationships existing between the Company's Board of Directors or compensation committee of any other company.

Compensation of Executive Officers

Summary Compensation Table

          The following table summarizes the compensation paid to the President and Chief Executive Officer and each of GenTek's four other most highly compensated executive officers or key employees (the "Named Executives") for services in all capacities to GenTek and its subsidiaries during or with respect to 2002, 2001 and 2000.

                                                                               Long Term
                                                  Annual Compensation         Compensation
                                           --------------------------------   -------------
                                                                               Securities
                                                               Other Annual     Underlying      All Other
                                            Salary    Bonus    Compensation      Options      Compensation
                                    Year     ($)      ($)(1)       ($)             (#)           ($)(2)
                                    ----   -------   -------   ------------   -------------   ------------
Richard R. Russell ..............   2002   465,000   192,045           0              0          45,000
   President, Chief Executive       2001   465,000         0           0              0          20,750
   Officer and Director             2000   465,000   600,000           0        130,000          64,000

Ray L. Patel (3) ................   2002   350,013   329,500           0              0          35,000
   President-Manufacturing          2001   300,493   142,020      69,146         25,000          29,000
   Segment and President and        2000       N/A       N/A         N/A            N/A             N/A
   Chief Executive Officer
   of Noma Company

Matthew R. Friel (4) ............   2002   227,500   229,880           0              0               0
   Vice President, Chief            2001    70,500         0           0         75,000               0
   Financial Officer                2000       N/A       N/A         N/A            N/A             N/A

Ronald A. Lowy (5) ..............   2002   305,000   221,650           0              0          31,000
   Chief Operating Officer,         2001   283,332   165,000     112,865              0          35,000
   Krone Group                      2000       N/A       N/A         N/A            N/A             N/A

Charles W. Shaver (6) ...........   2002   280,000   229,625           0              0           5,500
   Vice President, General          2001    45,833   215,000           0         50,000               0
   Manager - Performance            2000       N/A       N/A         N/A            N/A             N/A
   Products

----------

     (1) Includes bonuses paid for year 2002 of $60,000 for each of Messrs. Patel, Friel, Lowy and Shaver under the Company's 2002 Prepetition Retention Plan. Payment of such bonuses was made pursuant to an Order of the Bankruptcy Court under 11 U.S.C. Sections 105 and 363(b)(1) entered on December 20, 2002. Also includes bonuses of $192,045, $269,500, $169,880, $161,650 and $169,625 to Messrs. Russell, Patel,
          Friel, Lowy and Shaver, respectively accrued under the Company's Senior Executive Bonus Plans which provide for ordinary course incentive bonuses to be paid to the Company's senior executives for year 2002.

     (2) Includes employer contributions in 2002 in the amount of $45,000, and $5,500 for Messrs. Russell and Shaver, respectively, pursuant to the savings and supplemental savings plans maintained by the Company. For years 2001 and

          2000, such employer contributions were $20,750 and $64,000, respectively for Mr. Russell. Includes employer contributions for years 2002 and 2001 of $35,000 and $29,000, respectively, in the case of Mr. Patel pursuant to the defined contribution retirement and savings plan and supplemental savings plan maintained by Noma Corporation, and includes employer contributions in 2002 and 2001 of $31,000 and $35,000, respectively, in the case of Mr. Lowy pursuant to the defined contribution retirement and savings plan and supplemental savings plan maintained by Krone Inc.

     (3) Mr. Patel joined Noma Company in January 2001. For year 2001, Other Annual Compensation reported for Mr. Patel includes $53,846 of relocation expenses.

     (4) Mr. Friel became Vice President, Chief Financial Officer and Treasurer in September 2001.

     (5) Mr. Lowy joined the Krone Group in January 2001. For year 2001, Other Annual Compensation reported for Mr. Lowy includes $98,995 of relocation expenses.

     (6) Mr. Shaver joined the Company in November 2001. For year 2001, Mr. Shaver's bonus includes a $150,000 sign-on bonus.

Option Grants in Last Fiscal Year

          There were no stock options granted by the Company to the Named Executives during 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

          No stock options were exercised by Named Executives in 2002. In connection with the Company's Plan, effective as of the Effective Date, all then-outstanding shares of our two classes of common stock were cancelled. Any options to purchase shares of the Company's common stock were concurrently cancelled.

New Management and Directors Incentive Plan

          As of the Effective Date, the Company adopted the New Management and Directors Incentive Plan. Under the terms of this plan, any full or part-time employee, officer or director of the Company or any of its subsidiaries are eligible to receive incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, dividend equivalent rights or any "other stock-based awards" (defined to include any awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of our common stock). The Compensation Committee has the authority to select participants and determine grants of awards. As of December 31, 2003, there were 1,000,000 shares of our common stock available for issuance under the plan (subject to equitable adjustment in the event of a change in capitalization of the Company). The maximum number of shares with respect to which any awards may be granted during a calendar year to any participant is 100,000. Pursuant to the Plan, within 3 months following the Effective Date, the Board is to designate participants to receive stock options that shall, in the aggregate, constitute no more than 10% of the total common stock issued on the Effective Date. Upon a "change in control" of the Company, unless otherwise determined by the Compensation Committee, each outstanding award shall automatically become fully exercisable.

Performance Plan

          Each of the Named Executive Officers is eligible to participate in the Company's Performance Plan. Under this plan, key employees may be granted performance awards and annual bonuses that vest upon the achievement of certain corporate targets. The compensation committee of the Board has discretion to choose the recipients of performance awards and annual bonus and the amount of such awards and bonuses and to set the incentive targets. With respect to those employees who are "covered employees" under section 162(m) of the Code, no performance award may exceed, when added to any annual bonus awarded under the plan, the lesser of (i) $2,000,000 or (ii) 200% of the base salary of such "covered employee" as in effect on the date that the incentive targets are set. Upon the achievement of such incentive targets, a participant becomes vested in his or her award, which is payable in cash. Upon the occurrence of a change in control (as defined in the plan), the compensation committee has discretion to accelerate vesting of any outstanding performance awards.

Pension Plans

          Certain employees, including Messrs. Russell, Friel and Shaver, participate in the General Chemical Corporation Salaried Employee's Pension Plan (the "Pension Plan"), a defined benefit plan that generally benefits full-time, salaried employees. A participating employee's annual retirement benefit is determined by the employee's credited service under the Pension Plan and average annual earnings during the five years of the final ten years of service credited under the Pension Plan for which such employee's earnings were highest. Annual earnings include principally salary, overtime and short-term incentive compensation. The Pension Plan provides that a participating employee's right to receive benefits under the Pension Plan becomes fully vested after five years of service. Under the Pension Plan, benefits are adjusted by a portion of the social security benefits received by participants.

          In addition, Messrs. Russell, Friel and Shaver participate in an unfunded non-qualified excess benefit plan which pays benefits which would otherwise accrue in accordance with the provisions of the Pension Plan, but which are not payable under the Pension Plan by reason of certain benefit limitations imposed by the Internal Revenue Code of 1986, as amended, (the "Code"). Under this formula, the average recognized compensation under the non-qualified excess benefit plan for each of the Named Executives as of December 31, 2002 was: Mr. Russell, $804,000; Mr. Friel, $200,400; and Mr. Shaver $416,400.

          Each of the named Executive Officers currently has account balances under the General Chemical Corporation Supplemental Savings and Retirement Plan, the Krone Incorporated Supplemental Executive Retirement Plan or the Prestolite Wire Corporation Supplemental Executive Retirement Plan (each, a SERP). Pursuant to an Order of the Bankruptcy Court entered on January 21, 2003, the Company adopted the Key Employee Retention Plan (the "KERP"). Under the terms of the KERP, the Company was authorized to protect up to $215,000 of the such supplemental retirement plan account balance of certain executive officers, including the Named Executives, provided that no distribution may be made to any Named Executive prior to the second anniversary of the Company's emergence from Chapter 11. For each of Messrs. Russell, Friel and Shaver, such $215,000 includes a pension component of the Named Executive's supplemental retirement plan balance. The supplemental retirement plan accounts of Messrs. Lowy and Patel include only a savings and not a pension component. With respect to Messrs. Russell and Lowy, all SERP balances in excess of $215,000 that is attributable to the savings component of a SERP (including employee contributions, employer matching contributions, and accrued interest) shall be deemed to vest ratably over a four year period commencing on the Effective Date and shall be otherwise paid in accordance with the terms of such SERPs, provided, however, that (i) no such payment shall be made prior to the second anniversary of the Effective Date; during the aforementioned four-year vesting period, the entire excess SERP balance shall accrue interest at the United States Treasury Bill rate; and notwithstanding the foregoing, during the aforementioned four-year vesting period, any non-vested portion of the SERP balance of any employee covered by this subsection shall vest immediately on the earlier of (x) the date upon which such employee's employment is terminated for any reason other than for "cause" or such employee terminates such employment for "good reason" as each such term is defined in the KERP, (y) as to Mr. Lowy, the date upon which the Company's businesses or the Company's communications segment is sold through a single transaction or series of related transactions, or (z) as to Mr. Russell, the date upon which the Company's businesses are sold through a single transaction or series of related transactions; and (ii) all portions of such excess amount that is attributable to the pension component of Mr. Russell's SERP ($2,633,897) have been treated as a general unsecured claim under the Plan.

          The following table shows the total estimated annual benefits payable under the Pension Plan and the excess benefit plan in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories indicated in the table.

                                       Pension Plan Table
  Average
  Annual       10 years     15 years     20 years     25 years     30 years     35 years
Earnings(1)   of Service   of Service   of Service   of Service   of Service   of Service
-----------   ----------   ----------   ----------   ----------   ----------   ----------
 $  200,000      40,000       60,000       80,000      100,000      100,000      105,000
    300,000      60,000       90,000      120,000      150,000      150,000      157,500
    400,000      80,000      120,000      160,000      200,000      200,000      210,000
    500,000     100,000      150,000      200,000      250,000      250,000      262,500
    600,000     120,000      180,000      240,000      300,000      300,000      315,000
    700,000     140,000      210,000      280,000      350,000      350,000      367,500
    800,000     160,000      240,000      320,000      400,000      400,000      420,000

    900,000     180,000      270,000      360,000      450,000      450,000      472,500
  1,000,000     200,000      300,000      400,000      500,000      500,000      525,000
  1,100,000     220,000      330,000      440,000      550,000      550,000      577,500
  1,200,000     240,000      360,000      480,000      600,000      600,000      630,000
  1,300,000     260,000      390,000      520,000      650,000      650,000      681,000

          (1) The years of service recognized under the Pension Plan generally include all service with GenTek and its predecessors. The credited years of service as of December 31, 2002 under the Pension Plan for each of the Named Executives, are as follows: Mr. Russell, 26 years; Mr. Friel, 2 years; and Mr. Shaver, 1 year.

Severance and Change in Control Arrangements

          Pursuant to the terms of the KERP, certain key employees, including the Named Executives are entitled to severance and change in control benefits. Under the KERP, in the event that a Named Executive's employment is terminated
(i) by the Named Executive for "good reason" (as defined in the KERP), (ii) by the Company for any reason other than "cause" (as defined in the KERP) or (iii) either by the Named Executive or the Company for death or "disability" (as defined in the KERP), such Named Executive will receive a lump sum cash payment equal to two times (or in the case of Mr. Russell, three times) the Named Executive's annual salary on the termination date. In addition, the Named Executives will continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) for two years (or in the case of Mr. Russell, for three years).

          The KERP further provides for alternative severance protections to certain key employees, including the Named Executives in the event that they terminate their employment for "good reason" (as defined in the KERP) or are terminated by the Company or any of the Chapter 11 debtors or any successor for reason other than for "cause" (excluding death or "disability," each as defined in the KERP) within twelve months following a change of control of the Company or a sale of the business segment by which they are then employed, provided that such change on control or sale of business segment occurs prior to the first anniversary of the Effective Date. Subject to certain conditions as established in the KERP, the Named Executives will be entitled to receive a lump sum cash payment equal to two times (or in the case of Mr. Russell, three times) the sum of the Named Executive's annual salary on the termination date plus such Named Executive's target annual bonus with respect to the year in which the termination occurs. In addition, the Named Executives will continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) for two years (or in the case of Mr. Russell, for three years).

          If any payment or distribution to any Named Executive is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, such Named Executive is entitled to receive a gross-up payment from the Company in an amount such that, after payment by the Named Executive of all taxes (including the excise tax imposed on the gross-up payment), the amount of the gross-up payment remaining is equal to the excise tax imposed under Section 4999 of the Code.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table provides, as of February 5, 2004 information regarding the beneficial ownership of our common stock by (a) each of our executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act.

                                                                        Amount and Nature of
                                                                      Beneficial Ownership (1)
               Executive Officers, Directors                   --------------------------------------
                 and Principal Stockholders                    Number of Shares   Percentage of Class
------------------------------------------------------------   ----------------   -------------------
John M. Angelo(2)(3)........................................       1,001,319             10.0%
Michael L. Gordon(2)(3).....................................       1,001,319             10.0%
Silver Oak Capital, LLC(3)(4)...............................         910,981              9.1%
Questor Partners Fund II, L.P.(5)(6) .......................         735,796              7.4%
Questor Side-by-Side Partners Fund II, L.P.(5)(6)...........         735,796              7.4%
Questor Side-by-Side Partners Fund II 3(c)(1), L.P.(5)(6)...         735,796              7.4%
Richard R. Russell..........................................               0                *
Matthew R. Friel ...........................................               0                *
Ray L. Patel................................................               0                *
Ronald A. Lowy..............................................               0                *
Charles W. Shaver...........................................               0                *
John G. Johnson, Jr.........................................               0                *
Dugald K. Campbell..........................................               0                *
Henry L. Druker(6)(7).......................................         735,796              7.4%
Kathleen R. Flaherty........................................               0                *
Bruce D. Martin.............................................               0                *
John F. McGovern............................................               0                *
William E. Redmond, Jr......................................               0                *
Directors and officers as a group...........................         735,796              7.4%

----------
* Represents less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the business address for each person or entity listed is 90 East Halsey Road, Parsippany, NJ 07054.

(2) Based solely on Form 13D, filed with the Securities and Exchange Commission on November 20, 2003. Each of Mr. Angelo and Mr. Gordon may be deemed to be the beneficial owner of 1,001,319 Shares (assuming the exercise of all Warrants held for the accounts of Silver Oak Capital, LLC (Silver Oak) and AG Capital Funding Partners, L.P. ("AG Capital"). This number includes (A) 90,050 Shares held for the account of AG Capital, (B) 908,182 Shares held for the account of Silver Oak, (C) 161 Shares issuable upon the exercise of Tranche A Warrants held for the account of AG Capital, (D) 85 Shares issuable upon the exercise of Tranche B Warrants held for the account of AG Capital, (E) 42 Shares issuable upon the exercise of Tranche C Warrants held for the account of AG Capital, (F) 1,568 Shares issuable upon the exercise of Tranche A Warrants held for the account of Silver Oak, (G) 827 Shares issuable upon the exercise of Tranche B Warrants held for the account of Silver Oak, and (H) 404 Shares issuable upon the exercise of Tranche C Warrants held for the account of Silver Oak.

(3) The principal business address of each of John M. Angelo, Michael L. Gordon and Silver Oak is 245 Park Avenue, New York, New York 10167.

(4) Based solely on Form 13D, filed with the Securities and Exchange Commission on November 20, 2003. Silver Oak may be deemed to be the beneficial owner of 910,981 Shares (approximately 9.08% of the total number of Shares outstanding assuming the exercise of all Warrants held for the account of Silver Oak). This number includes (A) 908,182 Shares held for its account, (B) 1,568 Shares issuable upon the exercise of Tranche A Warrants held for its account, (C) 827 Shares issuable upon the exercise of Tranche B Warrants held for its account, and (D) 404 Shares issuable upon the exercise of Tranche C Warrants held for its account.

(5) The principal offices are located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810.

(6) Based solely on Form 13D, filed with the Securities and Exchange Commission on November 20, 2003. May be deemed to own beneficially (i) 733,536 shares of Common Stock which were issued pursuant to the Plan,
          (ii) 1,266 shares of Common Stock issuable upon exercise of 1,266 Tranche A Warrants, (iii) 668 shares of Common Stock issuable upon exercise of 668 Tranche B Warrants, and (iv) 326 shares of Common Stock issuable upon exercise of 326 Tranche C Warrants.

(7) Based solely on Form 3, filed with the Securities and Exchange Commission on November 20, 2003. Mr. Druker may be deemed to own beneficially the shares and warrants referenced in footnote 6 above through his relationship with the Questor entities. .Mr. Druker disclaims beneficial ownership of the securities, except to his pecuniary interest therein.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Prior to the Effective Date, the Company was party to a management agreement, dated April 30, 1999, by and between Latona Associates Inc. (Latona) and the Company (referred to herein as the Original Management Agreement). Latona is a management company that has provided the Company with certain administrative functions and corporate support services. Paul M. Montrone, our former controlling stockholder and former Chairman of the Board of the Company, controls Latona. In addition, Paul M. Meister, our former Vice Chairman of the Board, is a Managing Director of Latona. Messrs. Montrone and Meister are no longer affiliated with the Company.

          The Original Management Agreement provided for payments to Latona of an amount of approximately $5 million annually, payable quarterly in advance, adjusted annually for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition to the annual payment, if the Company requested Latona to provide advisory services in connection with any acquisition, business combination or other strategic transaction, in certain circumstances the Company would pay Latona additional fees comparable to those received by investment banking firms for such services (subject to the approval of a majority of the Company's independent directors). In fiscal years 2001, 2002 and 2003, GenTek did not pay Latona any fees in connection with any such transactions.

          While there can be no assurance that the amount of fees paid by the Company to Latona for services did not exceed the amount that the Company would have had to pay to obtain similar services from unaffiliated third parties, the Company believed that the employees of Latona had extensive knowledge concerning its businesses which would have been impractical for a third party to obtain without undue cost and disruption to the Company. As a result, the Company did not compare the fees payable to Latona with fees that might have been charged by third parties for similar services.

          After discussions with certain creditors during the Company's Chapter 11 proceedings, it was determined that the Company would, during the course of the proceedings, pay 75% of the amount due to Latona. GenTek paid Latona 75% of the amount due under the agreement with respect to the first and second quarters of 2003. The U.S. Trustee and Latona entered into a stipulation under which Latona waived its right to be paid during the Chapter 11 case and Latona refunded to the Company all amounts paid to it during the course of the proceedings. The waiver was without prejudice to Latona's right to negotiate a new agreement with the reorganized Company on terms approved by the Company's new board of directors. The Original Management Agreement was terminated pursuant to the Plan, effective as of the Effective Date. Subsequently, GenTek and Latona entered into a new Management Agreement (referred to herein as the New Management Agreement) which provides for payments to Latona of an aggregate amount of $4,950,000 for management support services, expiring in the fourth quarter of 2004. The terms of the New Management Agreement also explicitly release GenTek from its obligation to pay all amounts due to Latona pursuant to the Original Management Agreement. The New Management Agreement contemplates an accelerated transition, whereby the Company intends to assume internally or, in certain circumstances outsource to third parties, the services previously provided by Latona upon the expiration of the New Management Agreement.

          Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. (GCG). On April 30, 1999, GCG separated GenTek's manufacturing and performance products businesses (the "GenTek Business") from GCG's soda ash and calcium chloride industrial chemicals business through a spin-off, (Spin-Off) by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG's shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries. At the time of the Spinoff, the Company entered into various agreements with GCG (a company controlled by Mr. Montrone), including, without limitation, a separation agreement, employee benefits agreement, an intellectual property agreement, sublease agreement and a sale agreement for the Canadian performance products business. GCG also has supplied soda ash and calcium chloride to GenTek. The purchases have been made at market price. For the year ended December 31, 2002, product purchases from GCG amounted to $3 million. In connection with the Company's Chapter 11 proceedings, the company rejected the majority of these agreements with GCG in the fourth quarter of 2003. As of the Effective Date, GCG is no longer an affiliate of the Company.

          GenTek continues to provide GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the spinoff of GenTek from GCG in 1999. For the year ended December 31, 2002, GenTek charged GCG $1 million related to this agreement.

          On August 25, 2000, the Company acquired the digital communications business of Prestolite Wire Corporation (referred to herein as Prestolite) which was approved by a special committee of disinterested directors of the Board of Directors of GenTek. Mr. Montrone beneficially owns a controlling interest in Prestolite, and he and Mr. Meister are on the Board of Prestolite. As of the Effective Date, Messrs. Montrone and Meister were no longer members of the Board of Directors of the Company and Prestolite is no longer an affiliate of the Company. As part of this transaction, Prestolite agreed to pay the Company to provide various management services to Prestolite's remaining businesses pursuant to a management agreement dated July 5, 2000 (referred to herein as the Prestolite Agreement). Prestolite paid the Company $2 million in 2002 in respect of such services. The Prestolite Agreement was rejected under the Plan, effective as of the Effective Date. As of the Effective Date, Prestolite is unaffiliated with the Company. The Company has subsequently entered into a new agreement with Prestolite. In addition, the Company and Prestolite maintained certain cost sharing arrangements relating to shared premises and insurance coverage. Payments pursuant to these arrangements by Prestolite to the Company for the year ended December 31, 2002 were $0.5 million and payments by the Company to Prestolite pursuant to these arrangements for the year ended December 31, 2002 were $0.1 million.

          GenTek and Prestolite continue to buy and sell certain wire and cable products from each other. Purchases from Prestolite for the year ended December 31, 2002 were $11 million. Sales to Prestolite for the year ended December 31, 2002, were $4 million.

          The Plan also provided for indemnification agreements by and between the Company and the Company's directors and executive officers. A current form of these agreements is filed as an exhibit to the registration statement of which this prospectus forms a part.

                          DESCRIPTION OF CAPITAL STOCK

          The following description of our common stock, the Tranche A, B and C Warrants (as defined herein) to purchase common stock and certain provisions of our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the Tranche A, B and C Warrant Agreements, the Certificate of Incorporation and By-Laws. For a complete description we refer you to the Tranche A, B and C Warrant Agreements, the Certificate of Incorporation and By-Laws which filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

          Pursuant to the Certificate of Incorporation, the total number of shares of capital stock which we have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (referred to herein as the Preferred Stock). Our Certificate of Incorporation authorizes our board of directors to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series and, subject to the terms of the Certificate of Incorporation, to fix for each such class or series the voting powers, full or limited, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof. The Certificate of Incorporation provides that we will not issue non-voting equity securities (which will not be deemed to include any warrants or options to purchase our capital stock) to the extent required under Section 1123(a)(6) of the Bankruptcy Code for so long as such section is in effect and applicable to us and to the extent that the provision of the Certificate of Incorporation is not amended or eliminated in accordance with applicable law.

Description of Common Stock

          Subject to the rights of holders of Preferred Stock, if any, and any other provisions of the Certificate of Incorporation, the holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our board of directors from time to time out of our assets or funds legally available therefor and to share, on the basis of their shareholdings, in our assets that are available for distribution to our stockholders in the event of a liquidation, dissolution, winding up of, or any dissolution of our assets. The holders of shares of our common stock have no preemptive or conversion rights. The shares of our common stock are not subject to sinking fund provisions or redemption. All of the shares of our common stock issued pursuant to the Plan are fully paid and nonassessable shares of capital stock.

          The issuance of our common stock pursuant to the Plan was exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in our shares of common stock so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

          Each holder of shares of our common stock is entitled to cast one vote in person or by proxy for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Our board of directors is divided into three classes, with the classes as nearly equal in number as possible. Currently, two directors will serve until our 2004 annual meeting, three directors will serve until our 2005 annual meeting, and three directors will serve until our 2006 annual meeting. Thereafter, the term of each class of directors will be three years. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. The Certificate of Incorporation provides that our board of directors shall consist of not less than one or more than eight members, subject to such increases as may be necessary to comply with the terms of our Tranche A Warrant Agreement (as defined below) or the terms of any one or more series of Preferred Stock.

          Holders of our common stock are subject to certain restrictions on the transfer of shares of our common stock. These restrictions generally prohibit the following transfers of our equity securities without the prior written consent of our board of directors, which consent can be withheld only if our board of directors, in its sole discretion, determines that the transfer creates a material risk of limiting certain tax benefits: (i) transfers to a person (including any group of persons making a coordinated acquisition) who beneficially owns, or would beneficially own after the transfer, more than 4.75% of the total value of our outstanding equity securities, to the extent that the transfer would increase such person's beneficial ownership above 4.75% of the total value of our outstanding equity securities and (ii) transfers by a person (or group of persons having made a coordinated acquisition) who beneficially owns more than 4.75% of the total value of our outstanding equity securities. The restrictions are not applicable to transfers pursuant to a tender offer to purchase 100% of our common stock for cash or marketable securities so long as such tender offer results in the tender of at least 50% of our common stock then outstanding. The restrictions begin only at such time that 25% of the our common stock has been transferred, for tax purposes (which generally takes into consideration only transfers to or from shareholders who beneficially own 5% of the value of our common stock), and will remain in effect until the earlier of: (i) the second anniversary of the Effective Date or (ii) such date as the board of directors determines, in its sole discretion, that such restrictions are no longer necessary to protect tax benefits. These transfer restrictions may inhibit market activity in our common stock.

Description of Tranche A Warrants

          Pursuant to the Plan, on the Effective Date, we executed a Tranche A Warrant Agreement (referred to herein as the Tranche A Warrant Agreement) between us and Wells Fargo Bank Minnesota, N.A., as Warrant Agent (referred to herein as the Warrant Agent) covering Tranche A Warrants to purchase an aggregate of 1,173,184 shares of common stock, subject to increase. On the Effective Date, Tranche A Warrants to purchase an aggregate of 1,173,184 shares of common stock were issued and outstanding.

          Holders of Tranche A Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled. Tranche A Warrants may generally be exercised from the date of issuance until November 10, 2006. The initial exercise price of the Tranche A Warrants is $58.50 per share of our common stock. The exercise price may be paid (a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche A Warrants and the Tranche A Warrant Agreement. The terms of the Tranche A Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche A Warrants. These dilutive events include, but are not limited to, certain dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. The Tranche A Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche A Warrant Agreement.

          The Tranche A Warrant Agreement provides for a cash payment to the holders of Tranche A Warrants in the event of a sale of all or substantially all of the assets of the Communications Business (as defined in the Tranche A Warrant Agreement) or the stock of the subsidiaries that comprise the Communications Business in a single transaction or a series of related transactions to any person or entity, subject to, and in accordance with, the terms of the Tranche A Warrant Agreement. The Tranche A Warrants expire upon such payment. No later than 120 days following the first date on which a majority of the Tranche A Warrants have been validly exercised, our board of directors will expand the size of the board of directors to create two vacancies for newly created seats and will elect to such two vacancies: one (1) director designated by the Creditors Committee Designee (as defined in the Plan) that is reasonably acceptable to the other directors then serving on the Board of Directors of the Company and one (1) director designated by the Board of Directors.

Description of Tranche B Warrants

          Pursuant to the Plan, on the Effective Date, we executed a Tranche B Warrant Agreement (referred to herein as the Tranche B Warrant Agreement) between us and the Warrant Agent covering Tranche B Warrants to purchase an aggregate of 619,095 shares of common stock, subject to increase. On the Effective Date, Tranche B Warrants to purchase an aggregate of 619,095 shares of common stock were issued and outstanding. Holders of Tranche B Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

          Tranche B Warrants may generally be exercised from the date of issuance until November 10, 2008. The initial exercise price of the Tranche B Warrants is $64.50 per share of our common stock. The exercise price may be paid
(a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche B Warrants and the Tranche B Warrant Agreement. The terms of the Tranche B Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a


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

dilutive effect on the Tranche B Warrants. These dilutive events include, but are not limited to, certain dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. The Tranche B Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche B Warrant Agreement.

Description of Tranche C Warrants

          Pursuant to the Plan, on the Effective Date, we executed a Tranche C Warrant Agreement (referred to herein as the Tranche C Warrant Agreement) between us and the Warrant Agent covering Tranche C Warrants to purchase an aggregate of 302,366 shares of our common stock, subject to increase. On the Effective Date, Tranche C Warrants to purchase an aggregate of 302,366 shares of our common stock were issued and outstanding. Holders of Tranche C Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

          Tranche C Warrants may generally be exercised from the date of issuance until November 10, 2010. The initial exercise price of the Tranche C Warrants is $71.11 per share of our common stock. The exercise price may be paid
(a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche C Warrants and the Tranche C Warrant Agreement. The terms of the Tranche C Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche C Warrants. These dilutive events include, but are not limited to, certain stock dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. The Tranche C Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche C Warrant Agreement.

Description of Certain Provisions of our Certificate of Incorporation and By-Laws

          Written Consent of Stockholders. The Certificate of Incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

          Special Meeting of Stockholders. The By-Laws permit a special meeting of stockholders to be called by (i) the chairman of the board of directors, (ii) the president, (iii) the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (iv) the record holders of at least fifteen percent (15%) of our capital stock issued and outstanding and entitled to vote at such meeting.

          Amendment of By-Laws. Pursuant to the Certificate of Incorporation and By-Laws, the By-Laws may be amended or repealed by the board of directors or by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that, with respect to an amendment or repeal by the stockholders, if the board of directors recommends that stockholders approve such amendment or repeal, then such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

          Amendment of Certificate of Incorporation. Pursuant to the Certificate of Incorporation, we reserve the right to amend or repeal any provision of the Certificate of Incorporation in the manner prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders therein are granted subject to this reservation. No amendment or repeal of the Certificate of Incorporation shall be made unless it is first approved by our board of directors and, except as otherwise provided by law, thereafter approved by the stockholders.

          Whenever any vote of holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by the Certificate of Incorporation or by law, the affirmative vote of a majority (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, shall be required; provided, however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by the holders of voting stock, voting together as a single class, shall be required to amend or repeal certain provisions of the Certificate of Incorporation relating to stockholder actions, our directors, the indemnification of officers, directors and our key employees and amendments to the By-laws and Certificate of Incorporation.

          Business Combinations Under Delaware Law. We are not subject to
Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 relates to limitations on certain transactions (including "business combinations") between us and "Interested Stockholders" (as defined in Section
203).

                              PLAN OF DISTRIBUTION

          "Offered common stock" as used in this Plan of Distribution means all stock covered by, and offered, in the registration statement of which this prospectus is a part.

          Our common stock is being registered by us to permit registered secondary trading of such common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the offered common stock. We will bear all costs, fees and expenses incurred in connection with the registration of the offered common stock.

          The selling stockholders may sell all or a portion of the offered common stock beneficially owned by them and offered hereby from time to time directly to purchasers or to or through one or more underwriters, broker-dealers which may act as agents or principals or agents. If the offered common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions.

          The selling stockholders may sell the offered common stock from time to time on any stock exchange or automated interdealer quotation system on which the offered common stock may be listed or quoted at such time, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the offered common stock in one or more transactions by one or more of the following methods, without limitation:

          (a) block trades in which the broker or dealer so engaged will attempt to sell the offered common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

          (c) an exchange distribution in accordance with the rules of any stock exchange on which the offered common stock is listed or quoted;

          (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

          (e)  privately negotiated transactions;

          (f)  short sales;

          (g) through the writing of put or call options relating to the offered common stock, whether or not the options are listed on an options exchange or otherwise;

          (h) through the distribution of the offered common stock by any selling stockholders to its partners, members or stockholders;

          (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

          (j)  any combination of the above methods of sale.

          The selling stockholders may also transfer the securities by gift.

          The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the offered common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the offered common stock at a stipulated price per security. If the broker-dealer is unable to sell the offered common stock acting as agent for a selling stockholder, it may purchase as principal any unsold offered common stock at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the offered common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the offered common stock is then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

          Any underwriters, dealers, brokers or agents participating in the distribution of the offered common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' offered common stock, for whom they may act as agent or to whom they may sell as principal (which compensation as to a particular broker-dealer might be in excess of those customary in the types of transactions involved).

          In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act and/or Section 1145 of the Bankruptcy Code may be sold in open market transactions in reliance on Rule 144 or Section 1145 rather than pursuant to this prospectus.

          Our outstanding common stock is currently listed for trading on the Over the Counter Bulletin Board under the symbol "GETI."

          The selling stockholders and any broker-dealer participating in the distribution or sale of the offered common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

          To the extent required, the specific securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          Under the securities laws of certain states, the offered common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

          From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered common stock owned by it. If a selling stockholder defaults in performance of the secured obligations, pledgees or secured parties may, upon foreclosure, offer and sell the offered common stock from time to time and shall, for such purposes, be deemed to be a selling stockholder. A selling stockholder may also transfer and donate the offered common stock in other circumstances. If a selling stockholder's offered common stock is sold as a result of a foreclosure or a selling stockholder donates or otherwise transfers its stock, the number of shares of the offered common stock beneficially owned by it will decrease as and when such actions are taken. The plan of distribution for the offered common stock offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors-in-interest will be selling stockholders for purposes of this prospectus.

          The selling stockholders and any other person participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by the selling stockholders and any other such person. The anti-manipulation rules under the Exchange Act may apply to sales of offered common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the sale or distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being sold or distributed for a period of up to five business days before the sale or distribution. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

          The selling stockholders will be indemnified and each other person who participates as an underwriter in the offering or sale of the offered common stock, if any, by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders in certain circumstances against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

          We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part, effective until the second anniversary of the date such registration statement is declared effective by the Commission, subject to certain extensions, or until all of the registrable common stock covered by the registration statement has been sold pursuant to the registration statement or such shares of our common stock covered by the registration statement cease to be registrable common stock.

          We have agreed to pay all expenses in connection with this offering, including the fees and expenses of one counsel to the selling stockholders, but not including underwriting discount, concessions, commissions or brokerage fees of the selling stockholders.

          Under certain circumstances, we will not be obligated to file an amendment or supplement and may suspend rights to make sales pursuant to an effective registration statement up to two times in any 12 month period. Such suspension may not exceed 60 days (or more than an aggregate of 90 days in any 12 month period). Upon sale pursuant to the registration statement of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

          We cannot assure you that the selling stockholders will sell all or any portion of the offered common stock.

                                  LEGAL MATTERS

          The legality of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

                                     EXPERTS

          The financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method in accounting for goodwill and substantial doubt about the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the SEC, under the Securities Act, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are currently subject to the information requirements of the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the SEC. You may read and copy the registration statement, the related exhibits and the other materials we file with the Commission at the public reference facilities the Commission maintains at: 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the internet at the SEC's website at http://www.sec.gov. You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

                                   GenTek Inc.
                               90 East Halsey Road
                              Parsippany, NJ 07054
                                 (973) 515-0900
                            Attn: Investor Relations

                                   GENTEK INC.
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Independent Auditors' Report.......................................................................F-2

Consolidated Statements of Operations for the three years ended December 31, 2002, 2001 and 2000...F-3

Consolidated Balance Sheets at December 31, 2002 and 2001..........................................F-4

Consolidated Statements of Cash Flows for the three years ended December 31, 2002, 2001 and 2000...F-5

Consolidated Statements of Changes in Equity (Deficit) for the three years ended
   December 31, 2002...............................................................................F-6

Notes to the Consolidated Financial Statements.....................................................F-8

Unaudited Consolidated Financial Statements

Consolidated Statements of Operations for the nine months ended September 30, 2003 and 2002.......F-37

Consolidated Balance Sheet at September 30, 2003..................................................F-38

Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002.......................................................................................F-39

Notes to the Unaudited Consolidated Financial Statements..........................................F-40

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of GENTEK INC.:

          We have audited the accompanying consolidated balance sheets of GenTek Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at
Item 16. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GenTek Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

          As discussed in Note 1, the Company has filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

          The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses from operations and stockholders' deficit and the Company's dependence upon, among other things, confirmation of a plan of reorganization, the Company's ability to generate sufficient cash flows from operations, asset sales and financing arrangements to meet its obligations, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note
1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

          As discussed in Note 2 to the financial statements, effective January 1, 2002 the Company changed its method of accounting for goodwill and certain intangible assets to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 26, 2003

                                   GENTEK INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                       Years Ended December 31,
                                                                  ------------------------------------
                                                                     2002         2001         2000
                                                                  ----------   ----------   ----------
Net revenues ..................................................   $1,128,533   $1,244,420   $1,414,187
Cost of sales .................................................      899,177      993,946    1,036,363
Selling, general and administrative expense ...................      176,189      235,803      212,733
Restructuring and impairment charges ..........................       78,238      187,417           --
Purchased in-process research and development .................           --           --        5,800
                                                                  ----------   ----------   ----------
   Operating profit (loss) ....................................      (25,071)    (172,746)     159,291
Interest expense (contractual interest for 2002 was $75,418) ..       60,135       74,980       74,948
Interest income ...............................................        2,104        1,200        1,678
Reorganization items ..........................................       11,631           --           --
Other (income), net ...........................................       (1,806)        (783)      (2,806)
                                                                  ----------   ----------   ----------
   Income (loss) before income taxes and cumulative effect
      of a change in accounting principle .....................      (92,927)    (245,743)      88,827
Income tax provision (benefit) ................................      106,597      (74,899)      38,586
                                                                  ----------   ----------   ----------
   Income (loss) before cumulative effect of a change in
      accounting principle ....................................     (199,524)    (170,844)      50,241
Cumulative effect of a change in accounting principle (net of a
   tax benefit of $39,760) ....................................     (161,125)          --           --
                                                                  ----------   ----------   ----------
         Net income (loss) ....................................   $ (360,649)  $ (170,844)  $   50,241
                                                                  ==========   ==========   ==========
Earnings (loss) per common share - basic:
   Income (loss) before cumulative effect of a change in
      accounting principle ....................................   $    (7.82)  $    (6.72)  $     2.04
Cumulative effect of a change in accounting principle .........        (6.31)          --           --
                                                                  ----------   ----------   ----------
         Net income (loss) ....................................   $   (14.13)  $    (6.72)  $     2.04
                                                                  ==========   ==========   ==========
Earnings (loss) per common share - assuming dilution:
   Income (loss) before cumulative effect of a change in
      accounting principle ....................................   $    (7.82)  $    (6.72)  $     1.99
Cumulative effect of a change in accounting principle .........        (6.31)          --           --
                                                                  ----------   ----------   ----------
         Net income (loss) ....................................   $   (14.13)  $    (6.72)  $     1.99
                                                                  ==========   ==========   ==========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                                                     December 31,
                                                                              -----------------------
                                                                                  2002         2001
                                                                              ----------   ----------
                                     ASSETS
Current assets:
   Cash and cash equivalents ..............................................   $  133,030   $    9,205
   Receivables, net .......................................................      185,825      183,962
   Inventories ............................................................      104,718      107,674
   Deferred income taxes ..................................................        3,328       39,345
   Other current assets ...................................................       24,027       13,471
                                                                              ----------   ----------
      Total current assets ................................................      450,928      353,657
Property, plant and equipment, net ........................................      308,825      358,526
Goodwill ..................................................................      127,724      328,975
Deferred income taxes .....................................................       42,789       79,447
Other assets ..............................................................       26,719       44,238
                                                                              ----------   ----------
      Total assets ........................................................   $  956,985   $1,164,843
                                                                              ==========   ==========
                             LIABILITIES AND DEFICIT
Current liabilities:
   Accounts payable .......................................................   $   50,852   $   99,719
   Accrued liabilities ....................................................      128,714      142,757
   Current portion of long-term debt ......................................       15,091       32,674
                                                                              ----------   ----------
      Total current liabilities ...........................................      194,657      275,150
Long-term debt ............................................................        2,452      799,752
Liabilities subject to compromise .........................................    1,143,765           --
Other liabilities .........................................................      126,432      232,278
                                                                              ----------   ----------
      Total liabilities ...................................................    1,467,306    1,307,180
                                                                              ----------   ----------
Deficit:
   Preferred Stock, $.01 par value; authorized 10,000,000 shares;
      none issued or outstanding ..........................................           --           --
   Common Stock, $.01 par value; authorized 100,000,000 shares;
      issued: 21,589,623 and 20,712,973 shares at  December 31,
      2002 and 2001, respectively .........................................          216          207
   Class B Common Stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding: 3,896,860 and 4,750,107 shares
      at December 31, 2002 and 2001, respectively .........................           39           48
   Paid in capital ........................................................        3,305        3,830
   Accumulated other comprehensive loss ...................................      (31,111)     (24,302)
   Accumulated deficit ....................................................     (481,525)    (120,876)
   Treasury stock, at cost: 150,313 and 145,570 shares at
      December 31, 2002 and 2001, respectively ............................       (1,245)      (1,244)
                                                                              ----------   ----------
      Total deficit .......................................................     (510,321)    (142,337)
                                                                              ----------   ----------
      Total liabilities and deficit .......................................   $  956,985   $1,164,843
                                                                              ==========   ==========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                            Years Ended December 31,
                                                                        ---------------------------------
                                                                           2002        2001        2000
                                                                        ---------   ---------   ---------
Cash flows from operating activities:
   Net income (loss) ................................................   $(360,649)  $(170,844)  $  50,241
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Cumulative effect of a change in accounting principle .........     161,125          --          --
      Depreciation and amortization .................................      47,903      68,317      68,973
      Asset impairment and write-down charges .......................      64,819     161,953          --
      Reorganization items ..........................................      11,631          --          --
      Purchased in-process research and development .................          --          --       5,800
      Net (gain) loss on disposition of long-term assets ............         122       1,465        (731)
      Long-term incentive plan costs, net ...........................        (525)        (86)      1,392
      (Increase) decrease in receivables ............................      12,351      37,903     (19,358)
      (Increase) decrease in inventories ............................       7,292      32,267     (26,636)
      (Increase) decrease in deferred tax assets ....................     119,915     (55,213)     28,665
      Increase (decrease) in accounts payable .......................     (11,742)     (5,984)     16,406
      Increase (decrease) in accrued liabilities ....................       1,073       2,509      (9,996)
      Increase (decrease) in other liabilities and assets, net ......      (7,224)     (3,880)    (27,486)
                                                                        ---------   ---------   ---------
         Net cash provided by operations ............................      46,091      68,407      87,270
                                                                        ---------   ---------   ---------
Net cash used for reorganization items ..............................        (464)         --          --
                                                                        ---------   ---------   ---------
Cash flows from investing activities:
   Capital expenditures .............................................     (52,440)    (77,778)    (81,298)
   Proceeds from sales or disposals of long-term assets .............      13,542      11,541       6,911
   Acquisition of businesses net of cash acquired* ..................        (464)       (610)   (138,380)
   Other investing activities .......................................          --      (4,032)    (18,682)
                                                                        ---------   ---------   ---------
         Net cash used for investing activities .....................     (39,362)    (70,879)   (231,449)
                                                                        ---------   ---------   ---------
Cash flows from financing activities:
   Proceeds from sale of stock ......................................          --          --      37,957
   Proceeds from long-term debt .....................................     168,153      93,551     608,227
   Repayment of long-term debt ......................................     (52,310)    (81,515)   (512,134)
   Payments to acquire treasury stock ...............................          (1)       (370)       (597)
   Exercise of stock options ........................................          --         209         292
   Dividends ........................................................          --      (3,777)     (5,005)
   Capital contributions ............................................          --          --         879
                                                                        ---------   ---------   ---------
         Net cash provided by financing activities ..................     115,842       8,098     129,619
                                                                        ---------   ---------   ---------
Effect of exchange rate changes on cash .............................       1,718        (880)     (1,668)
                                                                        ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents ....................     123,825       4,746     (16,228)
Cash and cash equivalents at beginning of period ....................       9,205       4,459      20,687
                                                                        ---------   ---------   ---------
Cash and cash equivalents at end of period ..........................   $ 133,030   $   9,205   $   4,459
                                                                        =========   =========   =========
Supplemental information:
   Cash paid (refunded) for income taxes ............................   $ (14,810)  $  10,743   $  24,034
                                                                        =========   =========   =========
   Cash paid for interest ...........................................   $  51,541   $  75,467   $  72,729
                                                                        =========   =========   =========
*Acquisition of businesses net of cash acquired:
   Working capital, other than cash .................................   $      59   $      --   $  (2,374)
   Property, plant and equipment ....................................        (364)       (610)     (6,040)
   Other assets .....................................................        (159)         --     (41,728)
   Noncurrent liabilities ...........................................          --          --       1,762
                                                                        ---------   ---------   ---------
   Cash used to acquire businesses ..................................        (464)       (610)    (48,380)
   Cash to acquire Digital Communications Group .....................          --          --     (90,000)
                                                                        ---------   ---------   ---------
         Total cash used to acquire businesses ......................   $    (464)  $    (610)  $(138,380)
                                                                        =========   =========   =========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
                   For the Three Years Ended December 31, 2002
                      (In thousands, except per share data)

                                                                                        Accumulated     Retained
                                                          Class B                          Other        Earnings
                                                  Common   Common  Treasury   Paid in  Comprehensive  (Accumulated
                                                   Stock   Stock     Stock    Capital      (Loss)        Deficit)      Total
                                                  ------  -------  --------  --------  -------------  ------------  ----------
Balance at December 31, 1999 ...................   $169     $40    $  (277)  $ 50,071    $ (2,109)     $   8,509     $  56,403
   Components of comprehensive income:
      Net income ...............................     --      --         --         --          --         50,241        50,241
      Change in net unrealized loss on
         securities (net of tax of $64) ........     --      --         --         --         (97)            --           (97)
      Foreign currency translation
         adjustments (net of tax of $4,559) ....     --      --         --         --      (6,969)            --        (6,969)
                                                                                                                     ---------
   Comprehensive income ........................                                                                        43,175
   Dividends (per share $.20) ..................     --      --         --         --          --         (5,005)       (5,005)
   Capital contributions .......................     --      --         --        879          --             --           879
   Rights offering .............................     34       8         --     37,915          --             --        37,957
   Exercise of stock options ...................      1      --         --        291          --             --           292
   Long-term incentive plan grants, net ........     --      --         --      1,392          --             --         1,392
   Purchase of treasury stock ..................     --      --       (597)        --          --             --          (597)
   Digital acquisition (net of tax of $3,162) ..     --      --        --     (86,838)         --             --       (86,838)
                                                   ----     ---    -------   --------    --------      ---------     ---------
Balance at December 31, 2000 ...................    204      48       (874)     3,710      (9,175)        53,745        47,658
   Components of comprehensive loss:
      Net loss .................................     --      --         --         --          --       (170,844)     (170,844)
      Change in net unrealized loss on
         securities (net of tax of $84) ........     --      --         --         --        (129)            --          (129)
      Minimum pension liability adjustments
         (net of tax of $748) ..................     --      --         --         --      (1,144)            --        (1,144)
      Cumulative effect of accounting
         change (net of tax of $1,941) .........     --      --         --         --      (2,966)            --        (2,966)
      Change in net unrealized loss on
         derivative instruments (net of tax of
         2,238) ................................     --      --         --         --      (3,421)            --        (3,421)
      Foreign currency translation
         adjustments (net of tax of $4,884) ....     --      --         --         --      (7,467)            --        (7,467)
                                                                                                                     ---------
   Comprehensive loss ..........................                                                                      (185,971)
   Dividends (per share $.15) ..................     --      --         --         --          --         (3,777)       (3,777)
   Exercise of stock options ...................      3      --         --        206          --             --           209
   Long-term incentive plan grants, net ........     --      --         --        (86)         --             --           (86)
   Purchase of treasury stock ..................     --      --       (370)        --          --             --          (370)
                                                   ----     ---    -------   --------    --------      ---------     ---------
Balance at December 31, 2001 ...................    207      48     (1,244)     3,830     (24,302)      (120,876)     (142,337)
   Components of comprehensive loss:
      Net loss .................................     --      --         --         --          --       (360,649)     (360,649)
      Change in net unrealized loss on
         securities (net of tax of $148) .......     --      --         --         --         226             --           226
      Minimum pension liability adjustments ....     --      --         --         --     (24,346)            --       (24,346)
      Change in net unrealized loss on
         derivative instruments (net of tax of
         $(39)) ................................     --      --         --         --       2,544             --         2,544

                                   GENTEK INC.
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
                   For the Three Years Ended December 31, 2002
                      (In thousands, except per share data)

      Foreign currency translation
         adjustments (net of tax of $4,322) ....     --      --         --         --      14,767             --        14,767
                                                                                                                     ---------
   Comprehensive loss ..........................                                                                      (367,458)
   Conversion of Class B Common Stock to
      Common Stock .............................      9      (9)
   Long-term incentive plan grants, net ........     --      --         --       (525)         --             --          (525)
   Purchase of treasury stock ..................     --      --         (1)        --          --             --            (1)
                                                   ----     ---    -------   --------    --------      ---------     ---------
Balance at December 31, 2002 ...................   $216     $39    $(1,245)  $  3,305    $(31,111)     $(481,525)    $(510,321)
                                                   ====     ===    =======   ========    ========      =========     =========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

Note 1 - Basis of Presentation

          GenTek Inc. ("GenTek" or the "Company") was spun off from The General Chemical Group Inc. ("GCG") on April 30, 1999 (the "Spinoff"). The Spinoff has been treated as a reverse spinoff for financial statement purposes because a greater proportion of the former assets and operations of GCG are held by GenTek.

          On August 25, 2000, the Company acquired the Digital Communications Group ("Digital") of Prestolite Wire Corporation ("Prestolite") for $90,000 and reflected such payment as a reduction to paid in capital. As Prestolite is controlled by the controlling stockholder of GenTek, the transaction has been accounted for in a manner similar to a pooling of interests, and accordingly, the accompanying financial information has been restated to include the accounts of Digital for all periods presented. Digital manufactures voice- and data-quality copper and fiber-optic cable for the telecommunications industry.

          Adjustments represent elimination of intercompany sales. There were no material adjustments to conform accounting policies.

          On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the "Debtors"), filed voluntary petitions for reorganization relief (the "Filing") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' cases are being jointly administered as Case No. 02-12986
(MFW). As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. The Debtors have been operating, and will continue to operate, their respective businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they are permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, will require approval by the Bankruptcy Court. There is no assurance that such approvals will be granted if requested.

          On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the "Ontario Court"), an initial order pursuant to section 18.6 of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended ("CCAA"), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

          The Debtors filed for relief under Chapter 11 as a result of the Company's inability to obtain an amendment to its senior credit facility. The Company believes that the protection afforded by Chapter 11 best preserves the Debtors' ability to continue to serve their customers and preserve the value of their businesses, while it reorganizes, and develops and implements a new strategic plan to deleverage the Company's balance sheet and create an improved long-term capital structure.

          Since the Filing, the Company's available cash and continued cash flow from operations have been adequate to fund ongoing operations and meet anticipated obligations to customers, vendors and employees in the ordinary course of business during the Chapter 11 process, and management believes it will continue to remain adequate. Further, in order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. The new facility will enable the Company to issue up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and will provide the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. The facility matures on September 30, 2003, but may be extended to December 31, 2003 by the holders of a majority of the commitments. To support the payment obligations under the new facility,

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets.

          At hearings held on October 15, 2002 and November 7, 2002, the Bankruptcy Court granted the Debtors' "first day" motions for various relief designed to stabilize their operations and business relationships with their customers, vendors, employees and other entities, and entered orders granting authority to the Debtors to, among other things: (1) pay certain pre-petition and post-petition employee wages, benefits and other employee obligations; (2) honor customer programs; (3) pay certain pre-petition taxes and fees; (4) pay certain pre-petition obligations to foreign vendors; (5) pay certain pre-petition shipping charges; and (6) pay certain pre-petition claims of critical vendors. The Bankruptcy Court also entered orders authorizing the Debtors to use cash collateral of their senior lenders, and Noma Company to use GenTek's cash collateral, on terms specified in such orders. All such orders were also recognized by the Ontario Court.

          As a result of the Filing, pending pre-petition litigation and claims against the Debtors have been stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party may take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors' estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company's senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

          As a general rule, all of the Debtors' contracts and leases continue in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Court provides the Debtors with the opportunity to reject any contracts or leases that are burdensome or assume any contracts or leases that are favorable or otherwise necessary to their business operations. In the event of a rejection of a contract or lease by the Debtors, the affected parties may file rejection damage claims, which are considered to be pre-petition claims. As a condition to assumption of a contract or lease, the Debtors are required to cure breaches under such agreements, including, without limitation, payment of any amounts due and owing.

          GenTek and the other Debtors have incurred, and will continue to incur, significant administrative and reorganization expenses resulting from the Filing and the continuing Chapter 11 proceedings. The amount of these expenses, which are being expensed as incurred and reported as reorganization items, are expected to have a material effect on the Company's results of operations.

          The potential adverse publicity associated with the Filing and the continuing Chapter 11 proceedings, and the resulting uncertainty regarding the Company's future prospects may hinder the Company's ongoing business activities and its ability to operate, fund and execute its business plan by: impairing relations with existing and potential customers; limiting the Company's ability to obtain trade credit; impairing present and future relationships with vendors; and negatively impacting the ability of the Company to attract, retain and compensate key employees and to retain employees generally.

          The Company anticipates that most liabilities of the Debtors as of the date of the Filing will be treated in accordance with one or more Chapter 11 plans of reorganization which will be proposed to be voted on by interested parties and approved by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code. Although the Debtors expect to file a plan that may provide for its emergence from Chapter 11 during 2003, there can be no assurance that a plan will be proposed by the Debtors or confirmed by the Bankruptcy Court, or that any such plan will be consummated. At this time, it is not possible for the Company to predict the effect of the Chapter 11 reorganization process on the Company's businesses, various creditors and security holders, or when it may be possible for the Debtors to emerge from Chapter 11.

          The ultimate treatment of and recovery, if any, by creditors and security holders will not be determined until confirmation of a plan or plans of reorganization. GenTek and the other Debtors are unable to predict at this time what the treatment of creditors and equity holders of the respective Debtors will ultimately be under any plan or plans of reorganization finally confirmed. Although until a plan is approved there is substantial uncertainty as to the treatment of creditors and equity holders, based upon information available to it, the Company currently believes that its proposed reorganization plan will provide for the cancellation of existing equity interests and for limited

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

recoveries by holders of debt securities. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of these securities.

          The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amount of liabilities that might be necessary as consequence of a plan of reorganization. Liabilities and obligations whose treatment and satisfaction is dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets.

          Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. Differences between amounts recorded by the Debtors and claims filed by creditors will be investigated and resolved as part of the proceedings in the Chapter 11 cases. A bar date of April 14, 2003 has been set for the filing of proofs of claim against the Debtors. Accordingly, the ultimate number and allowed amount of such claims are not presently known.

Note 2 - Summary of Significant Accounting Policies

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          The consolidated financial statements include the accounts of the Company and all of its majority owned subsidiaries. Investments in affiliates in which ownership is at least 20 percent, but less than a majority voting interest, are accounted for using the equity method. Investments in less than 20 percent owned affiliates are accounted for using the cost method. Intercompany balances and transactions are eliminated in consolidation.

          All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

          Inventories are valued at the lower of cost or market, using the last-in, first-out ("LIFO") method for certain domestic production inventories and the first-in, first-out ("FIFO") or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

          Property, plant and equipment are carried at cost and are depreciated principally using the straight-line method. Estimated lives range from five to 35 years for buildings and leasehold improvements and three to 15 years for machinery and equipment.

          The Company reviews long-lived assets for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of these assets against the estimated undiscounted future cash flows to be generated by the assets. At the time such evaluations indicate that the future cash flows are not sufficient to recover the carrying value of such assets, the carrying values are adjusted to their fair values, which have been determined on a discounted cash flow basis. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          The Company reviews goodwill and other intangible assets for impairment annually and whenever events and circumstances indicate that the recorded value of the assets might be more than its fair value. Estimated fair values are determined based upon a number of factors, including independent appraisals and current operating forecasts.

          Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized.

          Accruals for environmental liabilities are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such a liability can be reasonably estimated.

          Accruals for pension and other post-retirement benefit costs utilize a number of accounting mechanisms that reduce the volatility of reported costs. Differences between actuarial assumptions and actual plan results are deferred and are amortized into expense only when the accumulated differences exceed 10% of the greater of the projected benefit obligation or the market-related value of plan assets. If necessary, the excess is amortized over the average remaining service period of active employees. Additionally, the impact of asset performance on pension expense is recognized over a five-year phase-in period though a "market-related" value of assets calculation. Since the market-related value of assets recognizes investment gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recognized.

          The Company recognizes revenue when pervasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. Revenue is recognized from product sales when title and risk of loss has passed to the customer consistent with the related shipping terms, generally at the time products are shipped. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition.

          Compensation cost for stock-based employee compensation plans is recognized using the intrinsic value method. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value based method to recognize stock-based employee compensation.

                                                                         Years Ended December 31,
                                                                     -------------------------------
                                                                        2002        2001      2000
                                                                     ---------   ---------   -------
Net income  (loss) as reported....................................   $(360,649)  $(170,844)  $50,241
Deduct:  Total stock-based employee compensation expense
   determined under fair value based method for all awards, net
   of related tax effects.........................................      (1,623)     (1,737)   (2,560)
                                                                     ---------   ---------   -------
Pro forma net income (loss).......................................   $(362,272)  $(172,581)  $47,681
                                                                     =========   =========   =======
Earnings (loss) per share:
      Basic - as reported.........................................   $  (14.13)  $   (6.72)  $  2.04
                                                                     =========   =========   =======
      Basic - pro forma...........................................   $  (14.19)  $   (6.79)  $  1.93
                                                                     =========   =========   =======
      Diluted - as reported.......................................   $  (14.13)  $   (6.72)  $  1.99
                                                                     =========   =========   =======
      Diluted - pro forma.........................................   $  (14.19)  $   (6.79)  $  1.89
                                                                     =========   =========   =======

          For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions (N/A for 2002 as there were no grants made):

                                                                     2002    2001    2000
                                                                     ----   -----   -----
Dividend yield....................................................    N/A     2.8%    2.0%
Expected volatility...............................................    N/A      87%     57%
Risk-free interest rate...........................................    N/A     4.0%    6.4%
Expected holding period (in years)................................    N/A       6       6

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

Weighted average fair value.......................................    N/A   $1.15   $5.29

          Research and development costs are expensed as incurred and are included in selling, general and administrative expenses. Research and development costs for the years ended December 31, 2002, 2001 and 2000, were $7,096, $12,778, and $12,892, respectively.

          The Company does not hold or issue financial instruments for trading purposes. The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates and foreign currency exchange rates. The differential to be paid or received on interest rate swaps is recognized as an adjustment to interest expense. Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and ultimately recognized in earnings. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in earnings or as adjustments of carrying amounts when the hedged transaction occurs.

          The components of accumulated other comprehensive loss are as follows:

                                                           December 31,
                                                         -----------------
                                                           2002      2001
                                                         -------   -------
Foreign currency translation .........................   $ 1,778   $16,545
Net unrealized loss on securities ....................        --       226
Minimum pension liability adjustments ................    25,490     1,144
Net unrealized loss on derivative instruments ........     3,843     6,387
                                                         -------   -------
Accumulated other comprehensive loss .................   $31,111   $24,302
                                                         =======   =======

          In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133". This statement amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and for certain hedging activities. The Company adopted SFAS 133 and SFAS 138 on January 1, 2001. The effect of the adoption of these pronouncements was a reduction of approximately $2,966 ($4,907 pre-tax) to other comprehensive income attributable to the net liability to be recorded for cash flow hedges.

          In July 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002, and accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a charge of $161,125 (net of a tax benefit of $39,760) as a cumulative effect of a change in accounting principle. The following illustrates what net income (loss) and income (loss) per share would have been had these provisions been adopted for all periods presented:

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

                                                              Years Ended December 31,
                                                          -------------------------------
                                                            2002        2001       2000
                                                          ---------   ---------   -------
Reported net income (loss).............................   $(360,649)  $(170,844)  $50,241
   Add back: goodwill amortization.....................          --      13,519    12,914
                                                          ---------   ---------   -------
   Adjusted net income (loss)..........................   $(360,649)  $(157,325)  $63,155
                                                          =========   =========   =======
Income (loss) per share, basic:
   Reported net income (loss)..........................   $  (14.13)  $   (6.72)  $  2.04
   Add back: goodwill amortization.....................          --         .53       .52
                                                          ---------   ---------   -------
   Adjusted net income (loss)..........................   $  (14.13)  $   (6.19)  $  2.56
                                                          =========   =========   =======
Income (loss) per share, assuming dilution:
   Reported net income (loss)..........................   $  (14.13)  $   (6.72)  $  1.99
   Add back: goodwill amortization.....................          --         .53       .51
                                                          ---------   ---------   -------
   Adjusted net income (loss)..........................   $  (14.13)  $   (6.19)  $  2.50
                                                          =========   =========   =======

Carrying amount of goodwill by segment is as follows:

                                        Performance
                                         Products     Manufacturing   Communications   Consolidated
                                        -----------   -------------   --------------   ------------
Balance at December 31, 2000.........    $ 74,839       $174,739        $ 126,927       $ 376,505
Amortization.........................      (3,230)        (5,130)          (5,159)        (13,519)
Impairments..........................      (5,844)       (15,346)          (7,381)        (28,571)
Foreign currency translation.........          --            (89)          (5,351)         (5,440)
                                         --------       --------        ---------       ---------
Balance at December 31, 2001.........      65,765        154,174          109,036         328,975
Adoption of SFAS No. 142.............     (44,027)       (48,200)        (109,036)       (201,263)
Foreign currency translation.........          --             12               --              12
                                         --------       --------        ---------       ---------
Balance at December 31, 2002.........    $ 21,738       $105,986        $      --       $ 127,724
                                         ========       ========        =========       =========

          Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

          In July 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for years beginning after June 15, 2002. The Company is currently evaluating the impact that adoption of this standard will have on its consolidated financial statements.

          In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires all long-lived assets classified as held for sale to be valued at the lower of their carrying amount or fair value less cost to sell and which broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this standard on January 1, 2002. There was no effect upon adoption on the Company's consolidated financial statements.

          In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect that the adoption of this standard will have a material impact on its financial position, results of operations or cash flow.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and a rescission of FASB Interpretation No. 34," which expands on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

          In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," which requires expanded disclosure regarding stock-based compensation in the Summary of Significant Accounting Policies. The Company has adopted this standard for its 2002 financial statements, and has included the expanded disclosure in Note 2.

          Certain prior-period amounts have been reclassified to conform with the current presentation.

Note 3 - Debtor Financial Information

          The condensed combined financial statements of the Debtors are presented below. These statements reflect the financial position, results of operations and cash flows of the Debtors on a combined basis, including certain amounts and transactions between Debtors and non-debtor subsidiaries of the Company which are eliminated in the consolidated financial statements.

Condensed Combined Statement of Operations

                                                                          Year Ended
                                                                         December 31,
                                                                             2002
                                                                         ------------
Net revenues..........................................................    $ 881,483
Cost of sales.........................................................      723,651
Selling, general and administrative expense...........................      109,804
Restructuring and impairment charges..................................       23,285
                                                                          ---------
    Operating profit..................................................       24,743
Interest expense (contractual interest for 2002 was $57,827)..........       42,544
Reorganization items..................................................       11,631
Other expense, net....................................................       13,531
                                                                          ---------
    Loss before income taxes and cumulative effect of a change in
       accounting principle...........................................      (42,963)
Income tax provision..................................................      125,603
Cumulative effect of a change in accounting principle.................      (95,048)
Equity in loss from subsidiaries......................................      (97,035)
                                                                          ---------
    Net loss..........................................................    $(360,649)
                                                                          =========

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

Condensed Combined Balance Sheet

                                                                    December 31,
                                                                        2002
                                                                    ------------
Current assets:
   Cash and cash equivalents ....................................    $   94,708
   Receivables, net .............................................       132,089
   Inventories ..................................................        66,395
   Other current assets .........................................        21,754
                                                                     ----------
      Total current assets ......................................       314,946
Property, plant and equipment, net ..............................       231,505
Goodwill ........................................................       126,563
Intercompany receivable (payable) ...............................        12,653
Investment in subsidiaries ......................................        96,481
Other assets ....................................................        21,848
                                                                     ----------
      Total assets ..............................................    $  803,996
                                                                     ==========
Current liabilities:
   Accounts payable .............................................    $   31,978
   Accrued liabilities ..........................................        98,147
   Current portion of long-term debt ............................           101
                                                                     ----------
   Total current liabilities ....................................       130,226
Long-term debt ..................................................           596
Liabilities subject to compromise ...............................     1,143,765
Other liabilities ...............................................        39,730
                                                                     ----------
      Total liabilities .........................................     1,314,317
Deficit .........................................................      (510,321)
                                                                     ----------
   Total liabilities and deficit ................................    $  803,996
                                                                     ==========

Condensed Combined Statement of Cash Flows

                                                                     Year Ended
                                                                    December 31,
                                                                        2002
                                                                    ------------
Net cash provided by operating activities........................     $ 21,944
                                                                      --------
Net cash used for reorganization items...........................         (464)
                                                                      --------
Net cash used for investing activities...........................      (31,608)
                                                                      --------
Cash flows from financing activities:
      Intercompany cash transfers................................      (30,650)
      Other......................................................      142,143
                                                                      --------
Net cash provided by financing activities........................      111,493
                                                                      --------
Increase  in cash and cash equivalents...........................      101,365
Cash and cash equivalents at beginning of year...................       (6,657)
                                                                      --------
Cash and cash equivalents at end of year.........................     $ 94,708
                                                                      ========

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          Liabilities subject to compromise in the Consolidated and Debtor-in-Possession balance sheets consist of the following items at December 31, 2002:

Accounts payable.................................................   $   44,331
Accrued interest payable.........................................       17,795
Accrued liabilities..............................................       12,644
Long-term debt...................................................      921,986
Long-term liabilities............................................      147,009
                                                                    ----------
                                                                    $1,143,765
                                                                    ==========

          Reorganization items in the Consolidated and Debtor-in-Possession statement of operations consist of the following for the year ended December 31, 2002:

Professional fees................................................   $ 6,006
Employee costs...................................................     2,528
Interest income..................................................      (185)
Settlement of pre-petition liabilities...........................      (990)
Other............................................................     4,272
                                                                    -------
                                                                    $11,631
                                                                    =======

Note 4 - Special Charges

Restructuring Charges

          The Company's 2002 restructuring program consists of a workforce reduction in its communications segment. The Company recorded charges of $13,152 related to employee termination costs for 430 employees and $267 for lease obligations and other closure costs at three facilities that will no longer be used. As of December 31, 2002, approximately 240 employees have been terminated pursuant to the 2002 restructuring program.

          The Company's 2001 restructuring program consists of a workforce reduction, several plant closings and the discontinuation of certain product lines. During the year ended December 31, 2001, the Company recorded restructuring charges of $37,384 consisting of: $20,160 related to employee termination costs for approximately 2,000 employees; $11,920 associated with the write-down of assets resulting from plant closings and product line discontinuance; and $5,304 related primarily to lease obligations and other closure costs at facilities that will no longer be used. The employee terminations impacted all of the Company's business segments, with the majority of the terminations occurring in the manufacturing and communications segments. As of December 31, 2002, approximately 1,350 employees had been terminated pursuant to the 2001 restructuring program.

          The Company expects to substantially complete implementation of its restructuring programs by the end of 2003. Management does not expect that its restructuring programs will have a material impact on the Company's revenues.

          The following tables summarize the Company's accruals for restructuring costs:

                                                                      Employee
                                                                    Termination    Facility
                                                                       Costs      Exit Costs
                                                                    -----------   ----------
Provisions.......................................................     $20,160      $ 5,304
Amounts paid.....................................................      (8,539)        (676)
                                                                      -------      -------
Balance at December 31, 2001.....................................      11,621        4,628
Provisions.......................................................      13,152          267

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

Reclassified to liabilities subject to compromise................      (1,338)      (2,196)
Amounts paid.....................................................      (9,542)      (1,547)
                                                                      -------      -------
Balance at December 31, 2002.....................................     $13,893      $ 1,152
                                                                      =======      =======

Impairment Charges

          The Company has continued to experience significant declines in its communications businesses resulting in operating losses for several business units in 2002. The Company's revised forecast for these businesses indicated that, based upon continuing diminished prospects in the market served by these operations, the cash flow to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the second quarter of 2002, the Company recorded non-cash impairment charges totaling $22,417 million primarily related to fixed assets at two manufacturing facilities in the communications segment. In the third quarter of 2002, the Company recorded non-cash impairment charges totaling $42,402 million primarily related to fixed assets in the Company's connectivity products business in the communications segment. The charges were due to unfavorable changes in the principal markets served by these operations. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

          In the early part of 2001, operating losses were experienced in certain of the Company's operations. Additionally, forecasts updated at that time indicated significantly diminished prospects for these operations. As a result of these circumstances, management determined that the long-lived assets of these operations should be assessed for impairment. Based on the outcome of this assessment, the Company recorded a non-cash asset impairment charge of $83,623 in the second quarter of 2001. This charge includes write-downs of fixed assets of $57,298, goodwill and intangible assets of $23,905 and an investment and other long-term assets of $2,420. The second-quarter charge primarily related to nine facilities in the performance products segment totaling $59,185 and certain intangible assets in the communications segment totaling $21,956. The charge for eight of the nine performance products facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets of these facilities were determined based upon a calculation of the present value of the expected future cash flows to be generated by these facilities. The charge for one performance products facility resulted from the facility's principal customer's decision to close its plant. The fair value of the assets at this facility was based upon a number of factors, including a third-party appraisal. The impairment charge for the Company's communications segment is related to certain purchased technologies acquired in 2000 for the purpose of developing new products and services and expanding existing product offerings, and was due to the significant downturn in the telecommunications market to be served by these acquisitions. The Company determined the fair values of the related goodwill and intangible assets using a calculation of the present value of the expected future cash flows. During 2001, development of new products and service offerings based upon these purchased technologies was ultimately discontinued.

          As 2001 progressed, the Company experienced a significant decline in certain other businesses resulting in operating losses for these business units. The Company's revised forecast prepared in the fourth quarter indicated that, based upon diminished prospects in the markets served by certain operations, the cash flows to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the fourth quarter of 2001, the Company recorded additional non-cash impairment charges for long-lived assets totaling $66,410, of which $54,728 related to fixed assets, $8,795 to goodwill and intangibles and $2,887 to an equity investment. The charge primarily related to two facilities in the communications segment totaling $45,753 and two facilities and an equity investment in the manufacturing segment totaling $20,538. The charge for one facility in the manufacturing segment relates to notification by its largest customer in the fourth quarter that the customer was terminating its contract. As a result, management re-evaluated the forecast for this business and deemed it appropriate to test the carrying value of long-lived assets for impairment. The charge was recorded to reduce the carrying value to fair value, as determined using the present value of expected future cash flows. The charge for the other facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

Selling, General and Administrative Expense

          Included in selling, general and administrative expense for the year ended December 31, 2001 is a $28,646 charge principally related to a loss provision for accounts receivable for certain customers who have filed for bankruptcy or whose financial condition and payment history indicate payment is doubtful. The Company will continue to monitor the status of these accounts and further adjustments may be necessary.

Cost of Sales

          Included in cost of sales for the year ended December 31, 2001 is a $31,367 charge principally related to a loss provision for obsolete and excess inventory due to a significant decline in actual and forecasted revenue for certain of the Company's product lines as well as the discontinuation of certain of the Company's product lines.

Note 5 - Earnings Per Share

          The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

          The components of the denominator for basic earnings per common share and diluted earnings per common share are reconciled as follows:

                                                              Years Ended December 31,
                                                       ------------------------------------
                                                          2002         2001         2000
                                                       ----------   ----------   ----------
Basic earnings per common share:
   Weighted average common shares outstanding ......   25,527,570   25,434,802   24,670,854
                                                       ----------   ----------   ----------
Diluted earnings per common share:
   Weighted average common shares outstanding ......   25,527,570   25,434,802   24,670,854
   Options and restricted units ....................           --           --      542,117
                                                       ----------   ----------   ----------
      Total ........................................   25,527,570   25,434,802   25,212,971
                                                       ==========   ==========   ==========

          During 2002 and 2001, options and restricted units were not included in the computation of diluted earnings per common share due to their antidilutive effect. Options to purchase 748,625 shares of common stock were outstanding during 2000, but were not included in the computation of diluted earnings per common share because the exercise price was greater than the average market price of the common shares.

Note 6 - Acquisitions - Purchase Method

          GenTek has made a number of acquisitions which have been recorded using the purchase method of accounting. Accordingly, the net assets and results of operations of the acquisitions have been included in the financial statements from their respective acquisition date. Prior to 2002, goodwill was amortized on a straight-line basis over periods ranging from five to 35 years.

          On May 31, 2000, the Company acquired approximately 85 percent (81 percent on a fully diluted basis) of the outstanding stock of CON-X Corporation for approximately $18,000. During the third quarter of 2000 the Company received a definitive appraisal of the tangible and intangible assets acquired, including in-process research and development. Accordingly, the Company recorded a non-cash charge of $5,800 as this technology had not yet reached technological feasibility and had no alternative future use. The value assigned to purchased in-process research and development was determined by employment of a discounted cash flow model. The estimated cash flows span a 12-year period. These net cash flows were discounted back to their present value using a risk adjusted discount rate of 60 percent. The remaining purchase price was allocated to tangible and intangible assets, including goodwill and existing technology, less liabilities assumed. During 2001, development of new CON-X products was

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

discontinued and all of the remaining acquired intangible assets were written off. The pro forma impact of acquisitions made in 2000 in the aggregate is not material.

Note 7 - Income Taxes

          Income from continuing operations before income taxes is as follows:

                                          Years Ended December 31,
                                       ------------------------------
                                         2002        2001       2000
                                       --------   ---------   -------
United States ......................   $(89,931)  $(260,549)  $28,759
Foreign ............................     (2,996)    14,806     60,068
                                       --------   ---------   -------
   Total ...........................   $(92,927)  $(245,743)  $88,827
                                       ========   =========   =======

  The components of the income tax provision are as follows:

                                          Years Ended December 31,
                                       -----------------------------
                                         2002       2001       2000
                                       --------   --------   -------
United States:
   Current .........................   $ (8,674)  $(20,025)  $13,203
   Deferred ........................    104,238    (43,732)    4,515
Foreign:
   Current .........................      5,728      6,968     9,391
   Deferred ........................     (8,703)    (2,120)    9,453
State:
   Current .........................      1,166     (7,264)      886
   Deferred ........................     12,842     (8,726)    1,138
                                       --------   --------   -------
      Total ........................   $106,597   $(74,899)  $38,586
                                       ========   ========   =======

          A summary of the components of deferred tax assets and liabilities is as follows:

                                                December 31,
                                            -------------------
                                              2002        2001
                                            --------   --------
Net operating loss carry forwards .......   $ 30,439   $ 16,398
Postretirement benefits .................     37,030     35,465
Nondeductible accruals ..................     71,851     82,670
Goodwill ................................     38,668      4,892
Foreign operations ......................      6,044      6,044
Deferred tax on comprehensive income ....     16,838     15,899
Other ...................................      9,600      7,102
                                            --------   --------
   Deferred tax assets ..................    210,470    168,470
                                            --------   --------
Property, plant and equipment ...........     20,848     47,113
                                            --------   --------
   Deferred tax liabilities .............     20,848     47,113
Valuation allowance .....................    148,861      6,044
                                            --------   --------
   Net deferred tax assets ..............   $ 40,761   $115,313
                                            ========   ========

          At December 31, 2002 and 2001, the Company has deferred tax assets of $6,044 related to foreign tax credits, for which a full valuation allowance had been provided. Net operating loss carryforwards in the United States expire through 2017. Net operating loss carryforwards in Germany do not expire. The Company has concluded that it is more likely than not that it will not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $143 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. The Company will continue to monitor

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary.

          The difference between the Company's effective income tax rate and the United States statutory rate is reconciled below:

                                                          Years Ended December 31,
                                                          ------------------------
                                                           2002     2001     2000
                                                          -----    -----     ----
U.S. federal statutory rate............................   (35.0)%  (35.0)%   35.0%
State income taxes, net of federal benefit.............    (4.4)    (4.2)     1.8
Tax effect of foreign operations.......................     3.5     5.8       3.8
Income from S-Corporations not subject to income tax...      --      --      (3.0)
Non-deductible goodwill................................      --     3.5       1.9
Revaluation of deferred taxes..........................      --      --       3.2
Valuation allowance....................................   151.7      --        --
Other..................................................    (1.1)     (.6)      .7
                                                          -----    -----     ----
   Total...............................................   114.7%   (30.5)%   43.4%
                                                          =====    =====     ====

          Prior to its acquisition, Digital was a division of Prestolite, which is an S-Corporation and, consequently, is not subject to federal income taxes. The pro forma income tax provision that would have been reported by the Company had Prestolite not been an S-Corporation prior to the acquisition was $40,759 for the year ended December 31, 2000.

          On July 14, 2000, legislation was enacted in Germany reducing income tax rates beginning January 1, 2001. Accordingly, the Company recorded a charge of $2,800 to income tax expense reflecting the revaluation of deferred tax assets at the new, lower effective tax rates.

          In connection with the Spinoff, GenTek entered into a tax sharing agreement with GCG which requires GenTek to indemnify and hold harmless GCG for consolidated tax liabilities attributable to periods before the Spinoff.

Note 8 - Pension Plans and Other Postretirement Benefits

          The Company maintains several defined benefit pension plans covering certain employees in Canada, Germany, Ireland and the United States. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are from two to five years. The Company's funding policy is to annually contribute the statutorily required minimum amount as actuarially determined.

          The Company also sponsors several defined contribution pension plans covering certain employees in Canada, Hong Kong and the United States. The Company's contributions are based upon a formula utilizing an employee's credited service and average annual salary. Vesting requirements are from two to five years. The Company's cost to provide this benefit was $1,132, $1,217 and $1,013 for the years ended December 31, 2002, 2001, and 2000, respectively.

          The Company also maintains several plans providing postretirement benefits other than pensions covering certain hourly and salaried employees in Canada and the United States. The Company funds these benefits on a pay-as-you-go basis.

          Accruals for pension and other post-retirement benefit costs utilize a number of accounting mechanisms that reduce the volatility of reported costs. Differences between actuarial assumptions and actual plan results are deferred and are amortized into expense only when the accumulated differences exceed 10% of the greater of the projected benefit obligation or the market-related value of plan assets. If necessary, the excess is amortized over the

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

average remaining service period of active employees. Additionally, the impact of asset performance on pension expense is recognized over a five-year phase-in period though a "market-related" value of assets calculation. Since the market-related value of assets recognizes investment gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recognized.

                                                                                     Other
                                                  Pension Benefits           Postretirement Benefits
                                              Years Ended December 31,      Years Ended December 31,
                                           ------------------------------   ------------------------
                                             2002       2001       2000      2002     2001     2000
                                           --------   --------   --------   ------   ------   ------
United States:
Components of net periodic benefit cost:
   Service cost ........................   $  4,167   $  3,825   $  4,179   $1,108   $1,016   $  908
   Interest cost .......................     12,138     11,529     11,355    3,573    3,170    3,047
   Expected return on plan assets ......    (14,649)   (14,075)   (12,926)      --       --       --
   Amortization of net:
      Prior service cost ...............        300        346        263     (782)    (739)    (739)
      (Gain)/loss ......................       (371)      (778)      (258)      30     (428)    (640)
                                           --------   --------   --------   ------   ------   ------
   Net periodic benefit cost ...........   $  1,585   $    847   $  2,613   $3,929   $3,019   $2,576
                                           ========   ========   ========   ======   ======   ======

                                                                                        Other
                                                          Pension Benefits    Postretirement Benefits
                                                            December 31,            December 31,
                                                        -------------------   -----------------------
                                                          2002       2001         2002       2001
                                                        --------   --------     --------   --------
Change in benefit obligation:
   Benefit obligation at prior measurement date .....   $172,139   $164,380     $ 51,440   $ 43,512
   Service cost .....................................      4,167      3,825        1,108      1,016
   Interest cost ....................................     12,138     11,529        3,573      3,170
   Actuarial loss ...................................     17,776        520        5,871      6,976
   Benefits paid ....................................     (9,947)    (9,492)      (3,539)    (3,234)
   Plan amendments ..................................       (239)     1,377         (441)        --
                                                        --------   --------     --------   --------
   Benefit obligation at measurement date ...........   $196,034   $172,139     $ 58,012   $ 51,440
                                                        ========   ========     ========   ========
Change in plan assets:
   Fair value of assets at prior measurement date ...   $145,162   $169,481     $     --   $     --
   Actual return on plan assets .....................    (12,114)   (15,741)          --         --
   Employer contributions ...........................        844        914        3,539      3,234
   Benefits paid ....................................     (9,947)    (9,492)      (3,539)    (3,234)
                                                        --------   --------     --------   --------
   Fair value of assets at measurement date .........   $123,945   $145,162     $     --   $     --
                                                        ========   ========     ========   ========
Reconciliation of funded status:
   Funded status ....................................   $(72,089)  $(26,977)    $(58,012)  $(51,440)
   Unrecognized net:
      Prior service cost ............................      1,619      1,918       (1,785)    (2,126)
      (Gain)/loss ...................................     48,191      3,521        5,130       (712)
                                                        --------   --------     --------   --------
   Net amount recognized ............................   $(22,279)  $(21,538)    $(54,667)  $(54,278)
                                                        ========   ========     ========   ========

          For pension plans included above with accumulated benefit obligations in excess of plan assets, for 2002 and 2001, the projected benefit obligations were $196,034 and $159,275, respectively, the accumulated benefit obligations were $171,662 and $139,649, respectively, and the fair values of plan assets for those plans were $123,945 and $133,119, respectively.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          The weighted-average assumptions used in accounting for the plans were:

                                                                   2002    2001    2000
                                                                  -----   -----   -----
Discount rate..................................................   6 1/2%  7 1/4%  7 1/2%
Long-term rate of return on assets.............................       9%      9%      9%
Average rate of increase in employee compensation..............       5%      5%      5%

          The health care cost trend rate used in accounting for the medical plans was 11 percent in 2001 and 10 percent in 2002 (decreasing to 6 percent in the year 2007 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $4,267 at year-end 2002 and the net periodic cost by $409 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $4,601 at year-end 2002 and the net periodic cost by $439 for the year.

          The dates used to measure plan assets and liabilities were October 31, 2002 and 2001 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                                               Pension Benefits        Other Postretirement Benefits
                                           Years Ended December 31,       Years Ended December 31,
                                           -------------------------   -----------------------------
                                            2002     2001      2000          2002   2001   2000
                                           ------   ------   -------         ----   ----   ----
Foreign:
Components of net periodic benefit cost:
   Service cost ........................   $  630   $  590   $   587          $16    $14    $13
   Interest cost .......................    2,980    2,774     2,817           74     64     66
   Expected return on plan assets ......     (705)    (786)   (1,087)          --     --     --
   Amortization of net:
      Prior service cost ...............        6        6         6           --     --     --
      (Gain)/loss ......................      141       --       355            7     --     --
                                           ------   ------   -------          ---    ---    ---
   Net periodic benefit cost ...........   $3,052   $2,584   $ 2,678          $97    $78    $79
                                           ======   ======   =======          ===    ===    ===

                                                        Pension Benefits    Other Postretirement Benefits
                                                          December 31,              December 31,
                                                       ------------------   -----------------------------
                                                         2002      2001            2002     2001
                                                       --------  --------         -------   -----
Change in benefit obligation:
   Benefit obligation at prior measurement date ....   $ 49,175  $ 49,553         $   909   $ 884
   Service cost ....................................        630       590              16      14
   Employee contributions ..........................        130        29              --      --
   Interest cost ...................................      2,980     2,774              74      64
   Actuarial loss ..................................         47     1,517             853      37
   Foreign currency translation ....................      8,277    (2,796)              9     (51)
   Benefits paid ...................................     (2,748)   (2,492)            (43)    (39)
                                                       --------  --------         -------   -----
   Benefit obligation at measurement date ..........   $ 58,491  $ 49,175         $ 1,818   $ 909
                                                       ========  ========         =======   =====
Change in plan assets:
   Fair value of assets at prior measurement date...   $  8,198  $  9,663         $    --   $  --
   Actual return on plan assets ....................     (1,068)     (997)             --      --
   Employer contributions ..........................      3,063     2,519              43      39
   Employee contributions ..........................        130        29              --      --
   Foreign currency translation ....................        753      (524)             --      --
   Benefits paid ...................................     (2,748)   (2,492)            (43)    (39)
                                                       --------  --------         -------   -----

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

   Fair value of assets at measurement date ........   $  8,328  $  8,198         $    --   $  --
                                                       ========  ========         =======   =====
Reconciliation of funded status:
   Funded status ...................................   $(50,163) $(40,977)        $(1,818)  $(909)
   Unrecognized net:
      Prior service cost ........................            20        26              --      --
      Loss ......................................         4,687     2,984             856      11
                                                       --------  --------         -------   -----
   Net amount recognized ...........................   $(45,456) $(37,967)        $  (962)  $(898)
                                                       ========  ========         =======   =====

          For pension plans included above with accumulated benefit obligations in excess of plan assets, for 2002 and 2001, the projected benefit obligations were $54,557 and $45,086, respectively, the accumulated benefit obligations were $53,364 and $43,599, respectively, and the fair values of plan assets for those plans were $4,537 and $4,102, respectively.

          The weighted-average assumptions used in accounting for the plans were:

                                                             2002    2001   2000
                                                            -----   -----   ----
Discount rate............................................   5 3/4%      6%   6%
Long-term rate of return on assets.......................       8%  8 1/2%   9%
Average rate of increase in employee compensation........   3 3/4%      5%   5%

          The health care cost trend rate used in accounting for the medical plan was 10 percent in 2002 (decreasing to 5 percent in the year 2010 and beyond) and 7.2 percent in 2001 (decreasing to 6 percent in the year 2003 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $334 at year-end 2002 and the net periodic cost by $34 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $275 at year-end 2002 and the net periodic cost by $27 for the year.

          The dates used to measure plan assets and liabilities were October 31, 2002 and 2001 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

Note 9 - Commitments and Contingencies

          Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) having initial or remaining noncancellable lease terms in excess of one year as of December 31, 2002 are as follows:

Years Ending
December 31,
------------
2003...............   $10,166
2004...............     6,621
2005...............     5,259
2006...............     4,599
2007...............     2,828
thereafter.........     4,395
                      -------
                      $33,868
                      =======

          Rental expense for the years ended December 31, 2002, 2001 and 2000 was $17,185, $20,355 and $18,938, respectively.

Environmental Matters

          Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company's experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Company's environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters were $27,363 and $24,657 at December 31, 2002 and 2001, respectively. These amounts do not include third-party recoveries nor have they been discounted.

Product Warranties

          Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized. Activity in the aggregate product warranty liability is summarized as follows:

                                        2002      2001
                                       ------   -------
Balance at beginning of period......   $6,119   $ 6,474
Accruals ...........................    2,711     1,329
Payments ...........................     (968)   (1,530)
Adjustments and other ..............     (749)     (154)
                                       ------   -------
Balance at end of period ...........   $7,113   $ 6,119
                                       ======   =======

Contingencies

          The Company is involved in various claims, litigation, administrative proceedings and investigations. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.

Note 10 - Related Party Transactions

Allocations

          Prior to its acquisition, Digital was a division of Prestolite Wire Corporation. Prestolite provided certain services to Digital such as accounting, legal, human resources, information technology and other corporate services. The accompanying statements of operations include allocations of $2,292 for the year ended December 31, 2000. Interest expense of $3,518 for the year ended December 31, 2000 has been charged to Digital based on a net assets basis utilizing Prestolite's effective interest rate and the cash flows of Digital. These allocations were made consistently in each period, and management believes the allocations are reasonable. However, such allocations are not necessarily indicative of the level of expenses that might have been incurred had Digital been operating as a stand-alone entity or which might be expected to be incurred as part of GenTek.

Management Agreement

          The Company is party to a management agreement with Latona Associates Inc., which is controlled by a stockholder of the Company, under which the Company receives corporate supervisory and administrative services and strategic guidance. The Company was charged $5,017, $4,864, and $4,655, for the years 2002, 2001 and 2000, respectively. In addition, the Company paid $600 in connection with acquisitions during 2000.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

Other Transactions

          GenTek provides GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the Spinoff. For the years ended December 31, 2002, 2001, and 2000, GenTek charged GCG $1,383, $1,355 and $1,692, respectively, related to this agreement. GCG supplies soda ash and calcium chloride to GenTek. For the years ended December 31, 2002, 2001, and 2000, purchases from GCG amounted to $2,794, $4,036 and $4,389, respectively.

          In connection with the acquisition of Digital, Prestolite provided GenTek with various corporate and administrative transition services in respect of the digital business. The Company was charged $250 for the year ended December 31, 2000. GenTek provides Prestolite with corporate and administrative services, pursuant to a management agreement. For the years ended December 31, 2002 and 2001, GenTek charged Prestolite $2,078 and $2,529. GenTek and Prestolite buy and sell certain wire and cable products from each other. Purchases from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $11,021, $9,805 and $22,324, respectively. Sales to Prestolite for the years ended December 31, 2002, 2001 and 2000 were $3,761, $2,613 and $2,707, respectively. In addition, the Company permits Prestolite to utilize a portion of its Nogales, Arizona warehouse, for which Prestolite currently pays the Company a portion of the cost of leasing and operating the facility. Payments from Prestolite for the years ended December 31, 2002 and 2001 were $228 and $165, respectively. Certain of Prestolite's insurance is written under the Company's policies. Prestolite pays its ratable share of the Company's premium for this insurance. Payments from Prestolite for the years ended December 31, 2002, 2001 and 2000 were $268, $111 and $146, respectively. Prestolite permits one of the Company's subsidiaries to share its Southfield, Michigan corporate location. The Company pays Prestolite 25 percent of the cost of leasing and operating the Southfield premises. Payments by the Company for the years ended December 31, 2002 and 2001 were $113 and $76, respectively.

          To the extent that any of the agreements with related parties are executory contracts under the Bankruptcy Code, the Company has the right to seek an order authorizing their assumption or their rejection.

Note 11 - Additional Financial Information

                                                             December 31,
                                                         -------------------
          Receivables                                      2002       2001
                                                         --------   --------
             Trade ...................................   $189,281   $199,718
             Other ...................................     18,822     16,306
             Allowance for doubtful accounts .........    (22,278)   (32,062)
                                                         --------   --------
                                                         $185,825   $183,962
                                                         ========   ========

                                                             December 31,
                                                         -------------------
          Inventories                                      2002       2001
                                                         --------   --------
             Raw materials ...........................   $ 41,003   $ 47,112
             Work in process .........................     16,363     15,156
             Finished products .......................     42,077     40,795
             Supplies and containers .................      5,275      4,611
                                                         --------   --------
                                                         $104,718   $107,674
                                                         ========   ========

          Inventories valued at LIFO amounted to $27,011 and $25,401 at December 31, 2002 and 2001, respectively, which were below estimated replacement cost by $1,114 and $913, respectively. The impact of LIFO liquidations in 2002, 2001 and 2000 was not significant.

                                                              December 31,
                                                         ---------------------
          Property, Plant and Equipment                     2002        2001
                                                         ---------   ---------
             Land and improvements ...................   $  39,437   $  37,402
             Machinery and equipment .................     525,797     508,995

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

             Buildings and leasehold improvements ....      93,346      90,583
             Construction in progress ................      48,883      52,659
                                                         ---------   ---------
                                                           707,463     689,639
             Less accumulated depreciation and
                amortization .........................    (398,638)   (331,113)
                                                         ---------   ---------
                                                         $ 308,825   $ 358,526
                                                         =========   =========

                                                             December 31,
                                                         -------------------
          Accrued Liabilities                              2002       2001
                                                         --------   --------
             Wages, salaries and benefits ............   $ 33,959   $ 36,547
             Employee termination costs ..............   $ 12,565   $ 10,718
             Interest ................................         14     12,166
             Income taxes ............................        850      5,908
             Taxes, other than income taxes ..........      6,982      7,109
             Other ...................................     74,344     70,309
                                                         --------   --------
                                                         $128,714   $142,757
                                                         ========   ========

Note 12 - Long-Term Debt

                                                         December 31,
                                               --------------------------------
                                               Maturities     2002       2001
                                               ----------   --------   --------
   Bank term loans - floating rates ........    2002-2007   $463,401   $486,250
   Revolving credit facility -
      floating rate ........................      2005       264,718    115,000
   Senior Subordinated Notes - 11% .........      2009       193,867    200,000

   Other debt - floating rate ..............    2002-2018     17,543     31,176
                                                            --------   --------
      Total debt ...........................                 939,529    832,426
      Less: current portion ................                  15,091     32,674
      Liabilities subject to compromise ....                 921,986         --
                                                            --------   --------
      Net long-term debt ...................                $  2,452   $799,752
                                                            ========   ========

          Aggregate maturities of long term debt, exclusive of liabilities subject to compromise, are as follows: 2003, $15,091; 2004, $1,651; 2005, $308;
2006, $210; 2007, $25; thereafter, $258.

          On August 9, 2000, the Company entered into a restated and amended credit agreement, which provides for $500,000 in term loans and a $300,000 revolving credit facility, which includes letters of credit up to $50,000. On August 1, 2001, the Company entered into an amendment of its credit facility which made certain modifications to the financial covenants and other terms of the credit facility. The unused letter of credit balance was $330 and $20,253 at December 31, 2002 and 2001, respectively. The term loans and revolving credit facility bear interest at a rate equal to a spread over a reference rate. The rate in effect for the revolving credit facility at December 31, 2002 and 2001 was 5.8 percent and 5.0 percent, respectively. The weighted average rate in effect for the term loans at December 31, 2002 and 2001 was 6.3 percent and 5.3 percent, respectively. The facility is secured by a first priority security interest in all of the capital stock of the Company's domestic subsidiaries, 65 percent of the capital stock of the Company's foreign subsidiaries and a security interest in certain real property, intellectual property and other assets of the Company in the United States and Canada.

          On October 11, 2002, the Company and 31 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The filing of a bankruptcy petition resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the Company's senior credit facility and 11% Senior Subordinated Notes. Outstanding balances for the senior credit facility and the 11% Senior Subordinated Notes have been reclassified to liabilities subject to compromise. In connection with its use of cash collateral under the credit facility, the Company is currently making adequate protection payments to its senior creditors, based upon the interest rates stated above for its credit facility, which are being recorded as reductions in principle for accounting purposes. See Note 1 for further discussion of the Company's bankruptcy.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          Commitment fees paid for the Company's credit facilities were $92, $624, and $556 for 2002, 2001 and 2000, respectively.

          In order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. The new facility will enable the Company to issue up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and will provide the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. Borrowings under the revolving credit facility will bear interest at variable rates based on prime plus 2.3 percent or LIBOR plus 3.5 percent. The facility matures on September 30, 2003, but may be extended to December 31, 2003 by the holders of a majority of the commitments. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets.

Note 13 - Capital Stock

          The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which 21,439,310 and 20,567,403 were outstanding at December 31, 2002 and 2001, respectively, and 40,000,000 shares of Class B Common Stock, par value $.01 per share, which has ten votes per share, is subject to significant restrictions on transfer and is convertible at any time into Common Stock on a share-for-share basis, of which 3,896,860 and 4,750,107 shares were outstanding at December 31, 2002 and 2001, respectively. The Common Stock and Class B Common Stock are substantially identical, except for the disparity in voting power, restriction on transfer and conversion provisions.

          The Company's Preferred Stock, par value $.01 per share, consists of 10,000,000 authorized shares, none of which were outstanding at December 31, 2002 and 2001.

          On February 22, 2000, the Company issued 3,371,340 shares of Common Stock and 791,685 shares of Class B Common Stock in connection with the Company's rights offering. Pursuant to the rights offering, the holders of record of the Company's Common Stock and Class B Common Stock as of January 24, 2000 received, at no cost, 0.20 rights to purchase one share of Common Stock or Class B Common stock of the Company, as appropriate, for each share of such stock they held as of the record date. Each whole right entitled the holder to purchase one share of Common Stock or Class B Stock, as the case may be, at the price of $9.43 per share. The net proceeds to the Company from this issuance of Common Stock and Class B Common Stock were approximately $38,000.

Note 14 - Stock Incentive Plans

          The Company has several long-term incentive plans pursuant to which stock options and other equity-related incentive awards may be granted to officers, non-employee directors and other key people. Stock options generally are granted with an exercise price equal to the market price on the day the option is granted, vest over three years and have a maximum term of 10 years. Restricted units, which represent common stock to be issued to the participant upon vesting, vest over five years for employees and four years for non-employee directors. Compensation cost (income) recorded for stock-based compensation under those plans was $(525), $(86), and $1,392, for the years ended December 2002, 2001 and 2000, respectively. As of December 31, 2002, the total number of shares authorized for grants under these plans was approximately 4,900,000, with approximately 1,300,000 shares available for grant.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          Information with respect to all stock options is summarized below:

                                        2002                           2001                           2000
                            ----------------------------   ----------------------------   ----------------------------
                                        Weighted Average               Weighted Average               Weighted Average
                              Shares     Exercise Price      Shares     Exercise Price      Shares     Exercise Price
                            ---------   ----------------   ---------   ----------------   ---------   ----------------
Outstanding at
   beginning of year ....   3,004,000        $11.60        3,100,700        $12.32        1,933,800        $13.66
Options granted .........          --            --          313,000          2.62        1,221,000         10.27
Options exercised .......          --            --           21,900          9.43           22,000         13.29
Options cancelled .......     163,000         10.56          387,800         10.26           32,100         14.18
                            ---------                      ---------                      ---------
Outstanding at end
   of year ..............   2,841,000        $11.66        3,004,000        $11.60        3,100,700        $12.32
                            =========                      =========                      =========
Exercisable at end
   of year ..............   1,950,200        $12.45        1,387,400        $13.26          739,400        $14.20

          The following table summarizes information about stock options outstanding at December 31, 2002:

                                             Outstanding                            Exercisable
                            ---------------------------------------------   --------------------------
                                        Weighted Average
                                           Remaining          Weighted                     Weighted
                            Number of     Contractual         Average       Number of      Average
Range of Exercise Prices     Options          Life         Exercise Price    Options    Exercise Price
-------------------------   ---------   ----------------   --------------   ---------   --------------
$ 1.11 - $ 5.00..........     210,000          8.8             $ 1.33          63,000       $ 1.33
$ 5.00 - $10.00..........     903,500          7.0             $ 9.48         609,700       $ 9.53
$10.00 - $15.00..........   1,374,000          4.2             $13.05         940,000       $13.08
$15.00 - $18.73..........     353,500          5.0             $17.99         337,500       $18.05
                            ---------                                       ---------
                            2,841,000                                       1,950,200
                            =========                                       =========

Note 15 - Financial Instruments

Investments

          All marketable equity securities are classified as available-for-sale, with net unrealized gains and losses shown as a component of accumulated other comprehensive income (loss). At December 31, 2002, there were no marketable equity securities held by the Company. At December 31, 2001, gross unrealized losses were $375. At December 31, 2000, gross unrealized gains and losses were $254 and $415, respectively. Realized gains and losses are determined on the average cost method. Sales of investments were as follows:

                                              Years Ended
                                             December 31,
                                        ----------------------
                                        2002    2001     2000
                                        ----   ------   ------
Proceeds.............................   $561   $4,582   $4,140
Gross realized gains.................     --   $1,123   $1,893
Gross realized losses................   $386   $  564       --

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

Swap Agreements

          The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate to fixed-rate debt in order to reduce the Company's exposure to movements in interest rates and achieve a desired proportion of variable versus fixed-rate debt, in accordance with the Company's policy. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is fully offset by the opposite impact on the related debt. Swap agreements are only entered into with strong creditworthy counterparties. All swap agreements have been designated as cash flow hedges, and all were 100 percent effective. As a result, there is no impact to earnings due to hedge ineffectiveness. As a result of the Filing, the Company discontinued hedge accounting for its interest rate swaps since it was no longer probable that the forecasted variable interest payments would occur. Additionally, a charge of $4,272 was recorded in reorganization items, which represents amounts which would have been reclassified from accumulated other comprehensive income amounts to the statement of operations had interest payments been made during the estimated period of time the Company will be reorganizing under Chapter 11. During 2002, the Company received notices from counterparties to the Company's interest rate swap agreements that they were exercising their rights to terminate the agreements. The termination payment demands received totaled $12,941, which has not been paid and is recorded as liabilities subject to compromise.

          The swap agreements in effect were as follows:

                                                                 Interest Rate
                                     Notional                ---------------------
                                      Amount    Maturities   Receive (1)   Pay (2)
                                     --------   ----------   -----------   -------
December 2001.....................   $175,000    2002-2006       2.0%        6.8%

(1) Three-month LIBOR.

(2) Represents the weighted average rate.

Fair Value of Financial Instruments

                                      December 31, 2002     December 31, 2001
                                     -------------------   -------------------
                                     Carrying     Fair     Carrying     Fair
                                      Amount      Value     Amount      Value
                                     --------   --------   --------   --------
Marketable equity securities......         --         --   $    572   $    572
Long-term debt....................   $939,529   $442,657   $832,426   $748,426
Interest rate swap agreements.....         --         --   $(10,566)  $(10,566)

          The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments. The fair value of the Company's investments in marketable equity securities is based on quoted market prices. The fair value of the Company's long-term debt was based on quoted market prices for traded debt and discounted cash flow analyses on its nontraded debt. The fair value of the Company's interest rate swap agreements is the estimated amount the Company would have to pay or receive to terminate the swap agreements based upon quoted market prices as provided by financial institutions which are counterparties to the swap agreements.

Note 16 - Geographic and Industry Segment Information

          GenTek operates through three primary business segments: communications, manufacturing and performance products. The business segments were determined based on several factors including products and services provided and markets served. Each segment is managed separately. The communications segment is a global provider of products, systems and services, including copper and fiber-optic cabling and connection products, for local and wide area data and communications networks. The manufacturing segment provides a broad range of engineered components and services to the automotive, appliance and electronic and industrial markets. The performance products segment manufactures a broad range of products and services to four principal markets: environmental services, pharmaceutical and personal care, chemical processing and technology. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          Industry segment information is summarized as follows:

                                            Net Revenues                     Operating Profit (Loss)
                                       Years Ended December 31,             Years Ended December 31,
                                 ------------------------------------   -------------------------------
                                    2002         2001         2000        2002        2001       2000
                                 ----------   ----------   ----------   --------   ---------   --------
Performance Products..........   $  357,427   $  360,927   $  353,125   $ 28,657   $ (30,444)  $ 40,024
Manufacturing.................      477,113      478,488      553,262     44,807     (10,831)    64,206
Communications ...............      293,993      405,005      507,800    (89,519)   (119,108)    59,851
                                 ----------   ----------   ----------   --------   ---------   --------
      Total segments..........    1,128,533    1,244,420    1,414,187    (16,055)   (160,383)   164,081
Eliminations and other
    corporate expenses........           --           --           --     (9,016)    (12,363)    (4,790)
                                 ----------   ----------   ----------   --------   ---------   --------
Consolidated..................   $1,128,533   $1,244,420   $1,414,187    (25,071)   (172,746)   159,291
                                 ==========   ==========   ==========
Interest expense..............                                            60,135      74,980     74,948
Other (income), expense net...                                             7,721      (1,983)    (4,484)
                                                                        --------   ---------   --------
Consolidated income (loss)
   before income taxes and
   cumulative effect of a
   change in accounting
   principle..................                                          $(92,927)  $(245,743)  $ 88,827
                                                                        ========   =========   ========

                                     Capital Expenditures      Depreciation and Amortization
                                   Years Ended December 31,       Years Ended December 31,
                                 ---------------------------   -----------------------------
                                   2002      2001      2000       2002       2001     2000
                                 -------   -------   -------    -------   -------   -------
Performance Products..........   $23,808   $20,554   $20,023    $15,484   $21,203   $23,346
Manufacturing.................    15,855    12,383    16,376     16,891    23,043    23,115
Communications................    12,777    44,841    44,899     15,528    24,071    22,512
                                 -------   -------   -------    -------   -------   -------
Consolidated..................   $52,440   $77,778   $81,298    $47,903   $68,317   $68,973
                                 =======   =======   =======    =======   =======   =======

                                  Identifiable Assets
                                      December 31,
                                 ---------------------
                                   2002        2001
                                 --------   ----------
Performance Products..........   $249,326   $  303,788
Manufacturing (1).............    369,415      409,006
Communications................    258,595      426,767
Corporate.....................     79,649       25,282
                                 --------   ----------
Consolidated..................   $956,985   $1,164,843
                                 ========   ==========

----------
(1)  Includes equity method investments of $18,274 and $21,608, respectively.

          Geographic area information is summarized as follows:

                                         External Revenues(1)           Long-Lived Assets(2)
                                       Years Ended December 31,             December 31,
                                 ------------------------------------   --------------------
                                    2002         2001         2000         2002       2001
                                 ----------   ----------   ----------    --------   --------
United States.................   $  746,492   $  811,788   $  951,608    $276,705   $376,638
Canada........................      115,957       99,647      113,574     112,881    159,993
Other Foreign.................      266,084      332,985      349,005      73,682    195,108
                                 ----------   ----------   ----------    --------   --------
Consolidated..................   $1,128,533   $1,244,420   $1,414,187    $463,268   $731,739
                                 ==========   ==========   ==========    ========   ========

----------
(1) Revenues are attributed to geographic areas based on the locations of customers.

(2) Represents all non-current assets except deferred tax assets and financial instruments.

Note 17 - Summarized Financial Information

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Dollars in thousands, except per share data)

          The Company's Senior Subordinated Notes due 2009 are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's wholly owned, domestic subsidiaries ("Subsidiary Guarantors"). The non-guarantor subsidiaries are foreign.

          The following condensed consolidating financial information illustrates the composition of the combined Subsidiary Guarantors. The Company believes that the separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors.

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                  (Dollars in thousands, except per share data)

Condensed Consolidating Statement of Operations
Year ended December 31, 2002

                                                                   Subsidiary   Non-Guarantor
                                                         Parent    Guarantors   Subsidiaries    Eliminations   Consolidated
                                                       ---------   ----------   -------------   ------------   ------------
Net revenues .......................................   $      --    $ 725,087     $ 442,333       $(38,887)     $1,128,533
Cost of sales ......................................          --      588,978       349,086        (38,887)        899,177
Selling, general and administrative
   expense .........................................       1,362      100,571        74,256             --         176,189
Restructuring and impairment charges ...............          --       23,285        54,953             --          78,238
                                                       ---------    ---------     ---------       --------      ----------
      Operating profit (loss) ......................      (1,362)      12,253       (35,962)            --         (25,071)
Interest expense ...................................      48,354       46,521         8,551        (43,291)         60,135
Other (income) expense, net ........................     (39,512)       4,797          (855)        43,291           7,721
                                                       ---------    ---------     ---------       --------      ----------
      Income (loss) before income taxes
         and cumulative effect of a change in
         accounting principle ......................     (10,204)     (39,065)      (43,658)            --         (92,927)
Income tax provision (benefit) .....................     138,911      (15,001)      (17,313)            --         106,597
Cumulative effect of a change in
   accounting principle ............................          --      (65,359)      (95,766)            --        (161,125)
Equity in loss from subsidiaries ...................    (211,534)    (122,111)           --        333,645              --
                                                       ---------    ---------     ---------       --------      ----------
      Net loss .....................................   $(360,649)   $(211,534)    $(122,111)      $333,645      $ (360,649)
                                                       =========    =========     =========       ========      ==========

Condensed Consolidating Statement of Operations
Year ended December 31, 2001

                                                                   Subsidiary   Non-Guarantor
                                                         Parent    Guarantors    Subsidiaries   Eliminations   Consolidated
                                                       ---------   ----------   -------------   ------------   ------------
Net revenues .......................................   $      --    $ 766,783     $517,181        $(39,544)     $1,244,420
Cost of sales ......................................          --      643,812      389,678         (39,544)        993,946
Selling, general and administrative
   expense .........................................       2,801      149,322       83,680              --         235,803
Restructuring and impairment charges ...............          --      161,150       26,267              --         187,417
                                                       ---------    ---------     --------        --------      ----------
      Operating profit (loss) ......................      (2,801)    (187,501)      17,556              --        (172,746)
Interest expense ...................................      60,123       69,567       17,005         (71,715)         74,980
Other (income) expense, net ........................     (56,318)     (10,094)      (7,286)         71,715          (1,983)
                                                       ---------    ---------     --------        --------      ----------
      Income (loss) before income taxes ............      (6,606)    (246,974)       7,837              --        (245,743)
Income tax provision (benefit) .....................      (2,008)     (75,273)       2,382              --         (74,899)
Equity in income (loss) from
   subsidiaries ....................................    (166,246)       5,455           --         160,791              --
                                                       ---------    ---------     --------        --------      ----------
      Net income (loss) ............................   $(170,844)   $(166,246)    $  5,455        $160,791      $ (170,844)
                                                       =========    =========     ========        ========      ==========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                  (Dollars in thousands, except per share data)

Condensed Consolidating Statement of Operations
Year ended December 31, 2000

                                                      Subsidiary   Non-Guarantor
                                             Parent   Guarantors   Subsidiaries    Eliminations   Consolidated
                                            -------   ----------   -------------   ------------   ------------
Net revenues ............................   $    --    $901,743      $554,593        $(42,149)     $1,414,187
Cost of sales ...........................        --     687,025       391,487         (42,149)      1,036,363
Selling, general and administrative
   expense ..............................     2,298     127,891        88,344              --         218,533
                                            -------    --------      --------        --------      ----------
      Operating profit (loss) ...........    (2,298)     86,827        74,762              --         159,291
Interest expense ........................    53,278      58,678        19,574         (56,582)         74,948
Other (income) expense, net .............   (52,896)     (8,801)          631          56,582          (4,484)
                                            -------    --------      --------        --------      ----------
      Income (loss) before income taxes .    (2,680)     36,950        54,557              --          88,827
Income tax provision (benefit) ..........    (1,072)     20,662        18,996              --          38,586
Equity in income from subsidiaries ......    51,849      35,561            --         (87,410)             --
                                            -------    --------      --------        --------      ----------
      Net income ........................   $50,241    $ 51,849      $ 35,561        $(87,410)     $   50,241
                                            =======    ========      ========        ========      ==========

Condensed Consolidating Balance Sheet
December 31, 2002

                                                        Subsidiary   Non-Guarantor
                                             Parent     Guarantors   Subsidiaries    Eliminations   Consolidated
                                            ---------   ----------   -------------   ------------   ------------
Current assets:
   Cash and cash equivalents ............   $  64,046    $  22,230     $ 46,754        $     --      $  133,030
   Receivables, net .....................       8,674       95,978       81,173              --         185,825
   Inventories ..........................          --       51,776       52,942              --         104,718
   Other current assets .................     (29,129)      46,215       10,269              --          27,355
                                            ---------    ---------     --------        --------      ----------
   Total current assets .................      43,591      216,199      191,138              --         450,928
Property, plant and equipment, net ......          --      211,525       97,300              --         308,825
Goodwill ................................          --       45,005       82,719              --         127,724
Intercompany receivable (payable) .......     714,357     (696,631)     (17,726)             --              --
Investment in subsidiaries ..............    (335,365)      83,305           --         252,060              --
Other assets ............................     (83,903)      90,104       63,307              --          69,508
                                            ---------    ---------     --------        --------      ----------
   Total assets .........................   $ 338,680    $ (50,493)    $416,738        $252,060      $  956,985
                                            =========    =========     ========        ========      ==========
Current liabilities:
   Accounts payable .....................   $       6    $  24,445     $ 26,401        $     --      $   50,852
   Accrued liabilities ..................      25,036       53,071       50,607              --         128,714
   Current portion of long-term debt ....          --          101       14,990              --          15,091
                                            ---------    ---------     --------        --------      ----------
   Total current liabilities ............      25,042       77,617       91,998              --         194,657
Long-term debt ..........................          --          596        1,856              --           2,452
Liabilities subject to compromise .......     821,895      169,960      151,910              --       1,143,765
Other liabilities .......................       2,064       36,699       87,669              --         126,432
                                            ---------    ---------     --------        --------      ----------
   Total liabilities ....................     849,001      284,872      333,433              --       1,467,306
Equity (deficit) ........................    (510,321)    (335,365)      83,305         252,060        (510,321)
                                            ---------    ---------     --------        --------      ----------
   Total liabilities and equity (deficit)   $ 338,680    $ (50,493)    $416,738        $252,060      $  956,985
                                            =========    =========     ========        ========      ==========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                  (Dollars in thousands, except per share data)

Condensed Consolidating Balance Sheet
December 31, 2001

                                                           Subsidiary   Non-Guarantor
                                                 Parent    Guarantors   Subsidiaries    Eliminations   Consolidated
                                               ---------   ----------   -------------   ------------   ------------
Current assets:
   Cash and cash equivalents ...............   $      --    $     443      $  8,762       $      --     $    9,205
   Receivables, net ........................          --      105,246        78,716              --        183,962
   Inventories .............................          --       55,205        52,469              --        107,674
   Other current assets ....................       1,488       43,633         7,695              --         52,816
                                               ---------    ---------      --------       ---------     ----------
   Total current assets ....................       1,488      204,527       147,642              --        353,657
Property, plant and equipment, net .........          --      270,780        87,746              --        358,526
Goodwill ...................................          --      161,664       167,311              --        328,975
Intercompany receivable (payable) ..........     643,909     (742,123)       98,214              --             --
Investment in subsidiaries .................     (88,541)     203,931            --        (115,390)            --
Other assets ...............................       3,995      110,242         9,448              --        123,685
                                               ---------    ---------      --------       ---------     ----------
   Total assets ............................   $ 560,851    $ 209,021      $510,361       $(115,390)    $1,164,843
                                               =========    =========      ========       =========     ==========
Current liabilities:
   Accounts payable ........................   $     274    $  66,062      $ 33,383       $      --     $   99,719
   Accrued liabilities .....................      37,211       60,243        45,303              --        142,757
   Current portion of long-term debt .......      15,125          110        17,439              --         32,674
                                               ---------    ---------      --------       ---------     ----------
   Total current liabilities ...............      52,610      126,415        96,125              --        275,150
Long-term debt .............................     639,875          678       159,199              --        799,752
Other liabilities ..........................      10,703      170,469        51,106              --        232,278
                                               ---------    ---------      --------       ---------     ----------
   Total liabilities .......................     703,188      297,562       306,430              --      1,307,180
Equity (deficit) ...........................    (142,337)     (88,541)      203,931        (115,390)      (142,337)
                                               ---------    ---------      --------       ---------     ----------
   Total liabilities and equity (deficit)...   $ 560,851    $ 209,021      $510,361       $(115,390)    $1,164,843
                                               =========    =========      ========       =========     ==========

Condensed Consolidating Statement of Cash Flows
Year ended December 31, 2002

                                                                                      Non-
                                                                      Subsidiary    Guarantor
                                                            Parent    Guarantors   Subsidiaries   Consolidated
                                                           --------   ----------   ------------   ------------
Net cash (used for) provided by operating activities ...   $ (5,786)   $ 28,097      $ 23,316       $ 45,627
                                                           --------    --------      --------       --------
Net cash used for investing activities .................         --     (29,829)       (9,533)       (39,362)
                                                           --------    --------      --------       --------
Cash flows from financing activities:
   Intercompany cash transfers .........................    (65,879)     24,205        41,674             --
   Other ...............................................    135,711        (686)      (19,183)       115,842
                                                           --------    --------      --------       --------
Net cash provided by financing activities ..............     69,832      23,519        22,491        115,842
                                                           --------    --------      --------       --------
Effect of exchange rates on cash .......................         --          --         1,718          1,718
                                                           --------    --------      --------       --------
Increase in cash and cash equivalents ..................     64,046      21,787        37,992        123,825
Cash and cash equivalents at beginning of year .........         --         443         8,762          9,205
                                                           --------    --------      --------       --------
Cash and cash equivalents at end of year ...............   $ 64,046    $ 22,230      $ 46,754       $133,030
                                                           ========    ========      ========       ========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                  (Dollars in thousands, except per share data)

Condensed Consolidating Statement of Cash Flows
Year ended December 31, 2001

                                                                                       Non-
                                                                      Subsidiary    Guarantor
                                                            Parent    Guarantors   Subsidiaries  Consolidated
                                                           --------   ----------   ------------  ------------
Net cash provided by operating activities ..............   $ 11,506    $ 14,629      $ 42,272      $ 68,407
                                                           --------    --------      --------      --------
Net cash used for investing activities .................         --     (53,154)      (17,725)      (70,879)
                                                           --------    --------      --------      --------
Cash flows from financing activities:
   Intercompany cash transfers .........................    (20,943)     41,316       (20,373)           --
   Other ...............................................      9,437       2,541        (3,880)        8,098
                                                           --------    --------      --------      --------
Net cash provided by (used for) financing activities ...    (11,506)     43,857       (24,253)        8,098
                                                           --------    --------      --------      --------
Effect of exchange rates on cash .......................         --          --          (880)         (880)
                                                           --------    --------      --------      --------
Increase (decrease) in cash and cash  equivalents ......         --       5,332          (586)        4,746
Cash and cash equivalents at beginning of year .........         --      (4,889)        9,348         4,459
                                                           --------    --------      --------      --------
Cash and cash equivalents at end of year ...............   $     --    $    443      $  8,762      $  9,205
                                                           ========    ========      ========      ========

Condensed Consolidating Statement of Cash Flows
Year ended December 31, 2000

                                                                                       Non-
                                                                       Subsidiary    Guarantor
                                                             Parent    Guarantors   Subsidiaries   Consolidated
                                                           ---------   ----------   ------------   ------------
Net cash provided by (used for) operating activities ...   $  18,971    $ 132,721     $(64,422)      $  87,270
                                                           ---------    ---------     --------       ---------
Cash flows from investing activities:
   Acquisition of businesses net of cash acquired ......          --     (138,380)          --        (138,380)
   Other ...............................................          --      (77,035)     (16,034)        (93,069)
                                                           ---------    ---------     --------       ---------
Net cash used for investing activities .................          --     (215,415)     (16,034)       (231,449)
                                                           ---------    ---------     --------       ---------
Cash flows from financing activities:
   Proceeds from sale of stock .........................      37,957           --           --          37,957
   Intercompany cash transfers .........................     300,883     (400,106)      99,223              --
   Other ...............................................    (357,862)     471,736      (22,212)         91,662
                                                           ---------    ---------     --------       ---------
Net cash provided by (used for) financing activities ...     (19,022)      71,630       77,011         129,619
                                                           ---------    ---------     --------       ---------
Effect of exchange rates on cash .......................          --           --       (1,668)         (1,668)
                                                           ---------    ---------     --------       ---------
Decrease in cash and cash equivalents ..................         (51)     (11,064)      (5,113)        (16,228)
Cash and cash equivalents at beginning of year .........          51        6,175       14,461          20,687
                                                           ---------    ---------     --------       ---------
Cash and cash equivalents at end of year ...............   $      --    $  (4,889)    $  9,348       $   4,459
                                                           =========    =========     ========       =========

Note 18 - Subsequent Event

          On February 28, 2003, the Company announced a plan to wind down and close operations in Claymont, Delaware at the South Plant of the Delaware Valley Works complex, an industrial facility owned and operated by the Company. The plan is subject to approval by the Bankruptcy Court. A motion seeking such approval was filed on March 4, 2003. If approved by the Bankruptcy Court, the South Plant is expected to cease production on or about September 30, 2003. Failure of the Company to achieve such approval could have a material adverse effect on the Company's results of operations. The South Plant contains sulfuric acid regeneration and production facilities as well as other operations. The Company intends to comply fully with all of its environmental obligations in connection with the decommissioning of the facility including, without limitation, those relating to any investigation and remediation of the facility required by law. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Company is currently unable to estimate the nature and extent of these potential additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Company's results of operations, cash flows and financial condition. Operations at the Delaware Valley Works' other manufacturing areas located in the North Plant of the facility, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations, will continue.

                                   GENTEK INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (Concluded)
                  (Dollars in thousands, except per share data)

          To minimize the impact of the South Plant closure on its sulfuric acid regeneration and merchant acid customers, the Company has made arrangements to continue offering products and services to these customers through its four other sulfuric acid facilities, supplemented by agreements with certain strategic partners. In particular, the Company has negotiated with Rhodia Inc. to assume responsibility for five of its sulfuric acid regeneration contracts, subject to entering into appropriate modified contracts with the customers. A motion seeking the Bankruptcy Court's approval of the transaction with Rhodia Inc. was filed on March 11, 2003.

Note 19 - Unaudited Quarterly Information

                                                                     2002
                                       -----------------------------------------------------------------
                                         First        Second         Third        Fourth         Year
                                       --------      --------      --------      --------     ----------
Net revenues .......................   $276,937      $302,729      $269,409      $279,458     $1,128,533
Gross profit .......................     55,308        63,415        58,510        52,123        229,356
Income (loss) before
   cumulative effect of a
   change in accounting
   principle .......................     (3,148)     (146,213)      (57,832)        7,669       (199,524)
Net income (loss) ..................   (164,273)(1)  (146,213)(2)   (57,832)(3)     7,669(4)    (360,649)
                                       ========      ========      ========      ========     ==========
Earnings (loss) per common
   share - basic:
Income (loss) before
   cumulative effect of a
   change in accounting
   principle .......................   $   (.12)     $  (5.73)     $  (2.26)     $    .30     $    (7.82)
                                       ========      ========      ========      ========     ==========
Net income (loss) ..................   $  (6.45)     $  (5.73)     $  (2.26)     $    .30     $   (14.13)
                                       ========      ========      ========      ========     ==========
Earnings (loss) per common
   share - diluted:
Income (loss) before
   cumulative effect of a
   change in accounting
   principle .......................   $   (.12)     $  (5.73)     $  (2.26)     $    .30     $    (7.82)
                                       ========      ========      ========      ========     ==========
Net income (loss) ..................   $  (6.45)     $  (5.73)     $  (2.26)     $    .30     $   (14.13)
                                       ========      ========      ========      ========     ==========

----------
(1) Includes the cumulative effect of a change in accounting principle of $161,125 or $6.33 per share.

(2)  Includes restructuring and impairment charges of $23,618.

(3)  Includes restructuring and impairment charges of $49,722.

(4)  Includes restructuring charges of $4,898.

                                                                    2001
                                       ---------------------------------------------------------------
                                         First      Second         Third       Fourth          Year
                                       --------   ---------      --------     --------      ----------
Net revenues........................   $339,962   $ 319,474      $299,698     $285,286      $1,244,420
Gross profit........................     76,395      55,493(1)     66,889       51,697(3)      250,474
Net income (loss)...................      2,475    (102,429)(1)       190(2)   (71,080)(3)    (170,844)
                                       ========   =========      ========     ========      ==========
Earnings (loss) per common
   share - basic:...................   $    .10   $   (4.03)     $    .01     $  (2.79)     $    (6.72)
                                       ========   =========      ========     ========      ==========
Earnings (loss) per common
   share - assuming dilution:.......   $    .10   $   (4.03)     $    .01     $  (2.79)     $    (6.72)
                                       ========   =========      ========     ========      ==========

----------
(1) Includes charges to income totaling $150,769 ($99,333 after tax or $3.91 per share), which includes restructuring and impairment charges of $108,018, charges included in cost of sales of $16,431, principally related to loss provisions for obsolete and excess inventory, and charges included in selling, general administrative expenses of $26,320, principally related to loss provisions for accounts receivable.

(2) Includes restructuring charges of $2,910 ($1,759 after tax or $.07 per share).

(3) Includes charges to income totaling $93,751 ($66,005 after tax or $2.59 per share), which includes restructuring and impairment charges of $76,489, charges included in cost of sales of $14,936, principally related to loss provisions for obsolete and excess inventory, and charges included in selling, general and administrative expenses of $2,326, principally related to loss provisions for accounts receivable.

                                   GENTEK INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (unaudited)

                                                                  Nine Months Ended
                                                                     September 30,
                                                                 --------------------
                                                                   2003       2002
                                                                 --------   ---------
Net revenues .................................................   $822,013   $ 859,124
Cost of sales ................................................    656,618     681,891
Selling, general and administrative expense ..................    123,410     137,761
Restructuring and impairment charges .........................     27,770      73,340
                                                                 --------   ---------
   Operating profit (loss) ...................................     14,215     (33,868)
Interest expense (contractual interest for the three and
   nine month periods ended September 30, 2003 was
   $17,030 and $51,870, respectively) ........................      1,419      57,337
Interest income ..............................................        811       1,779
Reorganization items .........................................     54,442          --
Other (income) expense, net ..................................     (2,117)       (494)
                                                                 --------   ---------
   Loss before income taxes and cumulative effect of a
      change in accounting principle .........................    (38,718)    (88,932)
Income tax provision (benefit) ...............................      4,766     118,261
                                                                 --------   ---------
   Loss before cumulative effect of a change in
      accounting principle ...................................    (43,484)   (207,193)
Cumulative effect of a change in accounting principle
   (net of tax benefit of $39,760) ...........................         --    (161,125)
                                                                 --------   ---------
   Net loss ..................................................   $(43,484)  $(368,318)
                                                                 ========   =========
Loss per common share - basic:
Loss before cumulative effect of a change in accounting
   principle .................................................   $  (1.70)  $   (8.12)
Cumulative effect of a change in accounting principle ........         --       (6.32)
                                                                 --------   ---------
   Net loss ..................................................   $  (1.70)  $  (14.44)
                                                                 ========   =========
Loss per common share - assuming dilution:
Loss before cumulative effect of a change in accounting
   principle .................................................   $  (1.70)  $   (8.12)
Cumulative effect of a change in accounting principle ........         --       (6.32)
                                                                 --------   ---------
   Net loss ..................................................   $  (1.70)  $  (14.44)
                                                                 ========   =========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

                                                                          September 30,
                                                                               2003
                                                                          -------------
                                                                           (unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents ..........................................     $  116,441
   Receivables, net ...................................................        179,419
   Inventories ........................................................        102,637
   Deferred income taxes ..............................................          3,525
   Other current assets ...............................................         22,057
                                                                            ----------
      Total current assets ............................................        424,079
Property, plant and equipment, net ....................................        281,789
Goodwill ..............................................................        127,912
Deferred income taxes .................................................         48,924
Other assets ..........................................................         30,210
                                                                            ----------
      Total assets ....................................................     $  912,914
                                                                            ==========
                             LIABILITIES AND DEFICIT
Current liabilities:
   Accounts payable ...................................................     $   45,863
   Accrued liabilities ................................................        147,460
   Current portion of long-term debt ..................................         14,295
                                                                            ----------
      Total current liabilities .......................................        207,618
Long-term debt ........................................................            957
Liabilities subject to compromise .....................................        982,956
Other liabilities .....................................................        269,328
                                                                            ----------
      Total liabilities ...............................................      1,460,859
                                                                            ----------
Deficit:
   Preferred Stock, $.01 par value; authorized 10,000,000 shares;
      none issued or outstanding ......................................             --
   Common Stock, $.01 par value; authorized 100,000,000 shares;
      issued: 22,981,146 and 21,589,623 shares at September 30,
      2003 and December 31, 2002, respectively ........................            230
   Class B Common Stock, $.01 par value; authorized 40,000,000 shares; issued and outstanding: 2,505,337 and 3,896,860 shares
      at September 30, 2003 and December 31, 2002, respectively .......             25
   Paid in capital ....................................................          3,308
   Accumulated other comprehensive loss ...............................        (25,254)
   Accumulated deficit ................................................       (525,009)
   Treasury stock, at cost: 150,313 shares at September 30, 2003
      and December 31, 2002 ...........................................         (1,245)
                                                                            ----------
      Total deficit ...................................................       (547,945)
                                                                            ----------
      Total liabilities and deficit ...................................     $  912,914
                                                                            ==========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)

                                                                         Nine Months Ended
                                                                           September 30,
                                                                        --------------------
                                                                          2003        2002
                                                                        --------   ---------
Cash flows from operating activities:
   Net loss .........................................................   $(43,484)  $(368,318)
   Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
      Cumulative effect of a change in accounting principle .........         --     161,125
      Depreciation and amortization .................................     34,112      36,188
      Asset impairment charges ......................................     24,862      64,819
      Reorganization items ..........................................     54,442          --
      Net loss (gain) on disposition of long-term assets ............        152        (596)
      Long-term incentive plan costs, net ...........................          3        (542)
      Decrease in receivables .......................................     14,203       2,325
      Decrease in inventories .......................................      3,540       7,730
      (Increase) decrease in deferred tax assets ....................     (1,357)    126,400
      Decrease in accounts payable ..................................     (8,744)    (33,722)
      Increase (decrease) in accrued liabilities ....................     (3,666)      6,130
      Decrease in other liabilities and assets, net .................     (7,155)     (3,759)
                                                                        --------   ---------
         Net cash provided by (used for) operations .................     66,908      (2,220)
                                                                        --------   ---------
Net cash used for reorganization items ..............................    (17,170)         --
                                                                        --------   ---------
Cash flows from investing activities:
   Capital expenditures .............................................    (26,254)    (36,026)
   Proceeds from sales or disposals of long-term assets .............        167      13,449
   Acquisition of businesses net of cash acquired* ..................         --        (464)
                                                                        --------   ---------
         Net cash used for investing activities .....................    (26,087)    (23,041)
                                                                        --------   ---------
Cash flows from financing activities:
   Proceeds from long-term debt .....................................      2,537     167,778
   Repayment of long-term debt ......................................    (44,790)    (24,601)
   Payment to acquire treasury stock ................................         --          (1)
   Debt issuance costs - reorganization .............................       (938)         --
                                                                        --------   ---------
         Net cash provided by (used for) financing activities .......    (43,191)    143,176
                                                                        --------   ---------
Effect of exchange rate changes on cash .............................      2,951         981
                                                                        --------   ---------
Increase (decrease) in cash and cash equivalents ....................    (16,589)    118,896
Cash and cash equivalents at beginning of period ....................    133,030       9,205
                                                                        --------   ---------
Cash and cash equivalents at end of period ..........................   $116,441   $ 128,101
                                                                        ========   =========
Supplemental information:
   Cash paid (refunded) for income taxes ............................   $   (295)  $  (6,853)
                                                                        ========   =========
   Cash paid for interest ...........................................   $  1,409   $  48,465
                                                                        ========   =========
*Acquisition of businesses net of cash acquired:
   Working capital, other than cash .................................   $     --   $      59
   Property, plant and equipment ....................................         --        (364)
   Other assets .....................................................         --        (159)
                                                                        --------   ---------
   Cash used to acquire businesses ..................................   $     --   $    (464)
                                                                        ========   =========

      See the accompanying notes to the consolidated financial statements.

                                   GENTEK INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

Note 1 - Basis of Presentation

          The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2003 are not indicative of the results that may be expected for the year ending December 31, 2003. These statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002.

          On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the "Debtors"), filed voluntary petitions for reorganization relief (the "Filing") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' cases have been jointly administered as Case No. 02-12986
(MFW). As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. As of September 30, 2003, the Debtors were operating their respective businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they were permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, were subject to approval by the Bankruptcy Court.

          On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the "Ontario Court"), an initial order pursuant to section 18.6 of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended ("CCAA"), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

          The Debtors filed for relief under Chapter 11 as a result of the Company's inability to obtain an amendment to its senior credit facility. The protection afforded by Chapter 11 allowed the Debtors to continue to serve their customers and preserve the value of their businesses, while they reorganized and worked to develop and implement a strategic plan to deleverage the Company's balance sheet and create an improved long-term capital structure.

          Between the Filing through September 30, 2003, the Company's available cash and continued cash flow from operations were adequate to fund ongoing operations and meet anticipated obligations to customers, vendors and employees in the ordinary course of business during the Chapter 11 process. Further, in order to augment its financial flexibility during the Chapter 11 process, the Company negotiated with certain members of its pre-petition bank syndicate, and received approval from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003, to enter into a debtor-in-possession credit facility. This facility enabled the Company to issue up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other than ordinary trade credit) and provided the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. The facility's original maturity date of September 30, 2003, was extended to December 31, 2003 (subject to expiration on effectiveness of a plan of reorganization) by the holders of a majority of the commitments. To support the payment obligations under this facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets.

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

          At hearings held on October 17, 2002 and November 7, 2002, the Bankruptcy Court granted the Debtors' "first day" motions for various relief designed to stabilize their operations and business relationships with their customers, vendors, employees and other entities, and entered orders granting authority to the Debtors to, among other things: (1) pay certain pre-petition and post-petition employee wages, benefits and other employee obligations; (2) honor customer programs; (3) pay certain pre-petition taxes and fees; (4) pay certain pre-petition obligations to foreign vendors; (5) pay certain pre-petition shipping charges; and (6) pay certain pre-petition claims of critical vendors. The Bankruptcy Court also entered orders authorizing the Debtors to use cash collateral of their senior lenders, and Noma Company to use GenTek's cash collateral, on terms specified in such orders. All such orders were also recognized by the Ontario Court.

          As a result of the Filing, pending pre-petition litigation and claims against the Debtors were stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party was able to take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors' estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company's senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

          As a general rule, all of the Debtors' contracts and leases have continued in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Code has provided the Debtors with the opportunity to reject any contracts or leases that are burdensome or assume any contracts or leases that are favorable or otherwise necessary to their business operations. In the event of a rejection of a contract or lease by the Debtors, the affected parties have been provided a period of time within which to file rejection damage claims, which are considered to be pre-petition claims. As a condition to assumption of a contract or lease, the Debtors were required to cure breaches under such agreements, including, without limitation, payment of any amounts due and owing.

          GenTek and the other Debtors have incurred significant administrative and reorganization expenses resulting from the Filing and the continuation of the Chapter 11 proceedings. The amount of these expenses, which have been expensed as incurred and reported as reorganization items, have had, and will continue to have, a material effect on the Company's results of operations. See
Note 3.

          The adverse publicity associated with the Filing and the Chapter 11 proceedings, and the resulting uncertainty regarding the Company's future prospects may have hindered, and may continue to hinder, the Company's ongoing business activities and its ability to operate, fund and execute its business plan by: impairing relations with existing and potential customers; limiting the Company's ability to obtain trade credit; impairing present and future relationships with vendors; and negatively impacting the ability of the Company to attract, retain and compensate key employees and to retain employees generally.

          As of September 30, 2003, the Debtors had proposed and were awaiting the hearing to consider the confirmation of their joint plan of reorganization dated August 28, 2003. The disclosure statement with respect to such plan was approved by order of the Bankruptcy Court dated August 27, 2003, and the Debtors were authorized to solicit acceptances and rejections of the plan. The confirmation hearing was subsequently held on October 7, 2003, and the Bankruptcy Court on that date entered an order confirming the plan, as modified on October 3, 2003 (the plan as so modified, the "Confirmed Plan"). The Confirmed Plan became effective in accordance with its terms on November 10, 2003 (the "Effective Date").

          The Confirmed Plan provides that, in full satisfaction of their allowable claims: (i) the holders of existing secured claims under the Company's existing credit facility (excluding the tranche in which Noma Company is a borrower) initially receive approximately 81 percent of the common stock of the reorganized Company (the "Reorganized Company"), $60,000 in cash (reduced by certain payments) and $216,500 principal amount of senior term notes issued by the Reorganized Company; (ii) holders of existing secured claims under the term loan facility

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

to Noma Company under the Company's existing credit facility will receive approximately 13 percent of the common stock of the Reorganized Company and $33,500 principal amount of senior term notes issued by the Reorganized Company;
(iii) holders of general unsecured claims and trade vendor claims who elect to receive equity in the Reorganized Company on account of their claims will receive a pro rata distribution of up to approximately 2 percent, in the aggregate, of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (iv) holders of general unsecured claims and trade vendor claims that elect not to receive equity of the Reorganized Company will receive an amount in cash equal to the lesser of (A) 6 percent of each such holder's allowed claim or (B) each such holder's pro rata share of $5,000; (v) holders of unsecured claims relating to the Company's existing bonds will receive approximately 4 percent of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (vi) upon the liquidation of their disputed claims, holders of California Tort Claims (to the extent they are determined to hold allowable claims) will receive the same treatment of any uninsured portion of their claims (excluding any portion of such claims attributable to noncompensatory damages) as they would have received had such claims been classified as general unsecured claims (except that such holders will not be entitled to elect cash instead of equity); (vii) upon the ratification and consummation of a proposed settlement, holders of Pennsylvania Tort Claims will receive, through their class representative, an aggregate distribution of $120 in cash, a note in the principal amount of $675, and a payment from the Debtors' insurer; and (viii) holders of claims described in subsections (i), (iii), (iv), (v) and (vi) above will be entitled to receive a portion of any amounts recovered by a preference claim litigation trust created pursuant to the Confirmed Plan. In addition to the foregoing, the Confirmed Plan provides that administrative expense claims, priority claims, convenience claims, a secured claim of the Company against Noma Company in the amount of approximately $5,700 and certain other secured claims, will all be paid in full. Furthermore, the Confirmed Plan provides for the cancellation of all then outstanding shares of common stock of the Company without any distribution to be made to the holders of such shares.

          The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as of September 30, 2003 and continuing through the Effective Date, as a result of the Filing, such realization of assets and liquidation of liabilities was subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors might have sold or otherwise disposed of assets and liquidated or settled liabilities for amounts other than those reflected in the consolidated financial statements. Further, the consolidated financial statements do not give effect to any adjustments to the carrying value of assets or amount of liabilities that might be necessary as a consequence of the Confirmed Plan. Liabilities and obligations whose treatment and satisfaction were dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets. In connection with its emergence from bankruptcy on November 10, 2003, the Company will be adopting fresh-start reporting in accordance with SOP 90-7. Accordingly, the Company's post-emergence financial statements will not be comparable with its pre-emergence financial statements.

          Pursuant to the Bankruptcy Code, schedules were filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. A bar date of April 14, 2003 was set for the filing of proofs of claim against the Debtors. Differences between amounts recorded by the Debtors and claims filed by creditors are being investigated and will be resolved as part of the proceedings in the Chapter 11 cases. That process is continuing after the Effective Date. Accordingly, the ultimate number and allowed amount of such claims are not presently known but the settlement terms of each such allowed claim is set forth in the Confirmed Plan.

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

Note 2 - Summary of Significant Accounting Policies

          Compensation cost for stock-based employee compensation plans is recognized using the intrinsic value method. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value based method to recognize stock-based employee compensation.

                                                                          Nine Months Ended
                                                                            September 30,
                                                                         --------------------
                                                                           2003        2002
                                                                         --------   ---------
Net loss as reported .................................................   $(43,484)  $(368,318)
Deduct: Total stock-based employee
   compensation income (expense) determined under fair value based
   method for all awards, net of related tax effects .................      1,486      (1,885)
                                                                         --------   ---------
Pro forma net loss ...................................................   $(41,998)  $(370,203)
                                                                         ========   =========
Loss per share:
   Basic - as reported ...............................................   $  (1.70)  $  (14.44)
                                                                         ========   =========
   Basic - pro forma .................................................   $  (1.64)  $  (14.51)
                                                                         ========   =========
   Diluted - as reported .............................................   $  (1.70)  $  (14.44)
                                                                         ========   =========
   Diluted - pro forma ...............................................   $  (1.64)  $  (14.51)
                                                                         ========   =========

          For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model. There were no grants made in 2002 or 2003.

          In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002, and accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a charge of $161,125 (net of a tax benefit of $39,760) as a cumulative effect of a change in accounting principle.

          Carrying amount of goodwill by segment is as follows:

                                   Performance
                                     Products    Manufacturing   Consolidated
                                   -----------   -------------   ------------
Balance at December 31, 2002....     $21,738        $105,986       $127,724
Foreign currency translation....          --             188            188
                                     -------        --------       --------
Balance at September 30, 2003...     $21,738        $106,174       $127,912
                                     =======        ========       ========

          In July 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company's consolidated financial statements.

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

          In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company's consolidated financial statements.

Note 3 - Debtor Financial Information

          The condensed combined financial statements of the Debtors are presented below. These statements reflect the financial position, results of operations and cash flows of the Debtors on a combined basis, including certain amounts and transactions between Debtors and non-debtor subsidiaries of the Company which are eliminated in the consolidated financial statements.

Condensed Combined Statements of Operations

                                                        Nine Months
                                                          Ended
                                                       September 30,
                                                           2003
                                                       -------------
Net revenues .......................................      $611,368
Cost of sales ......................................       511,007
Selling, general and administrative expense ........        73,160
Restructuring and impairment charges ...............        24,661
                                                          --------
   Operating income ................................         2,540
Interest expense (contractual interest for the
   three and nine month periods ended September 30,
   2003 was $16,739 and $50,856, respectively) .....           405
Reorganization items ...............................        54,442
Other expense (income), net ........................        (4,415)
                                                          --------
   Loss before income taxes ........................       (47,892)
Income tax provision ...............................         4,246
Equity in income from subsidiaries .................         8,654
                                                          --------
   Net loss ........................................      $(43,484)
                                                          ========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

Condensed Combined Balance Sheets

                                                       September 30,
                                                            2003
                                                       -------------
Current assets:
   Cash and cash equivalents .......................    $   68,154
   Receivables, net ................................       124,239
   Inventories .....................................        65,283
   Other current assets ............................        18,731
                                                        ----------
      Total current assets .........................       276,407
Property, plant and equipment, net .................       204,712
Goodwill ...........................................       126,563
Intercompany receivable (payable) ..................        16,146
Investment in subsidiaries .........................       102,289
Other assets .......................................        24,312
                                                        ----------
      Total assets .................................    $  750,429
                                                        ==========
Current liabilities:
   Accounts payable ................................    $   28,846
   Accrued liabilities .............................       109,192
   Current portion of long-term debt ...............           101
                                                        ----------
      Total current liabilities ....................       138,139
Long-term debt .....................................           519
Liabilities subject to compromise ..................       982,956
Other liabilities ..................................       176,760
                                                        ----------
      Total liabilities ............................     1,298,374
Deficit ............................................      (547,945)
                                                        ----------
      Total liabilities and deficit ................    $  750,429
                                                        ==========

Condensed Combined Statement of Cash Flows

                                                        Nine Months
                                                           Ended
                                                       September 30,
                                                            2003
                                                       -------------
Net cash provided by operating activities ..........      $ 52,085
Net cash used for reorganization items .............       (17,170)
Net cash used for investing activities .............       (21,684)
Net cash used for financing activities .............       (39,785)
                                                          --------
Decrease in cash and cash equivalents ..............       (26,554)
Cash and cash equivalents at beginning of period ...        94,708
                                                          --------
Cash and cash equivalents at end of period .........      $ 68,154
                                                          ========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

          Liabilities subject to compromise in the Consolidated and Debtor-in-Possession balance sheets consist of the following items:

                                                                   September 30,
                                                                        2003
                                                                   -------------
Accounts payable................................................      $ 42,433
Accrued interest payable........................................        17,795
Accrued liabilities.............................................         5,569
Long-term debt..................................................       893,704
Long-term liabilities...........................................        23,455
                                                                      --------
                                                                      $982,956
                                                                      ========

          Reorganization items in the Consolidated and Debtor-in-Possession statement of operations consist of the following:

                                                                    Nine Months
                                                                       Ended
                                                                   September 30,
                                                                        2003
                                                                   -------------
Professional fees...............................................      $18,398
Employee costs..................................................       20,104
Interest income.................................................         (564)
Settlement of pre-petition liabilities..........................       (1,527)
Write off of unamortized debt issuance costs....................       11,730
Other...........................................................        6,301
                                                                      -------
                                                                      $54,442
                                                                      =======

Note 4 - Comprehensive Loss

          Total comprehensive loss is comprised of net loss, foreign currency translation adjustments and the change in unrealized gains and losses on marketable securities and derivative financial instruments. Total comprehensive loss for the nine months ended September 30, 2003 and 2002 was $(37,627) and $(362,873), respectively.

Note 5 - Earnings Per Share

          The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all stock options and restricted units, using the treasury stock method.

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

          The shares outstanding used for basic and diluted earnings per common share are reconciled as follows:

                                                            Nine Months Ended
                                                              September 30,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------
Basic earnings per common share:
   Weighted average common shares
      outstanding.....................................   25,564,310   25,515,445
                                                         ==========   ==========
Diluted earnings per common share:
   Weighted average common shares
      outstanding.....................................   25,564,310   25,515,445
   Options and restricted units.......................           --           --
                                                         ----------   ----------
   Total..............................................   25,564,310   25,515,445
                                                         ==========   ==========

          For the nine months ended September 30, 2003 and 2002, 2,685,500 and 2,950,083 options and restricted units, respectively, were not included in the computation of diluted earnings per common share due to their antidilutive effect.

Note 6 - Inventories

                                                                   September 30,
                                                                        2003
                                                                   -------------
Raw materials...................................................      $ 38,687
Work in process.................................................        19,865
Finished products...............................................        40,383
Supplies and containers.........................................         3,702
                                                                      --------
                                                                      $102,637
                                                                      ========

Note 7 - Long-Term Debt

                                                                   September 30,
                                                      Maturities        2003
                                                      ----------   -------------
Bank term loans - floating rates...................    2003-2007     $441,453
Revolving credit facility - floating rate..........      2005         252,251
Senior Subordinated Notes - 11%....................      2009         200,000
Other debt - floating rates........................    2003-2018       15,252
                                                                     --------
   Total debt......................................                   908,956
   Less: Current portion...........................                    14,295
      Liabilities subject to compromise............                   893,704
                                                                     --------
   Net long-term debt..............................                  $    957
                                                                     ========

          On October 11, 2002, the Company and 31 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The filing of a bankruptcy petition resulted in an immediate acceleration of the principal amount and accrued and unpaid interest on the Company's senior credit facility and 11% Senior Subordinated Notes. Outstanding balances for the senior credit facility and the 11% Senior Subordinated Notes have been reclassified to liabilities subject to compromise. In connection with its use of cash collateral under the credit facility, the Company has made adequate protection payments to its senior creditors,

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

based upon interest rates ranging from 5.8 to 6.5 percent for its credit facility, which are being recorded as reductions in principal for accounting purposes. See Note 1 for further discussion of the Company's bankruptcy.

          The Company entered into a debtor-in-possession credit facility with certain members of its pre-petition bank syndicate, and received approval of such facility from the Bankruptcy Court on March 6, 2003, and approval from the Ontario Court on March 13, 2003. This facility provides for up to $50,000 of letters of credit, including approximately $30,000 of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries' undertakings (other then ordinary trade credit) and provides the Company's Noma Company subsidiary with a $10,000 revolving credit facility for working capital and other general corporate purposes of Noma Company. Borrowings under the revolving credit facility bear interest at variable rates based on prime plus 2.3 percent or LIBOR plus 3.5 percent. The facility's original maturity date of September 30, 2003, was extended to December 31, 2003 (subject to expiration upon the effectiveness of a plan of reorganization) by the holders of a majority of the commitments. To support the payment obligations under the new facility, the Bankruptcy Court awarded super-priority administrative expense status to such obligations and granted the lenders senior priming liens (with certain exceptions) on the Debtors' assets. At September 30, 2003, the unused letter of credit balance was $16,491 and there were no borrowings outstanding under the revolving credit facility.

          On November 10, 2003, GenTek, substantially all of GenTek's domestic subsidiaries, and Noma Company (collectively, "the Borrowers") entered into a $125,000 revolving credit facility which matures on November 10, 2008. The facility includes a letter of credit sub-limit of $60,000. The facility is secured by a first priority lien on substantially all of the assets of the Borrowers and 65 percent of the stock of first-tier foreign subsidiaries. The facility bears interest at variable rates based on a base rate or LIBOR plus an applicable margin. The initial margins will be 1.5 percent for base rate borrowings and 2.5 percent for LIBOR borrowings. The margins are subject to periodic adjustment based upon the financial performance of the Company.

          In addition, on November 10, 2003, the Company issued $250,000 of senior term debt which matures on November 10, 2008. This debt is guaranteed by substantially all of the Company's direct and indirect domestic subsidiaries, and is secured by second-priority liens on substantially all of the assets of the Company and its direct and indirect domestic subsidiaries and 65 percent of the stock of first-tier foreign subsidiaries. This debt bears interest at variable rates based on LIBOR plus 4.5 percent, subject to a LIBOR floor of 1.5 percent.

Note 8 - Segment Information

          Industry segment information is summarized as follows:

                                                            Nine Months Ended
                                                              September 30,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------
Net Revenues:
Performance products..................................    $259,149     $272,511
Manufacturing.........................................     317,454      367,976
Communications........................................     245,410      218,637
                                                          --------     --------
   Total segments.....................................    $822,013     $859,124
                                                          ========     ========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

                                                Nine Months Ended
                                                  September 30,
                                               -------------------
                                                 2003       2002
                                               --------   --------
Operating Profit (Loss):
Performance products........................   $ (6,842)  $ 23,423
Manufacturing...............................     23,121     34,436
Communications..............................      3,687    (82,250)
                                               --------   --------
   Total segments...........................     19,966    (24,391)
Eliminations and other corporate expenses...     (5,751)    (9,477)
                                               --------   --------
Consolidated................................     14,215    (33,868)
Interest expense............................      1,419     57,337
Other (income) expense, net.................     51,514     (2,273)
                                               --------   --------
Consolidated loss before income taxes
   and cumulative effect of a change in
   accounting principle.....................   $(38,718)  $(88,932)
                                               ========   ========

                                               Identifiable Assets
                                                  September 30,
                                                       2003
                                               -------------------
Performance products........................         $226,272
Manufacturing (1)...........................          363,887
Communications..............................          270,898
Corporate...................................           51,857
                                                     --------
Consolidated................................         $912,914
                                                     ========

(1) Includes equity method investments of $18,890.

Note 9 - Restructuring and Impairment Charges

          The Company's restructuring actions during 2003 consist of exiting a facility and a workforce reduction in its communications segment and two plant closures in its performance products segment. The Company expects to substantially complete implementation of these restructuring actions by the second quarter of 2004. The following tables summarize the Company's expected costs and accruals for these restructuring actions:

                                            Performance
                                              Products    Communications   Consolidated
                                            -----------   --------------   ------------
Employee Termination Costs
   Total costs expected to be incurred...      $7,900         $4,100          $12,000
                                               ======         ======          =======
   Provisions - Restructuring............      $  304         $2,499          $ 2,803
   Provisions - Reorganization items.....       6,000             --            6,000
   Amounts paid..........................        (248)           (14)            (262)
                                               ------         ------          -------
   Balance at September 30, 2003.........      $6,056         $2,485          $ 8,541
                                               ======         ======          =======

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)


                                            Performance
                                              Products    Communications   Consolidated
                                            ------------  --------------   ------------
Facility Exit costs
   Total costs expected to be incurred...      $6,300                         $ 6,300
                                               ======                         =======
   Provisions - Restructuring............      $  105                         $   105
   Provisions - Reorganization items.....         405                             405
   Amounts paid..........................        (420)                           (420)
                                               ------                         -------
   Balance at September 30, 2003.........      $   90                         $    90
                                               ======                         =======

          In addition, the Company may incur additional environmental investigation and remediation costs as a result of the closing of a facility. These costs cannot be reasonably estimated until the scope of any investigation and any remedial activity required as result is determined. See Note 10.

          The Company's restructuring programs initiated in prior years have been substantially completed. However, certain costs have payment terms extending beyond 2003. The following tables summarize the Company's liabilities for restructuring programs initiated in prior years:

                                              Employee
                                            Termination    Facility
                                               Costs      Exit Costs
                                            -----------   ----------
Balance at December 31, 2002.............     $13,893       $1,152
Amounts paid.............................      (8,922)        (288)
                                               ------       ------
Balance at September 30, 2003............      $4,971       $  864
                                               ======       ======

          During the third quarter of 2003, the Company announced a plan to close a facility in Santiago, Chile, which is included in the communications segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $201 to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based on a number of factors, including an independent appraisal.

          On February 28, 2003, the Company announced a plan to wind down and close operations at its facility in Claymont, Delaware, which is included in the performance products segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $24,661 to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based upon a number of factors, including an independent appraisal.

Note 10 - Commitments and Contingencies

          On February 28, 2003, the Company announced a plan to wind down and close operations in Claymont, Delaware at the South Plant of the Delaware Valley Works complex, an industrial facility owned and operated by the Company. The plan was approved by the Bankruptcy Court on July 24, 2003. During the fourth quarter of 2003, commercial operations at the South Plant ceased. The Company intends to comply fully with all of its environmental obligations in connection with the decommissioning of the facility including, without limitation, those relating to any investigation and remediation of the facility required by law. Depending on the scope of any investigation and any remedial activity required as a result, additional costs above those currently estimated could be incurred over a period of the next several years. The Company is currently unable to estimate the nature and extent of these additional costs. As such, it is possible that the final outcome could have a material adverse effect on the Company's results of operations, cash flows and financial condition. Operations at the Delaware Valley Works'

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

other manufacturing areas located in the North Plant of the facility, including the production of sulfur, fluorine, potassium and ammonia-based compounds and warehousing, distribution and transportation operations, will continue.

Note 11 - Summarized Financial Information

          The Company's 11% Senior Subordinated Notes due 2009 are fully and unconditionally guaranteed, on a joint and several basis, by substantially all of the Company's wholly owned, domestic subsidiaries ("Subsidiary Guarantors"). The non-guarantor subsidiaries are the Company's foreign subsidiaries.

          The following condensed consolidating financial information illustrates the composition of the combined Subsidiary Guarantors. The Company believes that the separate, complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors.

Condensed Consolidating Statement of Operations
Nine Months Ended September 30, 2003

                                                                              Non-
                                                             Subsidiary    Guarantor
                                                   Parent    Guarantors   Subsidiaries   Eliminations   Consolidated
                                                  --------   ----------   ------------   ------------   ------------
Net revenues ..................................   $     --    $502,704      $345,338       $(26,029)      $822,013
Cost of sales .................................         --     414,161       268,486        (26,029)       656,618
Selling, general and administrative expense ...      5,567      60,616        57,227             --        123,410
Restructuring and impairment charges ..........         --      24,661         3,109             --         27,770
                                                  --------    --------      --------       --------       --------
   Operating profit (loss) ....................     (5,567)      3,266        16,516             --         14,215
Interest expense ..............................        551         151         1,512           (795)         1,419
Other (income) expense, net ...................       (859)     51,756          (178)           795         51,514
                                                  --------    --------      --------       --------       --------
   Income (loss) before income taxes ..........     (5,259)    (48,641)       15,182             --        (38,718)
Income tax provision (benefit) ................     22,075     (18,881)        1,572             --          4,766
Equity in income (loss) from
   subsidiaries ...............................    (16,150)     13,610            --          2,540             --
                                                  --------    --------      --------       --------       --------
   Net income (loss) ..........................   $(43,484)   $(16,150)     $ 13,610       $  2,540       $(43,484)
                                                  ========    ========      ========       ========       ========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

Condensed Consolidating Statement of Operations
Nine Months Ended September 30, 2002

                                                                               Non-
                                                              Subsidiary     Guarantor
                                                    Parent    Guarantors   Subsidiaries   Eliminations   Consolidated
                                                  ---------   ----------   ------------   ------------   ------------
Net revenues ..................................   $      --   $ 559,121     $ 329,784      $ (29,781)     $ 859,124
Cost of sales .................................          --     454,351       257,321        (29,781)       681,891
Selling, general and administrative expense....       1,401      81,540        54,820             --        137,761
Restructuring and impairment charges ..........          --      23,285        50,055             --         73,340
                                                  ---------   ---------     ---------      ---------      ---------
   Operating loss .............................      (1,401)        (55)      (32,412)            --        (33,868)
Interest expense ..............................      46,190      44,548         7,877        (41,278)        57,337
Other income, net .............................     (41,258)     (1,893)         (400)        41,278         (2,273)
                                                  ---------   ---------     ---------      ---------      ---------
   Loss before income taxes and
      cumulative effect of a change
      in accounting principle .................      (6,333)    (42,710)      (39,889)            --        (88,932)
Income tax provision ..........................       4,940      69,685        43,636             --        118,261
Cumulative effect of a change in
   accounting principle .......................          --     (65,359)      (95,766)            --       (161,125)
Equity in loss from subsidiaries ..............    (357,045)   (179,291)           --        536,336             --
                                                  ---------   ---------     ---------      ---------      ---------
   Net loss ...................................   $(368,318)  $(357,045)    $(179,291)     $ 536,336      $(368,318)
                                                  =========   =========     =========      =========      =========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Contiuned)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

Condensed Consolidating Balance Sheet
September 30, 2003

                                                                               Non-
                                                              Subsidiary     Guarantor
                                                    Parent    Guarantors   Subsidiaries   Eliminations   Consolidated
                                                  ---------   ----------   ------------   ------------   ------------
Current assets:
   Cash and cash equivalents ..................   $  38,382    $  14,504     $ 63,555       $     --       $  116,441
   Receivables, net ...........................         653       97,359       81,407             --          179,419
   Inventories ................................          --       50,185       52,452             --          102,637
   Other current assets .......................     (30,392)      47,084        8,890             --           25,582
                                                  ---------    ---------     --------       --------       ----------
      Total current assets ....................       8,643      209,132      206,304             --          424,079
Property, plant and equipment, net ............          --      185,096       96,693             --          281,789
Goodwill ......................................          --       45,005       82,907             --          127,912
Intercompany receivable (payable) .............     712,884     (676,273)     (36,611)            --               --
Investment in subsidiaries ....................    (344,685)      94,639           --        250,046               --
Other assets ..................................     (80,641)      89,298       70,477             --           79,134
                                                  ---------    ---------     --------       --------       ----------
      Total assets ............................   $ 296,201    $ (53,103)    $419,770       $250,046       $  912,914
                                                  =========    =========     ========       ========       ==========
Current liabilities:
   Accounts payable ...........................   $       1    $  22,123     $ 23,739       $     --       $   45,863
   Accrued liabilities ........................      52,676       46,816       47,968             --          147,460
   Current portion of long-term debt ..........          --          101       14,194             --           14,295
                                                  ---------    ---------     --------       --------       ----------
      Total current liabilities ...............      52,677       69,040       85,901             --          207,618
Long-term debt ................................          --          519          438             --              957
Liabilities subject to compromise .............     789,405       49,710      143,841             --          982,956
Other liabilities .............................       2,064      172,313       94,951             --          269,328
                                                  ---------    ---------     --------       --------       ----------
      Total liabilities .......................     844,146      291,582      325,131             --        1,460,859
Equity (deficit) ..............................    (547,945)    (344,685)      94,639        250,046         (547,945)
                                                  ---------    ---------     --------       --------       ----------
      Total liabilities and equity (deficit)...   $ 296,201    $ (53,103)    $419,770       $250,046       $  912,914
                                                  =========    =========     ========       ========       ==========

                                   GENTEK INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Concluded)
                  For the nine months ended September 30, 2003
                  (Dollars in thousands, except per share data)
                                   (unaudited)

Condensed Consolidating Statement of Cash Flows
Nine Months Ended September 30, 2003

                                                                               Non-
                                                             Subsidiary     Guarantor
                                                   Parent    Guarantors   Subsidiaries   Consolidated
                                                  --------   ----------   ------------   ------------
Net cash provided by operating activities .....   $  1,871    $ 17,168      $ 30,699       $ 49,738
                                                  --------    --------      --------       --------
Net cash used for investing activities ........         --     (19,679)       (6,408)       (26,087)
                                                  --------    --------      --------       --------
Cash flows from financing activities:
   Intercompany cash transfers ................      5,139      (5,139)           --             --
   Other ......................................    (32,674)        (76)      (10,441)       (43,191)
                                                  --------    --------      --------       --------
Net cash used for financing activities ........    (27,535)     (5,215)      (10,441)       (43,191)
                                                  --------    --------      --------       --------
Effect of exchange rates on cash ..............         --          --         2,951          2,951
                                                  --------    --------      --------       --------
Increase (decrease) in cash and cash
   equivalents ................................    (25,664)     (7,726)       16,801        (16,589)
Cash and cash equivalents at beginning of
   period .....................................     64,046      22,230        46,754        133,030
                                                  --------    --------      --------       --------
Cash and cash equivalents at end of period.....   $ 38,382    $ 14,504      $ 63,555       $116,441
                                                  ========    ========      ========       ========

Condensed Consolidating Statement of Cash Flows
Nine Months ended September 30, 2002

                                                                               Non-
                                                              Subsidiary     Guarantor
                                                    Parent    Guarantors   Subsidiaries   Consolidated
                                                  ---------   ----------   ------------   ------------
Net cash provided by (used for) operating
   activities .................................   $ (2,294)    $(24,285)      $24,359       $ (2,220)
                                                  --------     --------       -------       --------
Net cash used for investing activities ........         --      (16,224)       (6,817)       (23,041)
                                                  --------     --------       -------       --------
Cash flows from financing activities:
   Intercompany cash transfers ................    (79,007)      58,961        20,046             --
   Other ......................................    143,453         (665)          388        143,176
                                                  --------     --------       -------       --------
Net cash provided by financing activities           64,446       58,296        20,434        143,176
                                                  --------     --------       -------       --------
Effect of exchange rates on cash ..............         --           --           981            981
                                                  --------     --------       -------       --------
Increase in cash and cash equivalents .........     62,152       17,787        38,957        118,896
Cash and cash equivalents at beginning
   of period ..................................         --          443         8,762          9,205
                                                  --------     --------       -------       --------
Cash and cash equivalents at end of period ....   $ 62,152     $ 18,230       $47,719       $128,101
                                                  ========     ========       =======       ========

Note 12 - Quarterly Information

                                                                          2003
                                                           ------------------------------------
                                                             First        Second         Third
                                                           --------      --------      --------
Net revenues ...........................................   $264,636      $281,236      $276,141
Gross profit ...........................................     46,795        56,208        62,392
Net income (loss) ......................................   $(28,909)(1)  $ (9,794)(2)  $ (4,781)(3)
                                                           ========      ========      ========
Earnings (loss) per common share - basic: ..............   $  (1.13)     $   (.38)     $   (.19)
                                                           ========      ========      ========
Earnings (loss) per common share - assuming dilution:...   $  (1.13)     $   (.38)     $   (.19)
                                                           ========      ========      ========

----------
(1) Includes impairment charges of $24,661 and reorganization items of $8,958.

(2) Includes reorganization items of $24,832.

(3) Includes restructuring and impairment charges of $3,109 and reorganization items of $20,652.

--------------------------------------------------------------------------------

                                4,256,982 Shares

                                   GenTek Inc.

                                  Common Stock

                                   ----------

                                   Prospectus

                                   ----------

                                       , 2004
                                   ----

--------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the offering.

SEC registration fee..................   $21,304.70
Legal fees and expenses...............   $*
Accounting fees and expenses..........   $*
Printing fees.........................   $*
Miscellaneous expenses................   $*
Total.................................   $*

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided that the person act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred and is not permitted unless the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and is not permitted if such person is adjudged to be liable to the corporation, unless the court determines otherwise. Our charter and by-laws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law, except that it does not require us to indemnify any such person: (i) if they were not an officer or director immediately prior to, on or at any time after the effective date of our plan of reorganization; (ii) in connection with a proceeding initiated by such person (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors; and (iii) to the extent permitted by law, with respect to such person's conduct prior to the effective date of our plan of reorganization if the conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence.

          Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for:

               (1) breaches of the duty of loyalty;

               (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

               (3) unlawful payments of dividends, stock purchases or redemptions; or

               (4) transactions from which a director derives an improper personal benefit.

          Our charter eliminates our directors' liability to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) to the extent such elimination of liability is not permitted under the Delaware General Corporation Law and (ii) to the extent permitted by law, for monetary damages for breach of fiduciary duty as a director related to acts or omissions that occurred prior to the effective date of our plan of reorganization which involve willful misconduct or gross negligence.

          Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our amended by-laws require us to maintain insurance, at our expense, to protect ourselves and our officers, directors and employees against any liability that may be asserted against or incurred by us or such person and we currently maintain such insurance.

          In addition to the indemnification provisions described above, we have also entered into Indemnification Agreements with certain of our officers and directors. Pursuant to the Indemnification Agreements, we are obligated to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law for losses and expenses incurred in connection with any event or occurrence that is related to the fact that the indemnitee is or was a director, officer, member of management, employee, agent or fiduciary of ours, except that we are not required to indemnify any such person: (i) in connection with a proceeding initiated by such person (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors and (ii) to the extent permitted by law, with respect to such person's conduct prior to the effective date of our plan of reorganization if the conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence. We are also obligated to advance expenses an indemnitee may incur in connection with such actions so long as such provisions for securing repayment, if any, as may be deemed appropriate have been made. The form of Indemnification Agreement provided to our directors, officers and other members of management has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Item 15. Recent Sales of Unregistered Securities.

          On the Effective Date, pursuant to the Plan, the Company issued 10,000,000 shares of its common stock, Tranche A Warrants to purchase 1,173,184 shares of common stock, Tranche B Warrants to purchase 619,095 shares of common stock and Tranche C Warrants to purchase 302,366 shares of common stock in reliance on the exemption from registration afforded by Section 1145 of the U.S. Bankruptcy Code. The Company received no proceeds from the issuance of such shares and warrants.

Item 16. Exhibits and Financial Statement Schedules.

          (a) Exhibits -- See Exhibit Index beginning on page II-4.

          (b) Financial Statement Schedule

          Schedules required by Article 12 of Regulation S-X, other than as provided below, are omitted because of the absence of the conditions under which they are required or because the required information is included in the consolidated financial statements or notes thereto.

                        Valuation and Qualifying Accounts

                                          Balance at    Additions
                                         Beginning of    Charged      Deductions                Balance at
                                            Period      To Income    From Reserves   Other*   End of Period
                                         ------------   ---------   --------------   ------   -------------
                                                                    (In thousands)
Year ended December 31, 2002
   Allowance for doubtful accounts ...      $32,062      $ 4,249       $(14,519)      $ 486      $22,278
Year ended December 31, 2001
   Allowance for doubtful accounts ...      $ 8,350      $26,498       $ (2,536)      $(250)     $32,062
Year ended December 31, 2000
   Allowance for doubtful accounts ...      $ 7,348      $ 2,669       $ (1,734)      $  67      $ 8,350


*  Primarily acquisitions and foreign exchange

Item 17. Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------
3.1           Second Amended and Restated Certificate of Incorporation of GenTek
              Inc., effective as of November 7, 2003 (incorporated by reference to Exhibit 3.1 to the Registrant's Amendment to Form 8-A, dated
              November 10, 2003, as filed with the Securities and Exchange
              Commission).

3.2           Amended and Restated By-Laws of GenTek Inc., effective as of
              November 10, 2003 (incorporated by reference to Exhibit 3.2 to the
              Registrant's Amendment to Form 8-A, dated November 10, 2003, as filed with the Securities and Exchange Commission).

4.1           GenTek Inc. Tranche A Warrant Agreement, dated as of November 10,
              2003 (incorporated by reference to Exhibit 4.1 to the Registrant's
              Amendment to Form 8-A, dated November 10, 2003, as filed with the Securities and Exchange Commission).

4.2           GenTek Inc. Tranche B Warrant Agreement, dated as of November 10,
              2003 (incorporated by reference to Exhibit 4.2 to the Registrant's
              Amendment to Form 8-A, dated November 10, 2003, as filed with the Securities and Exchange Commission).

4.3           GenTek Inc. Tranche C Warrant Agreement, dated as of November 10,
              2003 (incorporated by reference to Exhibit 4.3 to the Registrant's
              Amendment to Form 8-A, dated November 10, 2003, as filed with the Securities and Exchange Commission).

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the common stock being registered hereby. 'D''D'

10.1 Form of Registration Rights Agreement by and among the Company and the holders named therein dated as of November 10, 2003
              (incorporated by reference to the Registrant's Amendment to Form
              8-A, dated November 10, 2003, as filed with the Securities and Exchange Commission).

10.2 Credit Agreement among GenTek Inc., Noma Company and the domestic subsidiaries of GenTek Inc. from time to time party hereto and Bank of America, N.A. as the Agent, and Banc of America Securities
              LLC as sole Syndication Agent, Book Runner and Lead Arranger, dated as of November 10, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-Q, dated November 14,
              2003, as filed with the Securities and Exchange Commission).

10.3 Security Agreement among GenTek Inc. and certain of its subsidiaries and Bank of America, N.A. in its capacity as agent for the financial institutions from time to time party to the Credit Agreement, dated as of November 10, 2003 (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-Q, dated
              November 14, 2003, as filed with the Securities and Exchange
              Commission).

10.4 Pledge Agreement among GenTek Inc. and certain of its subsidiaries and Bank of America, N.A. in its capacity as agent for the financial institutions from time to time party to the Credit
              Agreement, dated as of November 10, 2003 (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-Q, dated
              November 14, 2003, as filed with the Securities and Exchange
              Commission).

10.5          Intercreditor Agreement among Bank of America, N.A., as Senior
              Agent, BNY Asset Solutions LLC, as Junior Agent, GenTek Inc. and each subsidiary of GenTek party hereto, dated as of November 10, 2003 (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-Q, dated November 14, 2003, as filed with the
              Securities and Exchange Commission).

10.6          Senior Term Loan and Guarantee Agreement among GenTek Inc., as
              Borrower, The Subsidiaries of GenTek Inc. Parties Hereto, as
              Guarantors, The Several Lenders from Time to Time Parties Hereto, and BNY Asset Solutions LLC, as Administrative Agent, dated as of
              November 10, 2003 (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-Q, dated November 14, 2003, as filed with the Securities and Exchange Commission).

10.7 Security Agreement among GenTek Inc. and certain of its subsidiaries and BNY Asset Solutions LLC in its capacity as administrative agent for the financial institutions from time to time party to the Loan Agreement, dated as of November 10, 2003
              (incorporated by reference to Exhibit 10.7 to the Registrant's
              Form 10-Q, dated November 14, 2003, as filed with the Securities and Exchange Commission).

10.8 Pledge Agreement among GenTek Inc. and certain of its subsidiaries and BNY Asset Solutions LLC in its capacity as administrative agent for the financial institutions from time to time party to the Loan Agreement, dated as of November 10, 2003 (incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-Q, dated
              November 14, 2003, as filed with the Securities and Exchange
              Commission).

10.9          GenTek Inc. 2003 Management and Directors Incentive Plan
              (incorporated by reference to Exhibit 10.9 to the Registrant's
              Form 10-Q, dated November 14, 2003, as filed with the Securities and Exchange Commission).

10.10         GenTek Key Employee Retention Plan (incorporated by reference to
              Exhibit 10.14 to the Registrant's Form 10-K/A, dated April 30,
              2003, as filed with the Securities and Exchange Commission).

10.11         Form of Indemnification Agreement.*

10.12         GenTek Inc. Performance Plan (incorporated by reference to the
              Exhibit 10.3 to the Registrant's Amendment No. 2 to Form 10, dated
              April 8, 1999, as field with the Securities and Exchange
              Commission).

10.13         Tax Sharing Agreement between GenTek Inc. and The General Chemical
              Group Inc. (incorporated by reference to Exhibit 10.6 to the Registrant's Amendment No. 2 to Form 10, dated April 8, 1999, as filed with the Securities and Exchange Commission).

21.1          Subsidiaries of the Registrant. 'D''D'

23.1          Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
              Exhibit 5.1).

23.2          Consent of Deloitte & Touche LLP*

24.1          Power of Attorney (included in the signature page hereto).

--------
* Filed herewith.

'D''D' To be filed by amendment.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 6th day of February, 2004.

                          GENTEK INC.


                          By: /s/ Matthew R. Friel
                              --------------------------------------------------
                              Name: Matthew R. Friel
                              Title: Vice President and Chief Financial Officer

          Each person whose signature appears below authorizes Richard R. Russell and Matthew R. Friel as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-1 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Richard R. Russell
---------------------------------------------------------
Name:  Richard R. Russell
Title: President, Chief Executive Officer and Director
Date:  February 6, 2004


/s/ Matthew R. Friel
---------------------------------------------------------
Name:  Matthew R. Friel
Title: Vice President and Chief Financial Officer
       (Principal Accounting Officer)
Date:  February 6, 2004


/s/ John G. Johnson, Jr.
---------------------------------------------------------
Name:  John G. Johnson, Jr.
Title: Chairman of the Board of Directors
Date:  February 6, 2004


/s/ Dugald K. Campbell
---------------------------------------------------------
Name:  Dugald K. Campbell
Title: Director
Date:  February 6, 2004


/s/ Henry L. Druker
---------------------------------------------------------
Name:  Henry L. Druker
Title: Director

Date:  February 6, 2004


/s/ Kathleen R. Flaherty
---------------------------------------------------------
Name:  Kathleen R. Flaherty
Title: Director
Date:  February 6, 2004


/s/ Bruce D. Martin
---------------------------------------------------------
Name:  Bruce D. Martin
Title: Director
Date:  February 6, 2004


/s/ John F. McGovern
---------------------------------------------------------
Name:  John F. McGovern
Title: Director
Date:  February 6, 2004


/s/ William E. Redmond, Jr.
---------------------------------------------------------
Name:  William E. Redmond, Jr.
Title: Director
Date:  February 6, 2004

                          STATEMENT OF DIFFERENCES
                          ------------------------

 The dagger symbol shall be expressed as................................ 'D'